STANDBY PURCHASE AGREEMENT

POLYMET MINING CORP.

and

GLENCORE AG

Dated: April 10, 2013

THIS AGREEMENT is entered into as of April 10, 2013

PARTIES:

            POLYMET MINING CORP., (registered in British Columbia) whose registered office is at 700 West Georgia Street, Suite 2500, Vancouver, British Columbia V7Y 1B3 ("PolyMet" or the "Company");

            GLENCORE AG, a corporation formed under the laws of Switzerland whose registered office is at Baarermatstrasse 3, CH-6431, Baar, Switzerland ("Glencore").

WHEREAS

(A)

The Company intends to raise US$60,000,000 by way of a rights offering (the "Rights Offering") to its Shareholders on the terms and conditions set out herein and in the draft Preliminary Prospectus attached hereto as Schedule 4.

(B)	Glencore has agreed to provide a standby commitment in respect of the Rights Offering on the terms and conditions set out in Schedule 2.

(C)

Glencore has agreed to advance US$20 million (the "Loan") to PolyMet’s wholly-owned subsidiary, Poly Met Mining, Inc, a corporation existing under the laws of Minnesota ("PMI"), by the purchase of a Tranche E Debenture (the "Tranche E Debenture") under the Purchase Agreement, dated as of October 31, 2008, as amended by Letter Agreement, dated November 28, 2008, as further amended by Amendment Letter No. 2, dated December 12, 2008, as further amended by Amendment Letter No. 3, dated December 19, 2008, as further amended by Amendment Letter No. 4, dated January 30, 2009, as further amended by Amendment Letter No. 5, dated February 24, 2009, as further amended by Amendment Letter No. 6, dated March 30, 2009, as further amended by Amendment Letter No. 7, dated April 28, 2009, as further amended by Amendment Letter No. 8, dated June 4, 2009, as further amended by Amendment Letter No. 9, dated August 31, 2009, as further amended by Amendment Letter No. 10, dated October 20, 2009, as further amended by Amendment Letter No. 11, dated November 16, 2009, as further amended by the Amendment and Waiver, dated as of November 12, 2010, as further amended by Amendment and Waiver, dated as of November 30, 2011, and as further amended by Amendment No 14 Relating to the Purchase Agreement, dated of even date herewith (collectively the "Purchase Agreement").

(D)

The Company has issued warrants to Glencore pursuant to the Purchase Agreement entitling Glencore to purchase up to an aggregate of 5,600,000 Common Shares at a price of US$1.50 per share at any time until December 31, 2015.

(E)

PolyMet has waived the application of the Shareholders Rights Plan of the Company dated December 4, 2003 as amended and restated on May 25, 2007 (approved by the Company's Shareholders on June 27, 2007) and January 16, 2008 (approved by the Company's Shareholders on June 17, 2008 and reapproved by the Company's Shareholders on July 13, 2011 and July 10, 2012) (the "Rights Plan") between the Company and Computershare Investor Services Inc. (formerly known as Pacific Corporate Trust Company) to the transactions contemplated by this Agreement.

(F)

Glencore agrees to waive its right of first refusal contained in paragraphs 11, 12 and 13 of the subscription agreement dated November 12, 2010 between the Company and Glencore (as confirmed by paragraph 13 of the subscription agreement dated November 30, 2011 between the Company and Glencore), as applicable, to the issue of the Rights and the Rights Offering Shares and the Standby Shares.

THE PARTIES AGREE as follows:

1	Definitions and Interpretation

1.1	Words defined in Schedule 1 have, where used in this Agreement, the meanings given to them in that Schedule.

1.2	In this Agreement:

	1.2.1	the table of contents and the headings are inserted for convenience only and do not affect the interpretation of this Agreement;

1.2.2

references to Sections, Articles and Schedules are to sections of this Agreement, sections of the Schedules, articles of the Schedules and schedules to this Agreement respectively unless otherwise stated and references to "this Agreement" include the Schedules;

	1.2.3	references to a statutory provision are references to it as from time to time amended, consolidated or re-enacted (with or without modification) and include all instruments or orders made under it;

1.2.4

whenever a provision of this Agreement requires an approval or consent and the approval or consent is not delivered in writing within the applicable time limit, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent;

1.2.5

unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set out herein or in any such agreement, instrument or other document) in accordance with the terms hereof and thereof, (ii) any reference herein to any Person shall be construed to include such Person’s successors and permitted assigns, and (iii) the words "this Agreement", "herein," "hereof" and "hereunder," and words of similar import, when used in this Agreement, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof;

	1.2.6	where the "including" or "includes" is used in this Agreement it means "including (or includes) without limitation";

	1.2.7	words importing the plural include the singular and vice versa; and

	1.2.8	except as otherwise provided herein, references to a time of day are to Vancouver, B.C. time.

2	The Rights Offering

2.1

In accordance with the terms and conditions of this Agreement, the Company agrees to make the Rights Offering and issue Rights to the holders of its outstanding Shares on the Record Date and Glencore agrees to exercise its Basic Subscription Right in full and has informed the Company that it has yet to determine whether or not it will exercise its Additional Subscription Privilege, and shall subscribe for the Standby Shares in accordance with the provisions of Schedule 2.

2.2

Glencore and the Company hereby acknowledge that the completion of the Rights Offering will trigger Section 4 of the Purchase Warrants which will require the exercise prices in the Purchase Warrants to be adjusted in accordance with the formulae set forth in Section 4(c) of the Purchase Warrants.

2.3

Glencore and the Company hereby acknowledge that the completion of the Rights Offering will trigger Section 12 in the Exchange Warrant which will require the exercise prices in the Exchange Warrants to be adjusted in accordance with the formulae set forth in Section 12(d) of the Exchange Warrant.

2.4

Glencore waives the provisions of paragraphs 11, 12, and 13 of the Subscription Agreement dated November 12, 2010 between the Company and Glencore (as confirmed by paragraph 13 of the Subscription Agreement dated November 30, 2011 between the Company and Glencore) with respect to the issue of the Rights Offering Securities, provided that the waiver contemplated by this Section 2.4 shall be revoked upon (x) termination of this Agreement or (y) the Company has committed a material breach of this Agreement.

2.5

The Company confirms that the application of the Rights Plan has been waived by the Board of Directors of the Company in connection with the Rights Offering and the issue of the Rights Offering Securities to Glencore.

3	Representations and Warranties

3.1	All representations and warranties of PolyMet and Glencore contained in this Agreement shall survive the completion of the transactions contemplated herein.

Representations and Warranties of the Company

3.2	The Company represents and warrants to Glencore as set out in Schedule 5.

3.3

The Company shall not do, or omit to do, anything which would or might reasonably be expected to cause a representation or warranty set out in Schedule 5 to become untrue, inaccurate or misleading at any time (by reference to the circumstances subsisting at that time) before the Rights Offering Closing Date.

3.4

The Company shall notify Glencore immediately if it becomes aware of a fact or circumstance which has caused or would be reasonably likely to cause a representation or warranty set out in Schedule 5 to become untrue, inaccurate or misleading at any time (by reference to circumstances subsisting at that time) before the Rights Offering Closing Date.

3.5

The Company accepts that Glencore is relying upon the representations and warranties set out in Schedule 5 in connection with entering into this Agreement and consummating the transactions contemplated hereby.

Representations and Warranties of Glencore

3.6	Glencore represents and warrants to the Company as set out in Schedule 6.

3.7

Glencore accepts that the Company is relying upon the representations and warranties set out in Schedule 6 in connection with entering into this Agreement and consummating the transactions contemplated hereby.

4	Further Undertakings

Conduct of Business During Rights Offering

4.1

The Company hereby undertakes that, except with the prior written approval of Glencore, between the date of this Agreement and the Rights Offering Closing Date it shall (and procure that its Subsidiaries shall):

4.1.1

operate their business in the ordinary course, provided that for the avoidance of doubt the transactions which are entered pursuant to this Agreement or in connection with the Loan shall be deemed to be in the ordinary course for this purpose; and

	4.1.2	not enter into or agree to enter into, or amend, any material contracts.

4.2

The Company shall allow representatives of Glencore reasonable access to the operations of the Company and its Subsidiaries (subject to the Company receiving reasonable notice), subject always to appropriate restrictions to ensure that the Company or any of its Subsidiaries does not breach any legal or contractual confidentiality obligations.

4.3	Nomination of Directors and Corporate Governance Agreements

4.3.1

Subject to Section 4.3.2, effective as of the Rights Offering Closing Date, the Board shall resolve as necessary to appoint or nominate (as the case may be) such number of directors (the "Glencore Nominees") nominated by Glencore to the Board proportional to the number of issued and outstanding Shares held by Glencore (on a fully diluted basis) at the applicable time relative to all the issued and outstanding Shares (on a fully diluted basis) rounding down to the nearest whole director.

	4.3.2	Notwithstanding anything in this Section 4.3, Glencore does not intend to exercise the right set forth in Section 4.3.1 any earlier than January 1, 2014.

4.3.3

The Company covenants and agrees, prior to the Rights Offering Closing Date to execute the corporate governance agreement in substantially the form set out in Schedule 4.3.3 (the "Corporate Governance Agreement") to give effect to this Section 4.

Demand Registration

4.4

Effective as of the Rights Offering Closing Date, Glencore and the Company shall, execute and deliver a registration rights agreement (the "Registration Rights Agreement") substantially in the form of the registration rights agreement entered into between the Company and Glencore AG dated November 12, 2010, pursuant to which the Company will agree to provide registration rights under the 1933 Act, and the rules and regulations promulgated thereunder, and applicable state securities laws, and qualification rights under Canadian Securities Laws with respect to the Shares acquired by Glencore in connection with this Agreement.

5	Conditions and Termination Rights

5.1	For the avoidance of doubt, no obligation under this Agreement is subject to any conditions precedent other than as expressly set out in this Section 5 or Article 5 of Schedule 2.

5.2

The Company will use its best efforts to procure that each of the conditions set out in the relevant sections of Article 5 of Schedule 2 and this Section 5 are fulfilled by the time referred to therein or herein or by such later time as may be agreed in writing with Glencore. The Company shall notify Glencore immediately in the event that the Company or any of its directors or officers become aware that any such condition has become or might reasonably be expected to become incapable of fulfilment by the time referred to therein or by such later time as may be agreed in writing with Glencore.

5.3

Neither Party shall be entitled to claim that any obligation under this Agreement need not be performed as a result of any condition set out in Article 5 of Schedule 2 not being satisfied if the failure to satisfy such condition is as a result of any action or inaction by the Party seeking to rely on it.

Termination Rights

5.4

Glencore may terminate this Agreement by providing written notice to the Company at any time if PolyMet shall have not prepared and filed the Preliminary Prospectus with the Securities Authorities and Registration Statement with the SEC and obtained a receipt or analogous decision document (the "Decision Document") on or as of the date that this Agreement is executed.

5.5

Glencore may terminate this Agreement by providing written notice to the Company at any time prior to, but not after, the date on which the Final Prospectus and Registration Statement is mailed to the Qualifying Shareholders pursuant to Section 2.6(b) of Schedule 2 if:

5.5.1

the Company has committed a material breach of this Agreement (which shall include, for the avoidance of doubt, any material breach of any representations or warranties set out in this Agreement) and, if capable of cure, has not cured it within a reasonable time;

	5.5.2	an Event of Default (as defined in the Debentures) has occurred and is continuing under the Debentures; or

5.5.3

the Company has committed a material breach of any other material agreement between the Company and/or its Affiliates on the one hand and Glencore and/or its Affiliates on the other hand and if capable of cure, has not been cured in the time permitted under the applicable agreement.

5.6

The Company may terminate this Agreement by giving written notice to Glencore: (i) if payment for the Tranche E Debenture is not received by the Issuer pursuant to Amendment No. 14 related to the Purchase Agreement on or before the date therein provided for due to the fault or negligence of Glencore; and (ii) at any time prior to, but not after, the date on which the Final Prospectus and Registration Statement is mailed to the Qualifying Shareholders pursuant to Section 2.6(b) of Schedule 2 if Glencore has committed a material breach of this Agreement and, if capable of cure, has not cured it within a reasonable time.

Consequences of Termination

5.7	If this Agreement is terminated pursuant to Sections 5.4, 5.5, or 5.6, or Article 6 of Schedule 2, then:

	5.7.1	this Agreement shall terminate and the Parties’ obligations under this Agreement shall cease immediately, except as set out in Section 5.7.4;

5.7.2

neither Party will have any Claim against any other Party except, provided however that this limitation shall not apply in the event of fraud or a material breach of this Agreement (which fraud or breach and liability therefore shall not be effected by the termination of this Agreement);

5.7.3

the applications for the listing of the Rights Offering Securities shall be withdrawn and the Company shall procure that the listing will not become effective (except to the extent such listing has already become effective); and

5.7.4	the provisions of Sections 1, 4.3, 4.4, 7.5, 7.6, 9 to 11 and Article 7 of Schedule 2 will remain in full force and effect.

6	Exclusivity

6.1

The Company hereby agrees that, from the date of this Agreement until the earliest of (a) the Rights Offering Closing Date, or (b) the termination of this Agreement in accordance with its terms, it shall not, and shall procure that none of its Subsidiaries, representatives, advisers, agents or employees shall, directly or indirectly:

	6.1.1	solicit, negotiate or initiate the submission of proposals, indications of interest or offers of any kind which could lead to a Competing Transaction;

6.1.2

enter into or participate in any discussions or negotiations with any third party in relation to a proposal or request in respect of a Competing Transaction, or which may lead to a Competing Transaction;

	6.1.3	provide any information to any third party in connection with a possible Competing Transaction; or

	6.1.4	recommend any Competing Transaction to its Shareholders.

6.2

The Company hereby agrees that, with immediate effect, it shall and shall procure that its Subsidiaries and its or their representatives, advisors, agents or employees shall cease any ongoing activities that are prohibited pursuant to Section 6.1.

6.3

The Company will promptly (and in any event within one Business Day) inform Glencore if the Company or any of its advisers receives or is informed of any proposal that could lead to a Competing Transaction.

7	Confidentiality and Announcements

7.1

The Company shall release the Initial Press Announcement immediately after the conclusion of trading on the TSX and NYSE MKT on the date of execution of this Agreement or, in the event that this Agreement is executed outside of trading hours of the TSX and NYSE MKT, before the commencement of trading on the next trading day following the execution of this Agreement.

7.2	The Company shall release press announcements as required in relation to:

7.2.1

obtaining a receipt for the Final Prospectus from the Securities Authorities and the filing of the Registration Statement, the setting of the Record Date and the commencement of the Rights Offering; and

	7.2.2	the levels of take up of Rights following the expiry of the Rights Offering;

the above being referred to as the "Press Announcements", provided that any Press Announcement shall, so far as is practicable, be made after consultation with Glencore and after taking into account its reasonable requirements regarding the content, timing and manner of the Press Announcement.

7.3

Subject to Section 7.4, no announcement, circular or communication (each an " Announcement") concerning the existence or content of this Agreement shall be made by either Party (or any of its Subsidiaries or, in the case of Glencore, any Subsidiaries of Glencore International plc) without the prior written approval of the other Party provided that, for the avoidance of doubt, Glencore hereby approves the release of the Initial Press Announcement.

7.4

Section 7.3 does not apply to any Announcement if, and to the extent that, it is required to be made by the rules of any Securities Authority or any governmental, regulatory, stock exchange or supervisory body or court of competent jurisdiction ("Relevant Authority") to which the Party making the Announcement is subject, whether or not any of the same has the force of Law, provided that any Announcement shall, so far as is practicable, be made after consultation with the other Party and after taking into account its reasonable requirements regarding the content, timing and manner of despatch of the Announcement in question.

7.5

Subject to Section 7.6, each Party shall treat as strictly confidential all information received or obtained as a result of entering into or performing this Agreement which relates to the subject matter and provisions of this Agreement; the negotiations relating to this Agreement; or the other Party.

7.6	A Party may disclose information which would otherwise be confidential if and to the extent:

	7.6.1	required by the law of any relevant jurisdiction;

	7.6.2	required by any Relevant Authority to which the Party making the disclosure is subject, whether or not such requirement has the force of law;

	7.6.3	disclosure is made to the professional advisers, auditors and bankers of either Party;

	7.6.4	the information has come into the public domain through no fault of that Party; or

	7.6.5	the other Party has given prior written approval to the disclosure,

provided that any disclosure shall, so far as is practicable, be made only after consultation with the other Party.

8	Further Assurance

8.1	The Company and Glencore each undertake that they will execute such further documents and give any such further consents as may be required in order to give effect to this Agreement.

8.2

The Company and Glencore will provide all reasonable assistance and co-operation and supply all such information as may be required in order to obtain the necessary approvals for the transactions contemplated hereunder (subject always to any legal or contractual confidentiality obligations owed to third parties).

9	Notices

9.1	Except as otherwise provided in this Agreement, a notice or other communication given under or in connection with this Agreement (a "Notice") must be:

	9.1.1	in writing;

	9.1.2	in the English language; and

	9.1.3	sent by a Permitted Method to the Notified Address.

9.2

A Permitted Method means any of the methods set out in the first column below. The second column sets out the time on which a Notice given by such Permitted Method will be deemed to be given and in proving service of such Notice it will be sufficient to prove that delivery was made or that the Notice was properly addressed and posted or faxed or emailed in full to the Notified Address.

(1) Permitted Method	(2) Date on which Notice Deemed Given
Personal delivery	When delivered at the Notified Address if delivered before 6.00 p.m. (recipient’s time) on any Business Day and in any other case at 9.00 a.m. (recipient’s time) on the Business Day following delivery
First class pre-paid post	Two Business Days after posting
Fax transmission	On completion of transmission if before 6.00 p.m. (recipient’s time) on any Business Day and in any other case at 9.00 a.m. (recipient’s time) on the Business Day following transmission
Email transmission	On completion of transmission if before 6.00 p.m. (recipient’s time) on any Business Day and in any other case at 9.00 a.m. (recipient’s time) on the Business Day following transmission

9.3	The Notified Addresses of each of the parties is as set out below:

Name of Party	Address	Fax number/Email	Attention:
Glencore	Baarermattstrasse 3 PO Box 777, 6341 Baar Switzerland	+41 41 709 2621	General Counsel
Copy to (which shall not constitute notice):	Baarermattstrasse 3 PO Box 777, 6341 Baar Switzerland	Rajiv.Singhal@glencore.com	Rajiv Singhal
Copy to (which shall not constitute notice):	301 Tresser Boulevard 14th Floor Stamford, CT 06901 USA	+1 203 328 3177 Stephen.Rowland@glencore-us.com	Stephen Rowland
Copy to (which shall not constitute notice):	Bennett Jones LLP 3400 One First Canadian Place, P.O. Box 130 Toronto, ON M5X 1A4 Canada	+1 416-863-1716 taylora@bennettjones.com	Adam Taylor
Company	c/o Farris, Vaughan Wills & Murphy LLP 700 West Georgia Street Suite 2500 Vancouver, BC V7Y 1B3 Canada	+1 604-661-9349	Company Secretary
Copy to (which shall not constitute notice):	Troutman Sanders LLP The Chrysler Building 405 Lexington Avenue New York, NY 10174 United States	+1 212-704-5950 henry.rothman@troutmansanders.com	Henry I. Rothman
Copy to (which shall not constitute notice):	Farris, Vaughan, Wills & Murphy LLP 700 West Georgia Street Suite 2500 Vancouver, BC V7Y 1B3 Canada	+1 604-661-9349 mgropper@farris.com	Mitchell H. Gropper, Q.C.

or such other Notified Address as any of the parties may, by written notice to the other parties, substitute for their Notified Address set out above.

10	General

10.1	This Agreement may be executed in any number of counterparts, each of which when executed and delivered is an original and all of which taken together evidence the same agreement.

10.2

This Agreement, and each other agreement or instrument entered into in connection herewith or therewith or contemplated hereby or thereby, and any amendments hereto or thereto, to the extent signed and delivered by means of a facsimile machine or by a PDF attachment to an email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any Party hereto or to any such agreement or instrument, each other Party hereto or thereto shall re-execute original forms thereof and deliver them to all other Parties. No Party hereto or to any such agreement or instrument shall raise the use of a facsimile machine or by a PDF attachment to an email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of a facsimile machine or email as a defence to the formation or enforceability of a contract and each such Party forever waives any such defence.

10.3	This Agreement is binding on and enures for the benefit of the successors, assigns or legal personal representatives of the Parties.

10.4

No Party may assign its rights under this Agreement without the prior written consent of the other Party. Notwithstanding the foregoing, Glencore may assign its rights and interests in this Agreement to an Affiliate without PolyMet’s prior written consent subject to the transferee agreeing in writing to be bound by the terms and conditions hereof.

10.5

Other than in respect of the Glencore Indemnified Parties in Article 7 of Schedule 2, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person, other than the Parties, any right, benefit, or remedy of any nature whatsoever under or by reason of this Agreement. With respect to those provisions of the Agreement applicable to Glencore Indemnified Parties, Glencore is executing, delivering and holding this Agreement as agent and trustee for such Glencore Indemnified Parties.

10.6	The obligations of the Parties under this Agreement have effect notwithstanding anything revealed in any investigation made by or on behalf of any Person.

10.7	The language used in this Agreement is the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall apply against any Party.

10.8

No failure by any Party to exercise any right or remedy under any provision of this Agreement will operate as a waiver and no single or partial exercise of any right or remedy of any Party will preclude the further exercise or enforcement of any such right or remedy.

10.9

No amendment of this Agreement or of any of the documents referred to in this Agreement will be effective unless it is in writing, refers specifically to this Agreement and is duly executed by each Party.

10.10

This Agreement shall not create, nor shall be deemed to create, any partnership, fiduciary relationship or duty between the Parties or constitute either Party the agent or legal representative of the other.

10.11

Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done, shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day.

10.12

If any provision of this Agreement is or becomes illegal, invalid or unenforceable under the law of any jurisdiction, neither the legality, validity nor enforceability of the remaining parts of this Agreement will be affected or impaired in any way.

10.13	Each Party shall bear its own expenses in the preparation of this Agreement.

10.14	This Agreement and the documents contemplated herein represent the entire agreement with respect to the subject matter dealt with herein and supersede all prior discussions and negotiations.

10.15	Time is of the essence in this Agreement.

10.16

Unless otherwise provided, all dollar amounts referred to in this Agreement are to United States currency or "American dollars". If, in connection with any action or proceeding brought in connection with this Agreement or any resulting judgment, it becomes necessary to convert any amount due hereunder in one currency (the "first currency") into another currency (the " second currency"), then the conversion shall be made at the Judgment Conversion Rate on the first Business Day prior to the day on which payment is received. If the conversion is not able to be made in the manner contemplated by the preceding paragraph in the jurisdiction in which the action or proceeding is brought, then the conversion shall be made at the Judgment Conversion Rate on the day on which the judgment is given. If the Judgment Conversion Rate on the date of payment is different from the Judgment Conversion Rate on such first Business Day or on the date of judgment, as the case may be, the party shall pay such additional amount (if any) in the second currency as may be necessary to ensure that the amount paid on such payment date is the aggregate amount in the second currency which, when converted at the Judgment Conversion Rate on the date of payment, is the amount due in the first currency, together with all costs, charges and expenses of conversion. Any additional amount owing pursuant to the provisions of this section shall be due as a separate debt and shall give rise to a separate cause of action and shall not be affected by or merged into any judgment obtained for any other amounts due under or in respect of this Agreement.

10.17	The term "Judgment Conversion Rate" used in this section means the noon rate of exchange for Canadian dollars in the other currency published by the Bank of Canada for the date in question.

11	Governing Law and Jurisdiction

11.1

This Agreement shall be governed, including as to validity, interpretation and effect, by the laws of the Province of British Columbia and the federal laws of Canada applicable therein, and shall be construed and treated in all respects as a British Columbia contract. Each Party hereby irrevocably attorns to the non-exclusive jurisdiction of the courts of the Province of British Columbia in respect to all matters arising under and in relation to this Agreement.

Signatures to appear on the following page.

            This Agreement has been entered into on the date stated at the beginning of this Agreement.

Signed by Douglas Newby,
President and Chief Executive Officer	“Douglas Newby”
for and on behalf of	Authorised signatory
POLYMET MINING CORP.

Signed by Richard Marshall, Officer
for and on behalf of	“Richard Marshall”
GLENCORE AG	Authorised signatory

Signed by Andreas Hubmann, Director
for and on behalf of	“Andreas Hubmann”
GLENCORE AG	Authorised signatory

SCHEDULE 1
DEFINITIONS

1933 Act	means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder
1934 Act	means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder
2010 Purchase Warrant

means the non-transferable common share purchase warrant to acquire 2,600,000 Shares that was issued by PolyMet to Glencore AG on December 6, 2011, as such warrant may be amended, restated and/or modified from time to time

2011 Purchase Warrant

means the non-transferable common share purchase warrant to acquire 3,000,000 Shares that was issued by PolyMet to Glencore AG on November 12, 2010, as such warrant may be amended, restated and/or modified from time to time

Additional Subscription Privilege	has the meaning given to it in Section 2.2 of Schedule 2
Additional Subscription Shares	has the meaning given to it in Section 2.7(b) of Schedule 2
Affiliate

has the meaning given to it under NI 45-106, and in the case of Glencore, includes all investment funds and other Persons that Glencore or an Affiliate manages or exercises control over or in respect of which it has discretionary trading authority over such investment fund’s or Person’s investments

AGP Technical Report	means the technical report entitled "Updated NI 43-101 Technical Report on the NorthMet Deposit, Minnesota, USA" dated January 14, 2013 prepared by AGP Mining Consultants Inc.
Agreement	means this Standby Purchase Agreement
Announcement	has the meaning given to it in Section 7.3
Annual Report	means the Company’s Annual Report on Form 20- F for the fiscal year ended January 31, 2012, as amended
Applicable Pension Legislation

means, at any time, any applicable Canadian or United States federal, state or provincial pension legislation, including all regulations made thereunder and all rules, regulations, rulings, guidelines, directives and interpretations made or issued by any Governmental Entity in Canada or the United States having or asserting jurisdiction in respect thereof, each as amended or replaced from time to time

Basic Entitlement Shares	has the meaning given to it in Section 2.5(d) of Schedule 2
Basic Subscription Right	has the meaning given to it in Section 2.5(c) of Schedule 2
BCSC	means the British Columbia Securities Commission

1 - 2

Benefit Plan

means all employee benefit plans or arrangements that are not Pension Plans, including all profit sharing, savings, supplemental retirement, retiring allowance, severance, pension, deferred compensation, stock, stock option, welfare, bonus, incentive compensation, phantom stock, legal services, supplementary unemployment benefit plans or arrangements and all life, health, dental and disability plans and arrangements in which the employees or former employees of the Company participate or are eligible to participate

Board or Board of Directors	means the Board of Directors of PolyMet
Business Day	means any day, other than a Saturday or a Sunday, upon which banks are open for business in the City of Vancouver, Canada and the City of Zurich, Switzerland
CE Remediation Obligations	has the meaning given to it in Schedule 5(W)
claim	any actual or potential claims, actions, proceedings or investigations (whether by governmental or regulatory bodies or otherwise), demands, judgments or awards
Company or PolyMet	means PolyMet Mining Corp., a British Columbia company
Company AGM	has the meaning given to it in Section 2(b) of Schedule 4.3.3
Competing Transaction

any transaction or proposed transaction involving the Company under which a third party would (i) acquire any of the business (otherwise than in the ordinary course of business) or assets of the Company or any of its Subsidiaries or (ii) acquire, from the Company or any of its Subsidiaries, any Shares or other securities in the Company or any of its Subsidiaries; or (iii) undertake any merger, business combination, recapitalisation, amalgamation, scheme of arrangement or similar transaction involving the Company or any of its Subsidiaries; or (iv) provide any equity or debt financing to the Company or any of its Subsidiaries, (provided that the Rights Offering shall not constitute a Competing Transaction)

Computershare	means Computershare Trust Company of Canada, the registrar and transfer agent of the Company
Corporate Governance Agreement	has the meaning given to it in Section 4.3.3
Debentures	means the Tranche A Debenture, the Tranche B Debenture, the Tranche C Debenture and the Tranche D Debenture, each as defined in the Purchase Agreement, and the Tranche E Debenture
Decision Document	has the meaning given to it in Section 5.4
Disclosure Documents

means the Company’s Management Information Circular dated June 15, 2012; the Company’s Annual Information Form (on Form 20- F) for the year ended January 31, 2012 dated May 1, 2012; and the audited consolidated financial statements and accompanying management’s discussion and analysis and all interim financial statements, interim management’s discussion and analyses and material change reports filed pursuant to applicable Securities Laws since January 31, 2012; any material change report required to be filed under Securities Laws since January 31, 2012; the Annual Report; all other reports filed by the Company pursuant to the 1934 Act since January 31, 2012 and any other disclosure documents incorporated by reference in the Prospectus or Registration Statement

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Encumbrance

means any hypothec, mortgage, pledge, security interest, encumbrance, lien, charge, deposit arrangement, lease, adverse claim, right of set-off or agreement, trust, deemed trust or any other arrangement or condition that in substance secures payment or performance of an obligation of the Company, statutory and other non- commercial leases or encumbrances and includes the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement

Environmental Laws	has the meaning given to it in Section 5(w) of Schedule 5
Erie Plant

means the owned taconite concentrator and pellet plant and supporting infrastructure and surrounding lands located approximately six miles west of the NorthMet Deposit, together with all related property and assets

Event of Default	means (i) an “Event of Default” as defined in the Debentures, and (ii) an event of default under a Material Agreement that has had, or reasonably could have, a Material Adverse Effect
Exchange Warrant

means the exchange warrant to purchase Shares that was issued by PolyMet to Glencore AG pursuant to the Purchase Agreement, as such exchange warrant may be amended, restated and/or modified from time to time

Exercise Price	has the meaning given to it in Section 2.5(a) of Schedule 2
fair market value	has the meaning given to it in Section 1.1 of MI 61-101
Final Prospectus

means the (final) short form prospectus to be filed by PolyMet with the Securities Authorities (and the Prospectus to be filed with the SEC pursuant to the Multi-Jurisdictional Disclosure System) in connection with the Rights Offering, as amended by any Prospectus Amendment

first currency	has the meaning given to it in Section 10.16
Glencore	means Glencore AG, a corporation existing under the laws of Switzerland
Glencore Indemnified Parties	has the meaning given to it in Section 7.1 of Schedule 2
Glencore Nominees	has the meaning given to it in Section 4.3.1
Governmental Entity

means (a) any multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, arbitral body, commission, board, bureau or agency, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing, (c) any quasi-governmental or private body, including any tribunal, commission, regulatory agency or self-regulatory organization, exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing, or (d) any stock exchange, including the TSX and NYSE MKT

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IFRS	means international financial reporting standards, as issued by the International Accounting Standard Board and as adopted in Canada, as in effect from time to time
Indemnified Party	has the meaning given to it in Section 7.5 of Schedule 2
Indemnifying Party	has the meaning given to it in Section 7.5 of Schedule 2
Initial Press Announcement	means the press announcement, in form attached as Schedule 3
Intellectual Property Rights	has the meaning given to it in Section 5(v) of Schedule 5
Judgment Conversion Rate	has the meaning given to it in Section 10.17
laws

means any and all applicable laws including all statutes, codes, ordinances, decrees, rules, regulations, municipal by-laws, judicial or arbitral or administrative or ministerial or departmental or regulatory judgments, orders, decisions, rulings or awards, instruments, policies, guidelines, and general principles of common law and equity, binding on or affecting the Person referred to in the context in which the word is used

Loan	has the meaning given to it in the Recitals to this Agreement
Loss (or Losses)	has the meaning given to it in Section 7.1 of Schedule 2
Market Capitalization	has the meaning given to it in section 1.1 of MI 61-101
Market Capitalization Limit	has the meaning given to it in Section 2.4(a) of Schedule 2
Market Price	has the meaning given to it in Section 2.5(a) of Schedule 2
Material Adverse Effect

means any event, occurrence or condition (or series of related events, occurrences or conditions) which, individually or in the aggregate, could reasonably be expected to have a material adverse effect on or results in a material adverse change in any of the following: (i) the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries considered as a whole; (ii) the ability of the Company to perform any of its obligations under the terms of this Agreement; and (iii) the validity or enforceability of any of this Agreement or the rights and remedies of Glencore under the terms of this Agreement, except any such effect resulting from or arising in connection with: (a) any change in IFRS (b) any change in the global, national or regional political conditions (including the outbreak of war or acts of terrorism) or in the general economic, business, regulatory, political or market conditions or in the national or global financial or capital markets, (c) any change in the industry in which the Company operates, provided that for the purposes of (b) and (c) such effect does not primarily relate to (or have the effect primarily relating to) the Company or disproportionately adversely affects the Company compared to other entities operating in the industries in which the Company operates

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Material Agreements

means (i) those agreements listed on Schedule S1 (as amended, restated, supplemented or replaced as permitted hereunder), and (ii) those agreements (as amended, supplemented, revised or restated as permitted herein from time to time) of PolyMet or PMI, the breach, non- performance or cancellation of which or the failure of which to renew could reasonably be expected to have a Material Adverse Effect

material change	has the meaning given to it in the Securities Act
material fact	has the meaning given to it in the Securities Act
Maximum Investment	has the meaning given to it in Section 2.4(b) of Schedule 2
MI 61- 101	means Multilateral Instrument 61-101 – Protection of Minority Shareholders in Special Transactions of the Ontario Securities Commission and the AMF
Mineral Rights	has the meaning given to it in Section 5(x) of Schedule 5
Misrepresentation

means: (a) a "misrepresentation" as defined in Section 1(1) of the Securities Act; or (b) as to any document, any untrue statement of a material fact or omission to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading

MPCA	has the meaning given to it in Section 2 of Schedule 5(W)
NI 45-106	means National Instrument 45- 106 – Prospectus and Registration Exemptions of the Canadian Securities Regulators
NI 54-101	means National Instrument 54-101 – Communication with Beneficial Owners of Securities of a Reporting Issuer of the Canadian Securities Regulators
NorthMet Deposit

means the polymetallic copper-nickel-cobalt-platinum group element deposit situated on a mineral lease of approximately 4,200 acres located in St. Louis County in northeastern Minnesota, U.S.A., at approximately latitude 47° 36’ north, longitude 91° 58’ west, about 70 miles north of the City of Duluth and 6.5 miles south of the town of Babbitt, together with all related property and assets

NorthMet Project	means the mining project comprised of the NorthMet Deposit and the Erie Plant
Notice	has the meaning given to it in Section 9.1
NYSE MKT	means the NYSE MKT LLC

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Omnibus Share Compensation Plan	means the PolyMet Mining Corp. 2007 Omnibus Share Compensation Plan, as amended and restated
Owned Real Property	means the land and premises listed on, and legally described in, Schedule 5(K) and the buildings and fixtures thereon
Parties or Party	means Glencore and the Company; "Party" means any one of them and reference to either of them includes a reference to that Party’s legal personal representatives, successors and permitted assigns
Pension Plan

means any plan, program, agreement or arrangement for the purpose of Applicable Pension Legislation or under the Tax Act (whether or not required under such law) that is maintained or contributed to or to which there is or may be an obligation to contribute by the Company in respect of their respective employees or former employees

Permitted Encumbrances

means the following types of encumbrances: (i) statutory Encumbrances of landlords and Encumbrances of carriers, warehousemen, mechanics, suppliers, material men, repairmen and other Encumbrances imposed by law incurred in the ordinary course of business and Encumbrances for taxes, assessments or governmental charges or claims, in either case, for sums not yet overdue or being contested in good faith by appropriate proceedings, if such reserve or other appropriate provision, if any, as shall be required by IFRS shall have been made in respect thereof; (ii) Encumbrances incurred or deposits made in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return- of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money); (iii) Encumbrances upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods; (iv) Encumbrances encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements of the Company, including rights of offset and setoff; (v) bankers’ liens, rights of setoff and other similar Encumbrances existing solely with respect to cash on deposit in one or more accounts maintained by the Company, in each case granted in the ordinary course of business in favour of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements, including those involving pooled accounts and netting arrangements; provided, however, that in no case shall any such Encumbrances secure (either directly or indirectly) the repayment of any debt; (vi) leases or subleases (or any Encumbrances related thereto) granted to others that do not materially interfere with the ordinary course of business of the Company; (vii) attachment or judgment Encumbrances not giving rise to an Event of Default and which are being contested in good faith by appropriate proceedings; (viii) easements, rights-of-way, restrictions and other similar charges or encumbrances not materially interfering with the ordinary course of business of the Company; (ix) zoning restrictions, licenses, restrictions on the use of real property or minor irregularities in title thereto, which do not materially impair the use of such real property in the ordinary course of business of the Company and its Subsidiaries or the value of such real property for the purpose of such business; (x) any right of first refusal, right of first offer, option, contract or other agreement to sell an asset existing on the date hereof; and (xi) Encumbrances securing hedging obligations entered into for bona fide hedging purposes of the Company not for the purpose of speculation

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person

includes an individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, trust, estate, custodian, trustee, executor, administrator, nominee or other entity or organization, including (without limitation) a Governmental Entity or political subdivision or an agency or instrumentality thereof

PMI	means Poly Met Mining Inc.
Preliminary Prospectus

means the preliminary short form prospectus in the form attached as Schedule 4 to be filed by PolyMet with the Securities Authorities including in the case of the Preliminary Prospectus filed with the SEC, prepared in accordance with the Multi-Jurisdictional Disclosure System, in connection with the Rights Offering, as amended by any Prospectus Amendment

Press Announcements	has the meaning given to it in Section 7.2
Prospectus	means, collectively, the Preliminary Prospectus, the Final Prospectus, and any Prospectus Amendment(s)
Prospectus Amendment	means any amendment to the Preliminary Prospectus or the Final Prospectus
Purchase Agreement	has the meaning given to it in the Recitals to this Agreement
Purchase Warrants	means the 2010 Purchase Warrant and 2011 Purchase Warrant
Qualifying Jurisdictions	means the Provinces of British Columbia, Alberta and Ontario
Qualifying Shareholders	has the meaning given to it in Section 2.1 of Schedule 2
Record Date	means the record date established pursuant to Section 2.6(a) of Schedule 2 for the purpose of determining the holders of Shares who are entitled to receive Rights pursuant to the Rights Offering registration

means the qualification of Shares under Securities Laws, by prospectus or otherwise, for distribution in any of the provinces or territories of Canada in which PolyMet is a "reporting issuer", or in the United States

Registration Rights Agreement	has the meaning given to it in Section 4.4
Registration Statement

means the registration statement on Form F-10 of which the Prospectus shall form a part, as amended, registering, inter alia, the Rights Offering Securities under the 1933 Act and prepared in accordance with the Multi-Jurisdictional Disclosure System including the exhibits and any schedules thereto and the documents incorporated by reference therein

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Relevant Authority	has the meaning given to it in Section 7.4
Rights	means the transferable rights to subscribe for Shares offered by PolyMet pursuant to the Rights Offering, with each holder of Shares receiving one right per Share held
Rights Certificate	has the meaning given to it in Section 2.6(b) of Schedule 2
Rights Issue Date	means the date on which the Rights are issued by the Company to the holders of record of its Shares on the Record Date
Rights Offering	has the meaning given to it in the Recitals to the Agreement
Rights Offering Closing Date	has the meaning given to it in Section 5.1 of Schedule 2
Rights Offering Closing Time	has the meaning given to it in Section 5.1 of Schedule 2
Rights Offering Expiry Date

means the date on which the Rights will expire and become null and void as set out in the Final Prospectus and Registration Statement, such date being the 21st day following the date on which the Final Prospectus or Registration Statement is delivered to holders of record of the Shares on the Record Date, or such other date as may be agreed in writing by PolyMet and Glencore

Rights Offering Expiry Time	means 5:00 p.m. (Toronto time) on the Rights Offering Expiry Date
Rights Offering Ratio	has the meaning given to it in Section 2.5(d) of Schedule 2
Rights Offering Securities	means, collectively, the Rights, the Shares issuable upon exercise of the Rights and the Standby Shares
Rights Offering Shares	means the Shares issuable pursuant to the Rights Offering
Rights Plan	has the meaning given to it in the Recitals to this Agreement
Sarbanes- Oxley Act	means the Sarbanes-Oxley Act of 2002 and all rules and regulations promulgated thereunder
SEC	means the U.S. Securities and Exchange Commission
second currency	has the meaning given to it in Section 10.16
Securities Act	means the Securities Act (British Columbia) and the rules, regulations and published policies made thereunder, as now in effect and as they may be promulgated or amended from time to time
Securities Authorities	means the TSX, the BCSC, the SEC and the NYSE MKT and the applicable securities commissions and other securities regulatory authorities in each of the other provinces and territories of Canada

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Securities Laws

means the Securities Act, together with all other applicable Canadian provincial and territorial securities laws, rules and regulations and published policies thereunder, the 1933 Act, the 1934 Act and all other applicable U.S. federal and state securities laws and rules and regulations promulgated thereunder, as now in effect and as they may be promulgated or amended from time to time, together with the applicable rules of the TSX and NYSE MKT

Shareholder	means a holder of Shares from time to time
Shares	means common shares in the capital of PolyMet
Standby Commitment	has the meaning given to it in Section 2.3(a) of Schedule 2
Standby Purchaser	means Glencore
Standby Shares	has the meaning given to it in Section 2.3(a) of Schedule 2
Subscription Agent	means Computershare
Subsidiary	has the meaning given to it in NI 45-106
Tax Act	means the Income Tax Act (Canada), as amended
Tranche E Debenture	has the meaning given to it in the Recitals to this Agreement
TSX	means the Toronto Stock Exchange
US or United States	means the United States of America its territories and possessions and any of the United States of America and the District of Columbia and other areas subject to its jurisdiction
VWAP	has the meaning given to it in Section 2.5 of Schedule 2
Warrants	means the Exchange Warrants and the Purchase Warrants

SCHEDULE 2
PROVISIONS RELATING TO THE RIGHTS OFFERING

ARTICLE 1
INTERPRETATION

1.1	Definitions. The defined terms used in this Schedule 2, unless the context otherwise requires, are set out in Schedule 1.

ARTICLE 2
TIMING AND STANDBY COMMITMENT

2.1

Conduct of Rights Offering. Subject to and in accordance with the provisions hereof, PolyMet agrees to offer, in accordance with Securities Laws and pursuant to the Prospectus and Registration Statement, the Rights to Persons that are the holders of record of Shares on the Record Date: (a) with an address in one of the Qualifying Jurisdictions; or (b) with an address in any other jurisdiction, where PolyMet has satisfied itself that such holder is entitled to receive the Rights Offering Securities under the Rights Offering in accordance with the laws of such jurisdiction and without obliging PolyMet to register the Rights Offering Securities or file a prospectus or other disclosure document or to make any other filings or become subject to any reporting or disclosure obligations that PolyMet is not already obligated to make (together, "Qualifying Shareholders"). The Parties hereby acknowledge and agree that Glencore is a Qualifying Shareholder. With respect to non-Qualifying Shareholders, the Parties acknowledge and agree that Rights will be issued to the Subscription Agent to hold for their benefit.

2.2

Additional Subscription Privilege. PolyMet shall ensure that each Qualifying Shareholder who has exercised its Rights in full by the Rights Offering Expiry Time shall have the right to subscribe for additional Shares immediately prior to the Rights Offering Expiry Time (if such are available) as a result of Rights that are not exercised by the Rights Offering Expiry Time, subject to pro ration as provided for in the Prospectus (the "Additional Subscription Privilege").

2.3	Standby Commitment.

(a)

Subject to and in accordance with the provisions hereof, Glencore hereby agrees to subscribe for and PolyMet hereby agrees to issue to Glencore at the Exercise Price and on the Rights Offering Closing Date, as fully paid and non-assessable Shares, such number of Shares (the "Standby Shares") equal to the lesser of: (A) the number of Shares available under the Maximum Investment; and (B) the result of (x) minus (y), where: (x) equals the number of Shares determined by dividing US$60 million by the Exercise Price; and (y) equals the number of Shares subscribed for and taken up under the Rights Offering by holders of Rights, including Glencore, pursuant to the Basic Subscription Right and Additional Subscription Privilege (if any) (such commitment referred to as the "Standby Commitment").

(b)

Glencore and PolyMet hereby agree that it is the intent of both Parties that Glencore, by virtue of acting as Standby Purchaser hereunder, shall not be deemed an "underwriter" or deemed to be engaged in broker-dealer activity requiring registration as defined in Applicable Securities Laws, and Glencore and PolyMet shall in the fulfillment of their obligations hereunder act in accordance with this mutual understanding.

2.4	Maximum Investment.

(a)

Notwithstanding any other provision, the Parties agree that Glencore shall not be required or permitted to subscribe for any Rights Offering Shares and/or Standby Shares pursuant to its Basic Subscription Right, Additional Subscription Privilege and/or Standby Commitment if the subscription for such Shares would result in the value of Glencore’s aggregate subscription under the Rights Offering having a fair market value greater than the result of: (x) 24.99% of PolyMet’s Market Capitalization as of the date of this Agreement; less (y) the sum of: (A) the Standby Fee; and (B) the fair market value of all other transactions contemplated by the Rights Offering and related transaction in so far as they relate to Glencore (other than the Loan) as determined by the Board acting reasonably (the "Market Capitalization Limit") such amount being US$53,063,160. If the fair market value of the subject matter of, or the fair market value of the consideration, for the transactions contemplated by this Agreement exceeds 25% of PolyMet’s Market Capitalization as of the date of this Agreement the Parties shall endeavour in good faith negotiations to amend this Agreement and any related document which amendments the economic effect of which would come as close to as possible of the intent of the Parties underlying this Agreement and applicable related documents.

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(b)

Notwithstanding anything to the contrary in this Agreement, Glencore shall not be required or permitted to subscribe for any Rights Offering Shares and/or Standby Shares pursuant to its Basic Subscription Right, Additional Subscription Privilege and/or Standby Commitment to the extent that any such subscription for any such Shares would result in Glencore's ultimate parent entity (within the meaning of the HSR Act) holding (within the meaning of the HSR Act) more than 49.99% of PolyMet's then outstanding Shares (with the Market Capitalization Limit the "Maximum Investment"). For the avoidance of doubt, the foregoing shall not be construed to limit any right and/or obligation of Glencore hereunder to subscribe for any Rights Offering Shares and/or Standby Shares to the extent that any such subscription for any such Shares would not result in Glencore's ultimate parent entity (within the meaning of the HSR Act) holding (within the meaning of the HSR Act) more than 49.99% of PolyMet's then outstanding Shares. If, through Glencore's subscription for the Rights Offering Shares and/or Standby Shares, Glencore's ultimate parent entity would hold more than 49.99% of PolyMet’s outstanding Shares, the Parties shall endeavour in good faith negotiations to amend this Agreement and any related document which amendments the economic effect of which would come as close to as possible of the intent of the Parties underlying this Agreement and applicable related documents.

2.5	Offering Size and Price Determination

(a)

The gross proceeds from the Rights Offering will, subject as provided in Section 2.5(c) of this Schedule 2 below, be equal (as nearly as reasonably practicable) to US$60 million. The exercise price per Rights Offering Share (the "Exercise Price") will be payable in US dollars (and the US dollar price will be fixed on the date of the filing of the Final Prospectus). The Exercise Price will be determined by the Board of PolyMet at the date of filing of the Final Prospectus in consultation with Glencore, provided that it shall be no greater than the U.S. dollar equivalent of the Market Price of the Shares determined as of the date of filing the Final Prospectus less a 20% discount, subject to TSX rules. For the purposes of this Section 2.5(a), "Market Price" means the VWAP on TSX for the five trading days ending on the trading date immediately preceding the date of filing of the Final Prospectus, and “VWAP" means the volume weighted average trading price of the Shares on the TSX, calculated by dividing the total value by the total volume of securities traded for the relevant period and by converting the total value of the trading prices of such securities on the TSX into U.S. dollars at the Judgement Conversion Rate.

(b)

The aggregate number of Rights Offering Shares (as nearly as practicable) which are issuable will be determined by dividing US$60 million by the Exercise Price, which number will be subject to increase as described in Section 2.5(d) of this Schedule 2 below.

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(c)

For each Right held, the holder thereof will be entitled to subscribe for a fractional number of Shares (the "Basic Subscription Right") determined by dividing the total number of Rights Offering Shares (calculated in accordance with Section 2.5(b) of this Schedule 2 above) by the total the number of Shares outstanding determined on the latest practicable date before the date of the filing of the Final Prospectus.

(d)

The ratio of new Rights Offering Shares offered pursuant to the Basic Subscription Right ("Basic Entitlement Shares") for each existing Share held will be fixed at the date of the filing of the Final Prospectus as described above ("Rights Offering Ratio"). However, if any Shares are issued prior to the Record Date (where such Shares are not already included in the number of shares determined on the Record Date), the Rights Offering Ratio will remain fixed as determined in the Prospectus and consequently, the number of Rights issued and the Rights Offering Shares will be increased. For the avoidance of doubt, this will not increase the Standby Commitment of Glencore nor raise the Maximum Investment.

(e)

Where a holder’s exercise of Rights would otherwise entitle such holder to fractional Shares, such holder’s entitlement will be reduced to the next lowest whole number of Shares. PolyMet will not be required to issue fractional Shares or to pay cash in lieu thereof.

2.6

Timing of Rights Offering. Subject to and in accordance with the provisions hereof, PolyMet agrees that it will file with the Securities Authorities in the Qualifying Jurisdictions and with the SEC: (i) the Preliminary Prospectus and the Registration Statement as soon as practicable following the execution of this Agreement and in any event no later than the date hereof; and (ii) the Final Prospectus and the Registration Statement on or before the day which is five Business Days immediately following the date on which all necessary approvals and consents are received from the Securities Authorities that are necessary or advisable, in PolyMet’s opinion, acting reasonably, to proceed with the filing of the Final Prospectus and the Registration Statement and completion of the Rights Offering (or such other date as the Parties may agree acting reasonably). PolyMet will use its best efforts to obtain a Decision Document as soon as possible following the filing of each of the Preliminary Prospectus and Final Prospectus with the Securities Authorities and to obtain final TSX and NYSE MKT approval of the Rights Offering as soon as possible following the filing of the Final Prospectus with the Securities Authorities and the Registration Statement with the SEC. On receipt of the Decision Document and final TSX and NYSE MKT approval, PolyMet shall:

	(a)	as soon as reasonably practicable announce that the record date will be the date falling not less than seven trading days after that announcement (the "Record Date"); and

(b)

(i) within two Business Days after the Record Date, mail to holders of record in a Qualifying Jurisdiction a certificate (a "Rights Certificate") evidencing the total number of rights to which a Qualifying Shareholder is entitled, together with a commercial copy of the Final Prospectus or the Registration Statement, as applicable, (ii) within six Business Days after the Record Date, mail to beneficial holders in a Qualifying Jurisdiction (determined pursuant to and in the manner contemplated by NI 54- 101) a Rights Certificate evidencing the total number of rights to which a Qualifying Shareholder is entitled, together with a commercial copy of the Final Prospectus or the Registration Statement, as applicable, (iii) within two Business Days after the Record Date, mail to holders of record not in a Qualifying Jurisdiction a commercial copy of the Final Prospectus or the Registration Statement, as applicable, together with a letter advising them that their Rights Certificates will be issued to and on their behalf by the Subscription Agent; and (iv) within six Business Days after the Record Date, mail to beneficial holders not in a Qualifying Jurisdiction (determined pursuant to and in the manner contemplated by NI 54- 101) a commercial copy of the Final Prospectus or the Registration Statement, as applicable together with a letter advising them that their Rights Certificates will be issued to and on their behalf by the Subscription Agent.

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2.7	Additional Subscription Shares and Standby Shares.

(a)

Subject to and in accordance with the provisions hereof, on the Rights Offering Closing Date, Glencore will pay in immediately available funds by wire transfer to an account designated by PolyMet, the aggregate Exercise Price that is payable for the Basic Entitlement Shares and the Standby Shares to be purchased by it hereunder, and PolyMet will issue the Basic Entitlement Shares and the Standby Shares to Glencore as fully paid and non- assessable Shares, shall update the share register of the Company to enter Glencore as a holder of record of those Shares, and shall deliver to Glencore a certificate in respect of those Shares.

(b)

In the event that Glencore exercises, in full or in part, its Additional Subscription Privilege, Glencore shall be obligated to pay for such Shares ("Additional Subscription Shares") in accordance with the provisions of the Rights Offering, and on the Rights Offering Closing Date PolyMet will issue the Additional Subscription Shares to Glencore as fully paid and non-assessable Shares, shall update the share register of the Company to enter Glencore as a holder of record of those Shares, and shall deliver to Glencore a certificate in respect of those Shares.

2.8

Standby Fee to Glencore. Subject to the successful completion of the Rights Offering and the Standby Commitment on the Rights Offering Closing Date, in consideration of Glencore providing the Standby Commitment, the Company shall pay Glencore a standby commitment fee equal to 2.00% of the Maximum Investment, being US$1,061,263. Such fee shall be payable in cash on the Rights Offering Closing Date.

2.9

Payment Mechanics. Notwithstanding Section 2.7 and 2.8 of this Schedule 2, PolyMet hereby irrevocably authorizes and directs Glencore (i) to pay and apply such amount of the funds owing by Glencore under Section 2.7 of this Schedule 2 against and in satisfaction of the amounts owing to Glencore by PolyMet under Section 2.8 of this Schedule 2 and under the Tranche E Debenture on account of all principal and interest outstanding, and (ii) to pay the balance of the funds owing by Glencore to PolyMet under Section 2.7 of this Schedule 2 in immediately available funds by wire transfer to an account designated by PolyMet.

2.10	Registration Rights Agreement. On or before the Rights Offering Closing Date, the Company and Glencore shall execute and deliver to the other the Registration Rights Agreement.

2.11

Miscellaneous. Any Shares held by a member of the Glencore International plc group of companies, other than Glencore, shall for all purposes of this Schedule 2, be deemed to be held by Glencore and Glencore shall be entitled to execute and deliver (as agent or otherwise for such other members of the Glencore International plc group of companies) any and all notices and/or other documents to be executed and/or delivered by a holder of Shares or Rights and PolyMet shall accept any such notices or other documents so executed and/or delivered.

ARTICLE 3
COVENANTS OF POLYMET

3.1	Subject to and in accordance with the provisions hereof, PolyMet undertakes and agrees with and in favour of Glencore that:

(a)

Preliminary Prospectus. As provided in Section 2.6 of this Schedule 2, PolyMet will file with the Securities Authorities in the Qualifying Jurisdictions, the Preliminary Prospectus and with the SEC the Registration Statement relating to the proposed distribution of the Rights Offering Securities. The Company will provide Glencore with the reasonable opportunity to review and comment on the Preliminary Prospectus and Registration Statement and will take into account Glencore’s reasonable comments thereon. If requested by PolyMet (acting reasonably), Glencore shall provide to PolyMet, for the purposes of the Prospectus, Registration Statement and any Press Announcement, information regarding Glencore’s future intentions for its holding in PolyMet and will confirm the accuracy of such information provided.

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(b)

Final Prospectus and Qualification. As provided in Section 2.6 of this Schedule 2, PolyMet will file with the Securities Authorities in the Qualifying Jurisdictions the Final Prospectus and with the SEC the Registration Statement relating to the proposed distribution of the Rights Offering Securities, and take all other reasonable steps and proceedings that may be necessary in order to qualify the distribution of the Rights Offering Securities in each of the Qualifying Jurisdictions in which the Final Prospectus and Registration Statement has been filed. The Company will provide Glencore with the reasonable opportunity to review and comment on the Final Prospectus and Registration Statement and will take into account Glencore’s reasonable comments thereon.

(c)

Supplementary Material. If required by Securities Laws, PolyMet will prepare any Prospectus Amendments or amendments to the Registration Statement and/or any documentation supplemental thereto and/or any amending or supplemental documentation and/or any similar document required to be filed by it under the Securities Laws. PolyMet will also promptly, and in any event within any applicable time limitation, comply with all applicable filing and other requirements under the Securities Laws as a result of any material change. The Company will provide Glencore with the reasonable opportunity to review and comment on any such documentation and will take into account Glencore’s reasonable comments thereon.

(d)

Consents and Approvals. PolyMet will use its best efforts to obtain all necessary consents, approvals or exemptions for the creation, offering and issuance of the Rights Offering Securities in all Qualifying Jurisdictions and to Glencore as contemplated herein and in the Prospectus and Registration Statement and the entering into and performance by it of the Agreement (including, for the avoidance of doubt, the issuance of the Rights Offering Securities).

(e)

Cease Trade Order or Other Investigation. From the date hereof through the earlier of: (i) the Rights Offering Closing Date; and (ii) the termination of the Agreement in accordance with its terms, it will immediately notify Glencore in writing of any written demand, request or inquiry (formal or informal) by any of the Securities Authorities of the NYSE MKT or SEC or other Governmental Entity that concerns any matter relating to the affairs of PolyMet that may affect the Rights Offering, the transactions contemplated herein, or any other matter contemplated by the Agreement, or that relates to the issuance, or threatened issuance, by any such authority of any cease trading or similar order or ruling relating to any securities of PolyMet. Any notice delivered to Glencore as aforesaid will contain reasonable details of the demand, request, inquiry, order or ruling in question. PolyMet will use its best efforts to prevent the issuance of any orders contemplated in this Section 3.1(e) and, if issued, to obtain their prompt withdrawal.

(f)

Listing. PolyMet will take all lawful action as may be required and appropriate so that the Rights Offering Securities have been conditionally approved for listing on the TSX and NYSE MKT, subject to receipt of customary final documentation.

(g)

Securities Laws. PolyMet will take all lawful action as may be necessary and appropriate so that the Rights Offering and the other transactions contemplated in the Agreement will be effected in accordance with Securities Laws. It will consult with Glencore and its advisors upon their reasonable request regarding the manner in which the Rights Offering and the other transactions contemplated herein will comply with applicable Securities Laws, and it will provide to Glencore and its advisors copies of any documents that are to be submitted by it to any Securities Authorities or other regulatory authority for such purpose prior to being so submitted and it will give Glencore and its advisors an opportunity to comment on same and will take into account Glencore's reasonable comments thereon.

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(h)

Obtaining of Report. PolyMet will cause Computershare to deliver to Glencore, as soon as is practicable following the Rights Offering Expiry Time, details concerning the total number of Shares duly subscribed and paid for by holders of Rights under the Rights Offering, including (without limitation) those Shares subscribed and paid for pursuant to the Additional Subscription Privilege, and accordingly the number of Standby Shares for which Glencore must subscribe pursuant to Section 2.3 of this Schedule 2.

(i)

Mailing of Materials. PolyMet will effect and complete the mailing of commercial copies of the Final Prospectus and Registration Statement and the other materials as set out in Section 2.6(b) of this Schedule 2.

(j)

Application of Proceeds. PolyMet shall immediately apply the proceeds of the Rights Offering to repay in full the principal and interest outstanding on the Loan. The balance of the proceeds from the Rights Offering shall be applied in the manner and for the purposes described in the Final Prospectus and Registration Statement.

(k)	Registration Rights Agreement. On or before the Rights Offering Closing Date, PolyMet shall execute and deliver the Registration Rights Agreement to Glencore.

ARTICLE 4
CHANGES

4.1	Material Change During Distribution.

(a)

During the period from the date of the Agreement to the Rights Offering Closing Date, PolyMet will promptly (and in any event within one Business Day) notify Glencore in writing of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of PolyMet and its Subsidiaries taken as a whole.

	(b)	During the period from the date hereof to the Rights Offering Closing Date, PolyMet will promptly (and in any event within one Business Day) notify Glencore in writing of:

		(i)	any material fact that has arisen or been discovered and that would be required to be disclosed in the Prospectus or Registration Statement if filed on such date; and

(ii)

any change in any material fact contained in the Prospectus or Registration Statement, including (without limitation) all documents incorporated by reference, which fact or change is, or may be, of such a nature as to result in a Misrepresentation in the Prospectus or Registration Statement or that would result in the Prospectus or Registration Statement not complying with applicable Securities Laws.

(c)

PolyMet will promptly, and in any event within any applicable time limitation, comply, to the satisfaction of Glencore, acting reasonably, with all applicable filings and other requirements under the Securities Laws as a result of such fact or change.

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4.2

Change in Securities Laws. If during the period of distribution to the public of the Rights, there is any change in the Securities Laws that, in the opinion of Glencore, acting reasonably, requires the filing of a Prospectus Amendment or an amendment to the Registration Statement, PolyMet will promptly prepare and file such Prospectus Amendment with the appropriate Securities Authority in each of the Qualifying Jurisdictions where such filing is required and file any amendment to the Registration Statement with the SEC. PolyMet will provide Glencore with the reasonable opportunity to review any comment on any Prospectus Amendment and any amendment to the Registration Statement and will take into account Glencore’s reasonable comments thereon.

4.3

Change in Rights Offering Closing Date. If a material change occurs after the date of filing of the Final Prospectus with the Securities Authorities and the filing of the Registration Statement with the SEC and prior to the Rights Offering Closing Date, the Rights Offering Closing Date will be, unless PolyMet and Glencore otherwise agree in writing, the earlier of the previously scheduled Rights Offering Closing Date and the sixth Business Day following the date on which all applicable filings or other requirements of the Securities Laws with respect to such material change have been complied with in all Qualifying Jurisdictions and any appropriate documents obtained for such filings and notice of such filings from PolyMet or PolyMet’s counsel have been received by Glencore.

ARTICLE 5
RIGHTS OFFERING CLOSINGS AND CONDITIONS

5.1

Rights Offering Closing. The closing of the Rights Offering, including the closing of the purchase by Glencore and sale by PolyMet of the Standby Shares, if any, to be purchased by Glencore hereunder will be completed at 5:30 a.m. (Vancouver time) (the "Rights Offering Closing Time") on the second Business Day following the Rights Offering Expiry Date (the "Rights Offering Closing Date") or at such other time and/or on such other date as PolyMet and Glencore may agree upon in writing. On such date, and upon payment being made by Glencore in accordance with Sections 2.7 and 2.9 of this Schedule 2 PolyMet will: (x) deliver (or cause to be delivered) to Glencore definitive certificates representing the number of Shares that is equal to the aggregate of (a) the number of Basic Entitlement Shares to be purchased by Glencore, (b) the number of any Standby Shares to be purchased by Glencore, and (c) the number of any Additional Subscription Shares to be purchased by Glencore, such certificates to be registered in the name of Glencore or one or more designees of Glencore, as applicable; and (y) pay the fee set out in Section 2.8 of this Schedule 2 to Glencore or one or more of its designees.

5.2

Electronic Closing. On or before the Rights Offering Closing Time, the Company will deliver to Ken Klassen at ken.klassen@glencore.com, with a copy to Adam Taylor at taylora@bennettjones.com, by electronic delivery of all documents and instruments to be executed and delivered by or on behalf of the Company other than the delivery at the Rights Offering Closing Time, as the case may be, the certificates representing the number of Shares that is equal to the number of Standby Shares to be purchased by Glencore, which certificates will be delivered by Computershare to Ken Klassen, Baarermatsrasse 3, PO Box 777, CH-6341, Baar, Switzerland and Glencore will deliver to Douglas J. Newby at dnewby@polymetmining.com, with a copy to Mitchell Gropper, Q.C. at mgropper@farris.com by electronic delivery all documents and instruments to be executed and delivered by or on behalf of Glencore and will wire, in immediately available funds, the amounts to be paid by Glencore on the Rights Offering Closing Date to an account designated in writing by the Company at least two Business Days prior to the Rights Offering Closing Date for receipt by the Company at the Rights Offering Closing Time. All documents and instruments delivered to Ken Klassen on behalf of Glencore or Douglas Newby on behalf of the Company are to be held for delivery to the appropriate Party at the Rights Offering Closing Time if and when all such documents and instruments have been delivered and such certificates have been delivered as aforesaid and such funds have been received.

2 - 8

5.3

Mutual Conditions. The respective obligations of each of PolyMet and Glencore to complete the issuance by PolyMet and the subscription by Glencore for the Rights Offering Shares are subject to the following conditions being satisfied in full, provided that in the case of PolyMet, only if PolyMet has used its best efforts to comply with (or cause to be complied with) such conditions:

(a)

There shall not be any order issued by a Governmental Entity pursuant to Laws, nor shall there be any determination or change of Law, in either case which suspends, ceases, restricts or suspends trading in the Rights or the Shares or operates to prevent or restrict the lawful sale or distribution of the Rights Offering Securities (which suspension, cessation, prevention or restriction, as the case may be, is continuing).

	(b)	The Rights shall be listed on the TSX and NYSE MKT.

	(c)	The TSX and NYSE MKT shall have approved the listing of the Rights Offering Shares, subject to the filing of customary documents with the TSX and NYSE MKT.

5.4

Conditions in Favour of Glencore. The obligation of Glencore to complete the subscription of the Rights Offering Share is subject to the following conditions being satisfied in full, which conditions are for the exclusive benefit of Glencore, any of which may be waived, in whole or in part, by Glencore, in its sole and absolute discretion:

	(a)	The Parties shall have entered into the Corporate Governance Agreement.

	(b)	The Parties shall have entered into the Registration Rights Agreement.

	(c)	This Agreement shall not have been terminated in accordance with its terms.

(d)

All actions required to be taken by or on behalf of PolyMet including the passing of all requisite resolutions of the directors of PolyMet and all requisite filings with any Governmental Entity will have occurred on or prior to the Rights Offering Closing Date, so as to validly authorize the execution and filing of the Preliminary Prospectus, the Final Prospectus, any Prospectus Amendment and Registration Statement and to create and issue the Rights Offering Securities, in each case having the attributes contemplated by the Prospectus and Registration Statement, and PolyMet will have taken all requisite actions, including the passing of all requisite resolutions of the directors of PolyMet, and have made and/or obtained all necessary filings, approvals, orders, rulings and consents of all relevant securities regulatory authorities and other Governmental Entities required in connection with the Rights Offering, the other transactions contemplated in the Agreement and the purchase of Standby Shares by Glencore as contemplated herein.

(e)

Glencore shall have received a legal opinion as to matters of the laws of Canada dated as of the Rights Offering Closing Date from Farris, Vaughan Wills & Murphy LLP, Canadian counsel to PolyMet (who may rely, to the extent appropriate in the circumstances, as to matters of fact, on certificates of officers of PolyMet) substantially in the form of Exhibit 5.4(e).

(f)

Glencore shall have received a legal opinion as to matters of the laws of the United States dated as of the Rights Offering Closing Date from Troutman Sanders LLP, United States counsel to the Company (who may rely, to the extent appropriate in the circumstances, as to matters of fact, on certificates of officers of PolyMet) substantially in the form of Exhibit 5.4(f).

(g)

Glencore shall have received at the Rights Offering Closing Date, a certificate or certificates dated the Rights Offering Closing Date signed on behalf of PolyMet by the Chief Executive Officer and the Chief Financial Officer of PolyMet or such other officers of PolyMet acceptable to Glencore, acting reasonably, in form and content satisfactory to Glencore, acting reasonably, addressed to Glencore certifying for and on behalf of PolyMet and not in their personal capacity after having made due enquiry, with respect to the following matters:

2 - 9

(i)	its constating documents;

(ii)

the resolutions of its board of directors relevant to the approval of the Preliminary Prospectus, the Final Prospectus and Registration Statement and the signing and filing thereof, the allotment and issue of the Rights Offering Securities and the authorization of the Agreement and the transactions contemplated therein; and

(iii)	the incumbency and signatures of certain of its authorized signing officers.

(h)

PolyMet shall have performed or complied with, in all material respects, each of its covenants contained in the Agreement and each of its representations and warranties which are qualified as to materiality shall be true and correct, and all representations and warranties not so qualified shall be true and correct in all material respects, and Glencore shall have received at the Rights Offering Closing Date a certificate or certificates dated the Rights Offering Closing Date, and signed on behalf of PolyMet by the Chief Executive Officer and the Chief Financial Officer of PolyMet or such other officers of PolyMet acceptable to Glencore, acting reasonably, in form and content satisfactory to Glencore, acting reasonably, addressed to Glencore certifying for and on behalf of PolyMet and not in their personal capacity after having made due enquiry and after having carefully examined the Prospectus and Registration Statement, including all documents incorporated by reference that:

(i)

since the respective dates as of which information is given in the Final Prospectus or Registration Statement, as amended or supplemented which has been filed and receipted, as required, there has been no requirement to file a Prospectus Amendment under Securities Laws or an amendment of the Registration Statement with the SEC;

(ii)

no order, ruling, determination or change in Law, in any such case, having the effect of preventing, restricting or suspending the sale or distribution of the Rights suspending the sale or ceasing the trading of the Rights Offering Securities or any other securities of PolyMet or prohibiting the sale of the Rights Offering Securities has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, to the knowledge of such officers, contemplated or threatened under Securities Laws or by any Governmental Entity;

(iii)

all representations and warranties of PolyMet made in the Agreement which are qualified as to materiality shall be true and correct, and all representations and warranties not so qualified shall be true and correct in all material respects, as of the Rights Offering Closing Time, as though made on and as of the Rights Offering Closing Time;

	(iv)	all covenants of PolyMet in the Agreement to be performed on or before the Rights Offering Closing Time, shall have been duly performed by PolyMet in all material respects;

2 - 10

(v)	neither the Rights nor any Shares will have been delisted or suspended or halted from trading for a period of greater than one Business Day at any time prior to the Rights Offering Closing Date;

(vi)	no Material Adverse Effect will have occurred or have been disclosed (if previously undisclosed) at any time after the date hereof and prior to the Rights Offering Closing Date; and

(vii)	the Rights Offering Closing Date will have occurred within 90 days after the date of this Agreement.

5.5

Conditions in Favour of PolyMet. The obligation of PolyMet to issue the Standby Shares to Glencore is subject to the following conditions being satisfied in full which conditions are for the exclusive benefit of PolyMet, any of which may be waived, in whole or in part, by PolyMet, in its sole and absolute discretion:

(a)

Glencore shall have performed or complied with, in all material respects, each of its covenants contained in the Agreement and each of its representations and warranties shall be true and correct and PolyMet shall have received at the Rights Offering Closing a certificate or certificates dated the Rights Offering Closing Date and signed on behalf of Glencore by such officers of Glencore acceptable to PolyMet, acting reasonably, addressed to PolyMet certifying for and on behalf of Glencore and not in their personal capacity after having made due enquiry that:

		(i)	all representations and warranties of Glencore made in the Agreement shall be true and correct as of the Rights Offering Closing Time, as though made on and as of the Rights Offering Closing Time; and

		(ii)	all covenants of Glencore in the Agreement to be performed on or before the Rights Offering Closing Time, shall have been duly performed by Glencore in all material respects.

ARTICLE 6
TERMINATION

6.1

Termination by PolyMet or Glencore. Either PolyMet or Glencore may terminate the Agreement by giving written notice to the other Party, if the conditions set out in Section 5.3 of this Schedule 2 are not satisfied on or before the Rights Offering Closing Date or such other date as may be agreed in writing by PolyMet and Glencore.

6.2

Termination by PolyMet. PolyMet may terminate the Agreement by giving written notice to Glencore at any time if any of the conditions set out in Section 5.5 of this Schedule 2 are not satisfied on or before the Rights Offering Closing Date provided however that PolyMet will be entitled to make such election to terminate only if PolyMet has complied with its obligations under the Agreement.

6.3	Termination by Glencore. Glencore may terminate the Agreement by giving written notice to PolyMet at any time if:

(a)

PolyMet fails to: (i) obtain final listing approval from the TSX or NYSE MKT for the Rights at least two days prior to the date named as the Record Date in the Final Prospectus; (ii) obtain conditional listing approval from the TSX and NYSE MKT in respect of the Shares issuable upon exercise of the Rights and the Standby Shares, prior to or on the Rights Offering Closing Date, subject to receipt of customary final documentation; and (iii) satisfy any of the conditions set out in Section 5.4 of this Schedule 2 on or before the Rights Offering Closing Date;

2 - 11

(b)	the Shares are de-listed or suspended or halted for trading for a period greater than one Business Day for any reason by the TSX or NYSE MKT at any time; or

(c)	if the Rights Offering is otherwise terminated or cancelled.

ARTICLE 7
INDEMNIFICATION

7.1

PolyMet covenants and agrees to protect, indemnify and hold harmless Glencore for and on behalf of itself and for and on behalf of and in trust for each of its affiliates and its and their respective directors, officers, shareholders, partners, employees and agents (collectively, the "Glencore Indemnified Parties") from and against any and all direct and indirect losses, claims, damages, demands, costs, expenses and other liabilities of any kind, ("Losses") which any of them may be subject to or suffer or incur to any third party:

(a)

by reason of or in any way arising, directly or indirectly, out of any Misrepresentation or alleged Misrepresentation in the Prospectus or Registration Statement (other than a Misrepresentation in the Prospectus or Registration Statement attributable to information provided by or on behalf of Glencore in respect of itself expressly for inclusion in the Prospectus or Registration Statement); and/or

(b)

by reason of or in any way, directly or indirectly, out of any order made or any inquiry, investigation or proceeding instituted, threatened or announced by any Governmental Entity or by any other Person, based upon any Misrepresentation or alleged Misrepresentation in the Prospectus or Registration Statement (other than a Misrepresentation in the Prospectus or Registration Statement attributable to information provided by or on behalf of the Glencore Indemnified Parties in respect of themselves for inclusion in the Prospectus or Registration Statement); and/or

	(c)	the non- compliance or alleged non-compliance by PolyMet with any requirement of Securities Laws or any other Laws in connection with the Rights Offering; and/or

	(d)	by reason of, or in any way arising, directly or indirectly, out of any breach or default of or under any representation, warranty, covenant or agreement of PolyMet contained in the Agreement.

Nothing in this Article 7 shall affect the ability of the Company to bring a claim against Glencore in respect of any breach of this Agreement by Glencore, and nothing in this Article 7 shall affect the ability of Glencore to bring a claim against the Company in respect of any breach of this Agreement by the Company.

7.2

Glencore covenants and agrees to protect, indemnify and hold harmless PolyMet for and on behalf of itself and for and on behalf of and in trust for each of its directors, officers, employees and agents from and against any and all Losses caused or incurred to any third party by reason of, or in any way arising, directly or indirectly, out of (a) any breach or default of or under any representation, warranty, covenant or agreement of Glencore contained herein, or (b) any information relating solely to Glencore that Glencore provided to PolyMet in writing expressly for inclusion in the Prospectus or Registration Statement.

7.3

The indemnification by PolyMet contained in Section 7.1 of this Schedule 2 will not apply in respect of any Losses caused or incurred by reason of or arising out of any Misrepresentation, order, inquiry, investigation or other matter or thing referred to herein which is based upon or results directly from any information relating solely to Glencore that Glencore provided to PolyMet in writing expressly for inclusion in the Prospectus or Registration Statement.

2 - 12

7.4

The indemnification in this Article 7 may not be used by Glencore to bring a claim against PolyMet in circumstances where Glencore has not suffered any Losses to a third party. The indemnification in this Article 7 may not be used by PolyMet to bring a claim against Glencore in circumstances where PolyMet has not suffered any Losses.

7.5

In the event that any claim, action, suit or proceeding, including, without limitation, any inquiry or investigation (whether formal or informal), is brought or instituted against any of the Persons in respect of which indemnification is or might reasonably be considered to be provided for herein, such Person (an "Indemnified Party") shall promptly notify the Person from whom indemnification is being sought (being either PolyMet under Section 7.1 of this Schedule 2 or Glencore under Section 7.2 of this Schedule 2, as the case may be (the "Indemnifying Party")) and the Indemnifying Party shall promptly retain counsel who shall be reasonably satisfactory to the Indemnified Party to represent the Indemnified Party in such claim, action, suit or proceeding, and the Indemnifying Party shall pay all of the reasonable fees and disbursements of such counsel relating to such claim, action, suit or proceeding.

7.6

In any such claim, action, suit or proceeding, the Indemnified Party shall have the right to retain other counsel to act on such Person’s behalf, provided that the fees and disbursements of such other counsel shall be paid by the Indemnified Party unless:

	(a)	the Indemnifying Party and the Indemnified Party shall have mutually agreed in writing to the retention of such other counsel; or

(b)

the named parties to any such claim, action, suit or proceeding (including any added, third or impleaded parties) include both the Indemnifying Party and the Indemnified Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (such as the availability of different defenses);

provided, however, the Indemnifying Party shall not, in connection with any such claim, action, suit or proceeding in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate legal firm for all Persons or corporations in respect of which indemnification is or might reasonably be considered to be provided for herein and such firm shall be designated in writing by the Indemnified Party (on behalf of itself and its directors, officers, employees and agents).

7.7

Notwithstanding anything herein contained, neither PolyMet nor Glencore shall agree to any settlement of any such claim, action, suit or proceeding unless the other has consented in writing thereto, and neither Party shall be liable for any settlement of any such claim, action, suit or proceeding unless it has consented in writing thereto.

7.8

If the indemnification provided for in this Article 7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any Losses referred to herein, the Indemnifying Party, in lieu of indemnifying such Indemnified Party thereunder, shall to the extent permitted by Law contribute to the amount paid or payable by such Indemnified Party as a result of such Loss in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the act or omission that resulted in such Loss, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by a court of law by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

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7.9

The obligations of PolyMet and Glencore under this Article 7 shall survive completion of any offerings described herein and any termination of the Agreement. No Indemnifying Party, in the defense of any such claim or litigation, shall, except with the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation.

7.10

To the extent any indemnification by an Indemnifying Party is prohibited or limited by Law, the Indemnifying Party agrees to make the maximum contribution with respect to any amounts for which it would otherwise be liable under this Article 7 to the fullest extent permitted by Law; provided, however, that no Person guilty of fraudulent misrepresentation shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

SCHEDULE 3
FORM OF INITIAL PRESS ANNOUNCEMENT

(See attached)

100 King Street West, Suite 5700, Toronto, Ontario, Canada, M5X 1C7
Tel: +1 (416) 915-4189

444 Cedar Street, Suite 2060, St. Paul, MN 55101, Tel: +1 (651) 389-4100

www.polymetmining.com

TSX: POM, NYSE MKT: PLM

NEWS RELEASE **2013-02**

POLYMET US$60 MILLION COMMON SHARE RIGHTS OFFERING TO ALL SHAREHOLDERS
PARTICIPATION BY GLENCORE AG
US$20 MILLION BRIDGE LOAN FROM GLENCORE
CONFERENCE CALL AT 9:00 CDT THURSDAY APRIL 11, 2013

St. Paul, Minnesota, April 10, 2013 – PolyMet Mining Corp. (TSX: POM; NYSE MKT: PLM) ("PolyMet" or the "Company") has filed a preliminary prospectus with the securities regulatory authorities in the provinces of British Columbia, Alberta, and Ontario in Canada and a registration statement on Form F-10 with the U.S. Securities and Exchange Commission for an offering of rights ("Rights") to holders of common shares of the Company to raise up to US$60 million in gross proceeds (the "Rights Offering").

Separately, Glencore AG ("Glencore", an indirect, wholly-owned subsidiary of Glencore International plc) has agreed to provide a US$20 million bridge loan (the "Bridge Loan") to PolyMet's wholly-owned Minnesota subsidiary, Poly Met Mining, Inc. ("PMI"), to fund operations and enable PolyMet to meet liquidity requirements until the Rights Offering is completed. The Bridge Loan will be repaid with proceeds from the Rights Offering when completed.

- Repayment of the Bridge Loan (as described below)
- Anticipated costs to complete the environmental review and permitting of the NorthMet Project
- Detailed engineering in preparation for the start of project construction
- Commitments to long-lead time equipment
- Maintaining existing infrastructure
- General corporate purposes

Jon Cherry, PolyMet's President and CEO stated, "the combination of Bridge Loan and Rights Offering ensures that we are well financed for completing the environmental review and permitting phase of the NorthMet project. The financing will also provide for the completion of preconstruction engineering design and allow for procurement of long lead-time equipment in order to minimize the time-line from receipt of permits to start of commercial production."

Cherry observed that the Rights Offering is fair for all shareholders and gives them an equal opportunity to participate in the financing..

"It is also important to note that Glencore is demonstrating its confidence in the project and the PolyMet team by providing us a bridge loan and entering into the standby agreement," Mr. Cherry continued.

Conference Call at 9:00 am CDT on Thursday April 11, 2013
Jon Cherry, President and CEO and Douglas Newby, CFO will host a call to discuss the Rights Offering and Bridge Loan.

Dial in Number	1 (855) 353-9183 toll free from Canada and USA +1 (403) 532-5601 international
Pass Code	81855#

Summary of Rights Offering
Under the Rights Offering, all shareholders of PolyMet (subject to applicable law) will receive one Right for every common share of PolyMet owned on the record date (the "Record Date"), which will be set seven trading days after the final prospectus for the Rights Offering is filed with the applicable securities regulatory authorities. In accordance with the rules of the Toronto Stock Exchange ("TSX"), the subscription price ("Rights Price") for the common shares of PolyMet to be purchased upon exercise of the Rights will be a discount of not less than 20% to the US dollar equivalent of the 5-day volume weighted average price ("VWAP") of PolyMet common shares on the TSX on the day the final prospectus is filed.

PolyMet will apply to have the Rights listed for trading on both the TSX and NYSE MKT. The approval of such listings is subject to the Company fulfilling all of the listing requirements of the TSX and NYSE MKT. The number of Rights needed to subscribe for one new common share of PolyMet will be determined by the Rights Price and the number of common shares in issue at the time (currently approximately 183 million) in order to receive gross proceeds of US$60 million.

Standby Purchase Agreement
Glencore has entered into a Standby Purchase Agreement with PolyMet whereby Glencore will purchase any PolyMet common shares offered under the Rights Offering that are not subscribed for by holders of the Rights, subject to certain conditions and limitations described below.

Under the Standby Purchase Agreement, the maximum number of PolyMet common shares to be acquired by Glencore (including all transactions contemplated by the standby agreement other than the Bridge Loan – see below) (the "Standby Commitment") shall be the lesser of such number of PolyMet common shares:

- calculated by dividing US$53.0 million (being 24.99% of PolyMet's market capitalization less the aggregate of the Standby Fee and the fair market value of all other transactions contemplated by the Standby Purchase Agreement in so far as they relate to Glencore (other than the Bridge Loan) as determined by Polymet's board acting reasonably), and the Rights Price;

- so that the total number of PolyMet common shares acquired by Glencore under the Rights Offering and the Standby Purchase Agreement, together with the 47.0 million PolyMet common shares currently held by Glencore, does not exceed 49.99% of the issued and outstanding PolyMet common shares immediately following the completion of the Rights Offering and the issue of shares under the Standby Commitment.

Glencore will receive a cash fee of approximately US$1.06 million which is 2% of the total Standby Commitment. PolyMet and Glencore have agreed to enter into certain corporate governance arrangements under which, effective January 1, 2014, Glencore may appoint that number of the directors of PolyMet which is proportionate to Glencore's ownership of PolyMet common shares (on a fully diluted basis), subject to certain limitations including that Glencore may not appoint more than 49% (rounding down) of the directors.

PolyMet is not required to obtain a formal valuation or seek approval under Multilateral Instrument 61-101 – *Protection of Minority Security Holders in Special Transactions* ("MI 61-101") with respect to the Rights Offering because Sections 5.5(a) and 5.7(1)(a) exempt a transaction from such requirements in circumstances where, at the time the transaction is agreed to, the fair market value of the consideration involved in the transaction does not exceed 25% of the market capitalization. The board of directors of PolyMet has determined that the Rights Offering satisfies this requirement and therefore is exempt from MI 61-101.

Bridge Loan

PolyMet, PMI, and Glencore have also entered an amendment to their existing note purchase agreement pursuant to which Glencore has agreed to lend US$20 million to PMI to fund operations until the completion of the Rights Offering and to enable PolyMet to meet certain liquidity tests under a fixed rate secured debenture. The Bridge Loan is guaranteed by the Company and secured by the assets of PolyMet and PMI on the same terms as the existing Series A-D debentures held by Glencore. The Bridge Loan is due on May 1, 2014, subject to mandatory repayment on closing of the Rights Offering, and carries a fixed interest rate of 4.721% per annum. Among other things, if the Rights Offering is not completed within 90 days of the execution of the Standby Purchase Agreement, Glencore has the right to declare all of the then outstanding principal and interest under the Bridge Loan and all other debentures held by Glencore to be due and payable.

PolyMet is not required to obtain a formal valuation under MI 61-101 with respect to the Bridge Loan, which is a related party transaction under paragraph (j) of the definition of "related party transaction" in MI 61-101. Section 5.4(l) of MI 61-101 provides that only related party transactions described in paragraphs (a) to (g) of the definition of related party transaction are subject to the formal valuation requirement. PolyMet is exempt from the minority approval requirement of MI 61-101 with respect to the Bridge Loan pursuant to Section 5.7(l)(f) of MI 61-101 because, among other things, the Bridge Loan was negotiated on an arm's length basis and does not involve an equity or voting component.

PolyMet will file a material change report as soon as practicable after issuing this press release. The timing of the filing of the material change report is, in PolyMet's view, both necessary and reasonable because the terms of the Bridge Loan and Rights Offering were not approved by PolyMet's board until April 10, 2013 when the preliminary prospectus for the Rights Offering was also approved, and PolyMet requires the Bridge Loan to continue funding its operations and meet liquidity tests.

What do Shareholders Need to Do?

At the moment, nothing. When the final prospectus is filed, it will be mailed to all shareholders on the Record Date along with instructions explaining how many Rights you are entitled to, how many PolyMet common shares you can purchase for those Rights, how to subscribe to your rights or instruct your broker how to subscribe to rights held on your behalf, or how to sell your rights in the market or otherwise transfer them to another party.

Summary of Glencore's Current Holding of PolyMet

As of the date hereof, PolyMet has 183,250,082 issued and outstanding common shares. Based on information provided by Glencore, through a series of transactions since October 31, 2008, Glencore holds:

- 46,967,842 PolyMet common shares representing approximately 25.6% of PolyMet's issued and outstanding common shares.
- $30.8 million initial principal plus capitalized interest series A-D debentures exchangeable into 20,500,756 PolyMet common shares through the exercise of the Exchange Warrants, and
- Purchase Warrants issued in connection with certain of the transaction to acquire 5,600,000 PolyMet common shares.

Both the Exchange and Purchase Warrants are exercisable at US$1.50 per share, and expire on September 30, 2014 and December 31, 2015 respectively.

Accordingly, Glencore is deemed to beneficially own, or exercise control or direction over 73,068,598 PolyMet common shares representing approximately 34.9% of the total issued and outstanding common shares on a partially diluted basis, that is assuming the exchange only of Glencore's convertible securities and no exchange of any securities of PolyMet that carry the right to acquire common shares held by any party other than Glencore.

Early Warning Disclosure

Following completion of the Rights Offering, Glencore will be deemed to beneficially own, or exercise control or direction over, the number of common shares as set out below, in the following circumstances. The number of PolyMet common shares to be owned by Glencore cannot be determined at this time as the Rights Price will only be determined at the time of the filing of the final prospectus. Accordingly, this information is based upon the current market price for the common shares and is subject to change when the actual Rights Price of the common shares to be issued upon exercise of the Rights has been determined.

The assumed subscription price of US$0.93 per common share is based upon a 20% discount to US$1.16, being the US dollar equivalent (based on the noon rate of exchange published by the Bank of Canada on April 9, 2013 of C$1 = US$0.9841) of the 5-day VWAP of PolyMet common shares on the TSX of C$1.19, calculated as of the date of this announcement. The numbers below also assume that there is no change to Glencore's holdings in PolyMet and the outstanding common shares of PolyMet prior to completion of the Rights Offering.

Full exercise of Rights by other shareholders
Assuming (i) holders of Rights take up their basic subscription entitlement in full and the standby commitment is not utilized, so Glencore exercises only its basic subscription privilege, and (ii) no holder of securities having the right to acquire common shares of the Company (including Glencore) exercises any such right, following closing of the Rights Offering, Glencore would acquire 16,505,846 additional PolyMet common shares and as a result Glencore would beneficially own, or exercise control or direction over 63,473,688 common shares, representing approximately 25.6% of the 247,649,414 then issued and outstanding PolyMet common shares.

The triggering of the customary anti-dilution provisions of Glencore's Exchange Warrant and Purchase Warrants by the Rights Offering would adjust the number of common shares issuable to Glencore thereunder to 21,625,463 and 5,907,226, respectively, which, if exercised, would result in Glencore holding approximately 33.1% of the outstanding common shares of PolyMet on a partially diluted basis.

No exercise of Rights by other shareholders
Assuming none of the holders of Rights, other than Glencore, exercise their basic subscription entitlement and accordingly Glencore acquires all common shares offered under the Rights Offering, subject to the limitations set forth above, following closing of the Rights Offering Glencore acquire 56,953,868 PolyMet common shares and would be deemed to beneficially own, or exercise control or direction over, 103,921,710 PolyMet common shares representing approximately 43.3% of the 240,203,950 then issued and outstanding common shares.

The triggering of the customary anti-dilution provisions of Glencore's Exchange Warrant and Purchase Warrants by the Rights Offering would adjust the number of common shares issuable to Glencore thereunder to 21,521,324 and 5,878,779, respectively, which, if exercised, would result in Glencore holding approximately 49.1% of the outstanding common shares of PolyMet on a partially diluted basis.

Investment Intent
Glencore AG's decision to participate in the Rights Offering and provide the standby commitment has been made for investment purposes. Glencore AG will continue to review its investment alternatives from time to time and may determine to increase or decrease its equity ownership in PolyMet through the acquisition or sale of additional outstanding common shares or other securities of PolyMet through open market or privately negotiated transactions in accordance with applicable securities laws.

Other Agreements

Glencore has waived its right of first refusal to provide material financings other than certain forms of equity financing, subject to regulatory approval. PolyMet has also provided notice to the rights agent that it has waived the application of the Shareholder Rights Plan to Glencore in connection with: (a) the issuance of the Rights and common shares issuable upon exercise of the Rights under the Rights Offering; and (b) Standby Purchase Agreement.

This news release shall not constitute an offer to sell, nor the solicitation of an offer to buy, any securities in the United States; nor shall there be any sale of securities mentioned in this news release in any state of the United States in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

* * * * *

About PolyMet

PolyMet Mining Corp. (www.polymetmining.com) is a publicly-traded mine development company that owns 100% of Poly Met Mining, Inc., a Minnesota corporation that controls 100% of the NorthMet copper-nickel-precious metals ore body through a long-term lease and owns 100% of the Erie Plant, a large processing facility located approximately six miles from the ore body in the established mining district of the Mesabi Range in northeastern Minnesota. Poly Met Mining, Inc. has completed its Definitive Feasibility Study and is seeking environmental and operating permits to enable it to commence production. The NorthMet project is expected to require approximately two million hours of construction labor, creating approximately 360 long-term jobs, a level of activity that will have a significant multiplier effect in the local economy.

POLYMET MINING CORP.

Per: *"Jon Cherry"*

Jon Cherry, CEO

For further information, please contact:

Corporate
Douglas Newby
Chief Financial Officer
Tel: +1 (651) 389-4105
dnewby@polymetmining.com

Media
LaTisha Gietzen
VP – Public, Gov't & Environmental Affairs
Tel: +1 (218) 248-0877
lgietzen@polymetmining.com

Investors
Jenny Knudson
VP – Investor Relations
Tel: +1 (651) 389-4110
jknudson@polymetmining.com

SCHEDULE 4
FORM OF PRELIMINARY PROSPECTUS

(See attached)

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the U.S. Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This preliminary short form prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor, shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

A copy of this preliminary short form prospectus has been filed with the securities regulatory authorities in each of the provinces of British Columbia, Alberta and Ontario but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

This preliminary short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the issuer is organized under the laws of British Columbia, Canada, that many of its directors and officers, and some or all of the experts named in this short form prospectus, are residents of Canada or otherwise reside outside the United States, and that a substantial portion of the assets of said persons are located outside the United States. See “ENFORCEABILITY OF CIVIL LIABILITIES”.

THE SECURITIES OFFERED BY THIS PROSPECTUS HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENCE.

This offering is made by a Canadian issuer that is permitted, under a multijurisdictional disclosure system adopted by the United States and Canada, to prepare this short form prospectus in accordance with the disclosure requirements of Canada. You should be aware that those requirements are different from those of the United States. Financial statements incorporated by reference into this prospectus have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and may not be comparable to financial statements prepared in accordance with United States generally accepted accounting principles.

Shareholders in the United States should be aware that the ownership and disposition of the Rights and Common Shares issuable upon the exercise of Rights by them as described herein may have tax consequences both in the United States and Canada. Such shareholders are encouraged to consult their tax advisors in that regard.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of PolyMet Mining Corp. at First Canadian Place, 100 King Street West, Toronto, Suite 5900, Ontario, M5X 1C7, telephone (416) 915-4189 and are also available electronically at www.sedar.com.

Preliminary Short Form Prospectus

Rights Offering	April 10, 2013

POLYMET MINING CORP.
US$60,000,000
Offering of Rights to Subscribe for up to [•] Common Shares
at a Price of US$[•] per Common Share

PolyMet Mining Corp. (the “Corporation”) is distributing to the holders of its outstanding common shares (the “Common Shares”) of record (“Shareholders”) at 5:00 p.m. (Eastern time) on [•], 2013 (the “Record Date”) one right (the “Right”) for each Common Share held which will entitle the Shareholders to subscribe for up to an aggregate of [•] Common Shares for gross proceeds to the Corporation of approximately US$60,000,000 (the “Rights Offering”), assuming exercise of all Rights.

The Rights are evidenced by transferable certificates in registered form (the “Rights Certificates”). Each Shareholder (other than an Ineligible Holder as defined herein) is entitled to one Right for each Common Share held on the Record Date. For each [•] Rights held, the holder thereof (other than an Ineligible Holder) is entitled to purchase one Common Share (the “Basic Subscription Privilege”) at a price of US$[•] per Common Share (the “Subscription Price”) prior to 5:00 p.m. (Eastern time) (the “Expiry Time”) on [•], 2013 (the “Expiry Date”). No fractional Common Shares will be issued. RIGHTS NOT EXERCISED BEFORE THE EXPIRY TIME WILL BE VOID AND OF NO VALUE. Shareholders who exercise in full the Basic Subscription Privilege for their Rights are also entitled to subscribe for additional Common Shares (the “Additional Shares”), if available, pursuant to an additional subscription privilege (the “Additional Subscription Privilege”). See “DESCRIPTION OF OFFERED SECURITIES - Additional Subscription Privilege”. Any subscription for Common Shares will be irrevocable once submitted.

	Offering Price	Proceeds to the Corporation(1)
Per Common Share	US$[•]	US$[•]
Total	US$60,000,000	US$[•]

__________________________________
Note:

(1)

Before deducting the expenses of the Rights Offering, estimated to be approximately US$[•] and the Standby Fee (as defined herein) equal to 2.00% of the Maximum Investment (as defined herein), being US$1,061,263 pursuant to the Standby Commitment (as defined herein), which Standby Fee is payable in cash upon closing of the Rights Offering.

This prospectus qualifies the distribution of the Rights as well as the Common Shares issuable upon exercise of the Rights and the Standby Shares (as defined herein) (collectively, the “Offered Securities”) in the provinces of British Columbia, Alberta and Ontario. This prospectus also covers the offer and sale of the Offered Securities in the United States (together with British Columbia, Alberta and Ontario, the “Eligible Jurisdictions”) under the U.S. Securities Act of 1933, as amended (the “U.S. Securities Act”). The Corporation intends to apply to list the Rights distributed under this prospectus and the Common Shares issuable upon the exercise of the Rights on the Toronto Stock Exchange (the “TSX”) and the NYSE MKT LLC (“NYSE MKT”). The approval of such listings is subject to the Corporation fulfilling all of the listing requirements of the TSX and NYSE MKT. If approved for listing or admitted for trading, as applicable, it is expected that the Rights will cease trading on the TSX at noon (Eastern time) on the Expiry Date and on the NYSE MKT at the close of trading (Eastern time) on the business day immediately preceding the Expiry Date. There is currently no market through which the Rights may be sold and there can be no assurance that an active trading market will develop in the Rights. Holders of Rights may not be able to sell the Rights qualified by this prospectus. To the extent an active trading market does not develop, the pricing of the Rights in the secondary market, the transparency and availability of trading prices, the liquidity of the securities and the extent of issuer regulation may be adversely affected. See “RISK FACTORS”. The currently outstanding Common Shares are listed and posted for trading on the TSX under the symbol “POM” and on the NYSE MKT under the symbol “PLM”. On April 9, 2013, the closing price for the Common Shares on the TSX was $1.19 per Common Share and on the NYSE MKT US$1.18 per Common Share.

Prospective investors should be aware that the acquisition or disposition of the securities described in this Prospectus and the expiry of an unexercised Right may have tax consequences in Canada, the United States, or elsewhere, depending on each particular prospective investor’s specific circumstances. Such consequences may not be described fully herein. Prospective investors should consult their own tax advisors with respect to such tax considerations.

Computershare Investor Services Inc. (the “Subscription Agent”), at its principal office in the City of Toronto (the “Subscription Office”), is the subscription agent for this Rights Offering. See “DESCRIPTION OF OFFERED SECURITIES -- Subscription and Transfer Agent”.

For Common Shares held through a securities broker or dealer, bank or trust company or other participant (a “Participant”) in the book based system administered by CDS Clearing and Depository Services Inc. (“CDS”) or in the book-based system administered by the Depository Trust Company (“DTC”), a subscriber may subscribe for Common Shares by instructing the Participant holding the subscriber’s Rights to exercise all or a specified number of such Rights and forwarding the Subscription Price for each Common Share subscribed for to such Participant in accordance with the terms of this Rights Offering. A subscriber wishing to subscribe for Additional Shares pursuant to the Additional Subscription Privilege must forward its request to the Participant that holds the subscriber’s Rights prior to the Expiry Time on the Expiry Date, along with payment for the number of Additional Shares requested. Any excess funds will be returned by mail or credited to the subscriber’s account with its Participant without interest or deduction. Subscriptions for Common Shares made through a Participant will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted. See “DESCRIPTION OF OFFERED SECURITIES -- Rights Certificate -- Common Shares Held Through CDS” and “Rights Certificate -- Common Shares Held Through DTC”. We refer to Participants in CDS as “CDS Participants” and to Participants in DTC as “DTC Participants”.

For Common Shares held in registered form, a Rights Certificate evidencing the number of Rights to which a holder is entitled will be mailed with a copy of this prospectus to each registered Shareholder as of 5:00 p.m. (Eastern time) on the Record Date. In order to exercise the Rights represented by the Rights Certificate, the holder of Rights must complete and deliver the Rights Certificate to the Subscription Agent in the manner and upon the terms set out in this prospectus. All exercises of Rights are irrevocable once submitted. See “DESCRIPTION OF OFFERED SECURITIES — Rights Certificate -- Common Shares Held in Registered Form”.

If a Shareholder does not exercise, or sells or otherwise transfers, its Rights, then such Shareholder’s current percentage ownership in the Corporation will be diluted as a result of the exercise of Rights by other Shareholders.

This prospectus qualifies the distribution of the Offered Securities in the Eligible Jurisdictions. The Offered Securities are not being distributed or offered to Shareholders in any jurisdiction other than the Eligible Jurisdictions (an “Ineligible Jurisdiction”) and, except under the circumstances described herein, Rights may not be exercised by or on behalf of a holder of Rights resident in an Ineligible Jurisdiction (an “Ineligible Holder”). This prospectus is not, and under no circumstances is to be construed as, an offering of any Rights or Common Shares for sale in any Ineligible Jurisdiction or a solicitation therein of an offer to buy any securities. Rights Certificates will not be sent to Shareholders with addresses of record in any Ineligible Jurisdiction. Instead, such Ineligible Holders will be sent a letter advising them that their Rights Certificates will be held by the Subscription Agent, who will hold such Rights as agent for the benefit of all such Ineligible Holders. See “DESCRIPTION OF OFFERED SECURITIES — Ineligible Holders”.

Under a standby purchase agreement dated April 10, 2013 (the “Standby Purchase Agreement”), Glencore AG (the “Standby Purchaser”), the Corporation’s largest shareholder, which owns approximately 25.6% of the outstanding Common Shares, has agreed, subject to certain terms, conditions and limitations, to purchase at the Subscription Price, pursuant to the Basic Subscription Privilege, the Additional Subscription Privilege and the Standby Purchase Agreement, up to [•] Offered Securities calculated by dividing US$53,063,160 (being 24.99% of the Corporation's Market Capitalization as of the date of execution of the Standby Purchase Agreement less (A) the Standby Fee and (B) the fair market value of all other transactions contemplated by the Rights Offering, Standby Purchase Agreement and related transactions in so far as they relate to Glencore (other than the Bridge Loan) as determined by the Board acting reasonably), by the Subscription Price, as fully paid and non-assessable Common Shares, such number of Common Shares (the “Standby Shares”) subject to the Standby Purchaser's ultimate parent entity (within the meaning of the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”)) holding (within the meaning of the HSR Act) not more than 49.99% of the Corporation’s outstanding Common Shares, following allocation of the Offered Securities to the holders of Rights (collectively, the “Maximum Investment”).

The Standby Purchase Agreement may be terminated by the Standby Purchaser prior to the Expiry Time in certain circumstances. This prospectus qualifies the distribution of the Standby Shares. In consideration of the agreement of the Standby Purchaser to purchase the Standby Shares as provided above, the Standby Purchaser will be entitled to a fee at the closing of the Rights Offering equal to 2.00% of the Maximum Investment, being US$1,061,263 (the “Standby Fee”). The Standby Fee will be payable in cash in immediately available funds by wire transfer to the account designated by the Standby Purchaser. See “STANDBY COMMITMENT”.

The Company and the Standby Purchaser have agreed to enter into certain corporate governance arrangements in connection with any closing of the Rights Offering under which, effective January 1, 2014, the Standby Purchaser may appoint that number of the directors of the Company which is proportionate to the Standby Purchaser's holdings of issued and outstanding common shares (on a fully diluted basis) relative to all the issued and outstanding common shares (on a fully diluted basis) subject to certain limitations including that the Standby Purchaser may not appoint more than 49% (rounding down) of the Board of Directors of the Corporation (the “Board”).

Certain legal matters relating to Canadian law in connection with the Rights Offering will be passed upon on our behalf by Farris, Vaughan, Wills & Murphy LLP, British Columbia, Canada and certain legal matters relating to United States laws will be passed upon on our behalf by Troutman Sanders LLP, New York, New York.

The Standby Purchaser is not engaged as an underwriter in connection with the Rights Offering and has not been involved in the preparation of, or performed any review of, this prospectus in the capacity of an underwriter. No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

Investments in Rights and the Common Shares underlying such Rights are subject to a number of risks. See “RISK FACTORS” for a discussion of factors that should be considered by prospective investors and their advisors in assessing the appropriateness of an investment in the Rights or the Common Shares underlying such Rights.

The Corporation's registered office is located at Suite 2500, 700 West Georgia Street, Vancouver, British Columbia, V7Y 1B3 and the Corporation's head office is located at 444 Cedar Street, Suite 2060, Saint Paul, Minnesota, 55101.

Certain persons signing a certificate under Part 5 of National Instrument 41-101- General Prospectus Requirements, reside outside of Canada. Although these individuals, Messrs. Jonathan Cherry and Douglas Newby, have appointed Farris, Vaughan, Wills & Murphy LLP as their agent for service of process in British Columbia, it may not be possible for investors to enforce judgments obtained in Canada against Messrs. Cherry and Newby.

EXCHANGE RATE INFORMATION

            The following table reflects the high and low rates of exchange for one United States dollar, expressed in Canadian dollars, during the periods noted, the rates of exchange at the end of such periods and the average of such rates of exchange for each period, based on the Bank of Canada noon spot rate of exchange. On April 9, 2013, the Bank of Canada noon spot rate of exchange was US$1.00 equals C$1.0162.

Annual Data

	High	Low	End	Average
Year Ended	($)	($)	($)	($)
October 31, 2012(1)	1.0418	0.9710	0.9996	1.0007
January 31, 2012	1.0604	0.9449	1.0052	0.9907
January 31, 2011	1.0778	0.9862	1.0022	1.0260
February 1, 2010	1.3000	1.0151	1.0653	1.1267

__________________________________
Note:

(1)	for 9 month period ended October 31, 2012

GENERAL MATTERS

            In this prospectus, “PolyMet”, “we”, “us” and “our” refer collectively to the Corporation and its consolidated subsidiaries, unless the context otherwise requires. All references in this prospectus to “dollars” or “$” are to Canadian dollars unless otherwise noted. All references to “U.S. dollars” or “US$” are to United States dollars. The Corporation’s financial statements incorporated herein by reference have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. The Corporation prepares its financial statements in Canadian dollars.

            You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

            We have filed with the SEC under the U.S. Securities Act a registration statement on Form F-10 relating to the Offered Securities being offered hereunder and of which this prospectus forms a part. This prospectus, which constitutes part of the registration statement, does not contain all of the information set forth in such registration statement, certain items of which are contained in the exhibits to the registration statement as permitted or required by the rules and regulations of the SEC. Items of information omitted from this prospectus but contained in the registration statement will be available on the SEC’s website at www.sec.gov.

            We file with the securities commissions or similar authorities in each of the provinces of British Columbia, Alberta and Ontario (the “Canadian Securities Authorities”) material change reports, annual and quarterly reports and other information. We are subject to the informational requirements of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance with the Exchange Act, we also file certain reports with and furnish other information to the SEC. You may read any document we file with or furnish to the SEC at the SEC’s public reference room at Room 1580, 100 F Street N.E., Washington, D.C. 20549. You may also obtain copies of the same documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Please call the SEC at 1-800-SEC-0330 or contact them at www.sec.gov for further information on the public reference rooms.

            You may also access our disclosure documents and any reports, statements or other information that we file with the Canadian Securities Authorities through the Internet on the Canadian System for Electronic Document Analysis and Retrieval, which is commonly known by the acronym SEDAR and which may be accessed at www.sedar.com. SEDAR is the Canadian equivalent of the SEC’s Electronic Document Gathering Analysis and Retrieval System, which is commonly known by the acronym EDGAR and which may be accessed at www.sec.gov.

CAUTIONARY STATEMENT WITH REGARD TO FORWARD-LOOKING STATEMENTS

            Certain statements contained in this prospectus and in the documents incorporated by reference in this prospectus, constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995 and “forward-looking information” under the provisions of Canadian provincial securities laws. Forward-looking statements are frequently characterized by words such as “expects,” “anticipates,” “believes,” “intends,” “estimates,” “potential,” “possible,” “projects,” “plans,” and similar expressions, or statements that events, conditions or results “will,” “may,” “could,” or “should” occur or be achieved or their negatives or other comparable words. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements that may be expressed or implied by such forward-looking statements. In making the forward-looking statements in this prospectus, we have applied several material assumptions, including, but not limited to, the assumption that: (1) market fundamentals will result in copper, nickel and precious metals being sustained at sufficient levels to enable the NorthMet Project (as defined herein), once completed, to be able to sell its products and operate economically; (2) the operations of the NorthMet Project, once completed, will be viable operationally; (3) the project financing, equipment financing and any other financing that may be needed for the NorthMet Project will be available on commercially reasonable terms; (4) the Corporation will be able to pay back the Bridge Loan (as defined herein); (5) the Standby Purchase Agreement will not be terminated; and (6) the Corporation will be able to obtain the necessary permits. The statements, including the statements contained in our Annual Report on Form 20-F under Item 3D “Risk Factors,” Item 4B “Business Overview,” Item 5 “Operating and Financial Review and Prospects,” and Item 11 “Quantitative and Qualitative Disclosures About Market Risk,” are inherently subject to a variety of risks and uncertainties that could cause actual results, performance or achievements to differ significantly. Statements relating to “mineral reserves” or “mineral resources” are deemed to be forward-looking statements, as they involve the implied assessment, based on certain estimates and assumptions that the mineral reserves and mineral resources described can be profitably produced in the future. Forward-looking statements are based on the opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those projected in the forward-looking statements. Forward-looking statements include statements regarding the outlook for our future operations, plans and timing for our exploration and development programs, statements about future market conditions, supply and demand conditions, forecasts of future costs and expenditures, the outcome of legal proceedings, and other expectations, intentions and plans that are not historical fact. You are cautioned that any such forward-looking statements are not guarantees and may involve risks and uncertainties. Our actual results may differ materially from those in the forward-looking statements due to risks facing us or due to actual facts differing from the assumptions underlying our predictions. Some of these risks and assumptions include:

  completion of environmental review;

  obtaining permits on a timely basis;

  general economic and business conditions, including changes in interest rates and exchange rates;

  prices of natural resources, costs associated with mineral exploration and development, and other economic conditions;

  natural phenomena;

  actions by government authorities, including changes in government regulation;

  uncertainties associated with legal proceedings;

  changes in the resources market;

  future decisions by management in response to changing conditions;

  our ability to execute prospective business plans; and

  misjudgments in the course of preparing forward-looking statements.

            We advise you that these cautionary remarks expressly qualify in their entirety all forward-looking statements attributable to us or persons acting on our behalf. Except as required by law, we are not under any obligation, and expressly disclaim any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. You should carefully review the cautionary statements and risk factors contained in this prospectus and other documents that we file from time to time with the Canadian Securities Authorities and the SEC and which are incorporated by reference herein.

            All subsequent forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section and the “RISK FACTORS” section of this prospectus.

ENFORCEABILITY OF CIVIL LIABILITIES

            The Corporation is a corporation incorporated under the Business Corporations Act (British Columbia) (“BCBCA”). Certain of the Corporation’s directors, and some of the experts named in this prospectus, are residents of Canada or otherwise reside outside the United States. Concurrent with the filing of this prospectus, the Corporation has appointed an agent for service of process in the United States (described below), but it may be difficult for Shareholders that reside in the United States to effect service within the United States upon those directors and experts that are not resident in the United States. It may also be difficult for Shareholders that reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Corporation’s civil liability and the civil liability of its directors, officers and experts under the U.S. federal securities laws. The Corporation has been advised by its Canadian counsel, Farris, Vaughan, Wills & Murphy LLP (“Farris’), that a judgment of a U.S. court predicated solely upon civil liability under U.S. federal securities laws or the securities or “blue sky” laws of any state within the United States, would probably be enforceable in Canada if the U.S. court in which the judgment was obtained assumed jurisdiction on the same basis that a court in Canada would assume jurisdiction. The Corporation has also been advised by Farris, however, that there is substantial doubt whether an action could be maintained in Canada in the first instance on the basis of liability predicated solely upon U.S. federal securities laws.

            The Corporation has filed with the SEC, concurrently with its registration statement on Form F-10 of which this prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Corporation has appointed Douglas J. Newby as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Corporation in a U.S. court arising out of or related to or concerning the offering of the securities under this prospectus.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

            This prospectus has been prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all reserve and resource estimates included or incorporated by reference in this prospectus have been prepared in accordance with Canadian National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), and the Canadian Institute of Mining, Metallurgy and Petroleum Definition Standards for Mineral Resources and Mineral Reserves (“CIM Definition Standards”). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for public disclosure an issuer makes of scientific and technical information concerning mineral projects.

            Canadian standards, including NI 43-101, differ significantly from the requirements of the SEC, and reserve and resource information contained or incorporated by reference in this prospectus may not be comparable to similar information disclosed by U.S. companies. In particular, and without limiting the generality of the foregoing, the term “resource” does not equate to the term “reserves”. Under U.S. standards, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “measured mineral resources”, “indicated mineral resources” or “inferred mineral resources” or other descriptions of the amount of mineralization in mineral deposits that do not constitute “reserves” by U.S. standards in documents filed with the SEC. U.S. investors should also understand that “inferred mineral resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “inferred mineral resource” will ever be upgraded to a higher category. Under Canadian rules, estimated “inferred mineral resources” may not form the basis of feasibility or pre-feasibility studies except in rare cases. Investors are cautioned not to assume that all or any part of an “inferred mineral resource” exists or is economically or legally mineable. Disclosure of “contained ounces” in a resource is permitted disclosure under Canadian regulations; however, the SEC normally only permits issuers to report mineralization that does not constitute “reserves” by SEC standards as in-place tonnage and grade without reference to unit measures. The requirements of NI 43-101 for identification of “reserves” are also not the same as those of the SEC, and reserves reported by the Corporation in compliance with NI 43-101 may not qualify as “reserves” under SEC standards. Accordingly, information concerning mineral deposits set forth herein and in the documents incorporated herein by reference may not be comparable with information made public by companies that report in accordance with U.S. standards.

            See page 22 of the Corporation’s annual information form filed on May 1, 2012 on Form 20-F, for the year ended January 31, 2012 (the “2012 AIF”) and filed on EDGAR at www.sec.gov, for a description of certain mining terms used in this prospectus and the documents incorporated by reference herein.

DOCUMENTS INCORPORATED BY REFERENCE

            Information has been incorporated by reference in this prospectus from documents filed with the Canadian Securities Administrators. Information that is incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, which were filed with the Canadian Securities Authorities under applicable Canadian securities laws and, subject to certain exceptions, with the SEC.

            The following documents of the Corporation are specifically incorporated by reference into and form an integral part of this prospectus:

1.	our 2012 AIF;

2.

our audited consolidated financial statements, filed on SEDAR on May 1, 2012, including notes thereto, as at January 31, 2012, January 31, 2011 and February 1, 2010 and for each of the years in the two-year period ended January 31, 2012, together with the auditors’ report thereon, and the management’s discussion and analysis relating thereto (the “Annual MD&A”) (collectively, the “Annual Financial Statements”);

3.	our management information circular dated June 7, 2012 in connection with our annual and special meeting of shareholders held on July 10, 2012 (the “2012 Circular”);

4.

our unaudited condensed interim consolidated financial statements, including notes thereto, for the three and nine month periods ended October 31, 2012 and 2011, and management’s discussion and analysis in respect of those statements (the “Interim MD&A”) (collectively, the “Interim Financial Statements”); and

5.

our material change report dated October 15, 2012 announcing that pursuant to a subscription agreement entered into November 12, 2010, the Corporation and Glencore AG completed the final tranche of a three tranche distribution.

            Any documents of the Corporation of the type described in section 11.1 of Form 44-101F1 – Short Form Prospectus filed by the Corporation with any securities regulatory authorities after the date of this prospectus and prior to the termination of this distribution will be deemed to be incorporated by reference into this prospectus. In addition, to the extent that any document or information incorporated by reference in this prospectus is included in any report on Form 6-K, Form 40-F, Form 20-F, Form 10-K, Form 10-Q or Form 8-K (or any respective successor form) that is filed with or furnished to the SEC after the date of this prospectus, such document or information shall be deemed to be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. In addition, we may incorporate by reference into this prospectus information from documents that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the Exchange Act.

            Any statement contained in this prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded, for purposes of this prospectus, to the extent that a statement contained in this prospectus or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded will not, except as so modified or superseded, be deemed to constitute a part of this prospectus.

SUMMARY

            The following is a summary of the principal features of the Rights Offering and should be read together with, and is qualified in its entirety by, the more detailed information and financial data and statements contained elsewhere or incorporated by reference in this prospectus. Certain terms used in this summary and in the prospectus are defined elsewhere herein.

Issuer:	PolyMet Mining Corp.

The Rights Offering:

Rights to subscribe for up to an aggregate of [ •] Common Shares. If additional Common Shares are issued prior to the Record Date pursuant to the exercise or exchange of outstanding warrants or options, additional Rights will be issued. Each Shareholder on the Record Date will receive one Right for each Common Share held.

Record Date:	[ •], 2013.

Commencement Date:	[ •], 2013.

Expiry Date:	[ •], 2013.

Expiry Time:	5:00 p.m. (Eastern time) on the Expiry Date. Rights not exercised before the Expiry Time on the Expiry Date will be void and have no value and will no longer be exercisable for any Common Shares.

Subscription Price:	US$[•] per Common Share.

Net Proceeds:

Approximately US$[ •], after deducting the estimated expenses of the Rights Offering of approximately US$[ •] and the Standby Fee equal to 2.00% of the Maximum Investment, being US$1,061,263 and assuming exercise in full of the Rights.

Basic Subscription Privilege:

Each [ •] Rights entitle the holder thereof (other than an Ineligible Holder as defined herein) to subscribe for one Common Share upon payment of the Subscription Price. Where the exercise of Rights would appear to entitle a holder of Rights to receive fractional Common Shares, the holder’s entitlement will be reduced to the next lowest whole number of Common Shares. The Corporation will not be required to issue fractional Common Shares or pay cash in lieu thereof. See “DESCRIPTION OF OFFERED SECURITIES — Basic Subscription Privilege”.

Additional Subscription Privilege:

Holders of Rights who exercise in full the Basic Subscription Privilege for their Rights are also entitled to subscribe pro rata for additional Common Shares, if any, not otherwise purchased pursuant to the Basic Subscription Privilege. See “DESCRIPTION OF OFFERED SECURITIES — Additional Subscription Privilege”.

Exercise of Rights:

For all Shareholders whose Common Shares are held in registered form with an address of record in an Eligible Jurisdiction, a Rights Certificate representing the total number of Rights to which such Shareholder is entitled as at the Record Date will be mailed with a copy of this prospectus to each such Shareholder. In order to exercise the Rights represented by the Rights Certificate, such holder of Rights must complete and deliver the Rights Certificate in accordance with the instructions set out under “DESCRIPTION OF OFFERED SECURITIES – How to Complete the Rights Certificate”. For Common Shares held through a Participant in the book-based system administered by CDS or in the book-based system administered by DTC, a Shareholder in an Eligible Jurisdiction or a Qualified Holder may exercise the Rights issued in respect of such Common Shares (under either the Basic Subscription Privilege or the Additional Subscription Privilege) by: (a) instructing the Participant holding such Rights to exercise all or a specified number of such Rights pursuant to the Basic Subscription Privilege, and if desired by such holder, pursuant to the Additional Subscription Privilege; and (b) forwarding to such Participant the Subscription Price for each Common Share that such holder wishes to subscribe for in accordance with the terms of this Rights Offering.

For Common Shares held through a Participant in the book-based system administered by CDS or in the book-based system administered by DTC, a Shareholder in an Eligible Jurisdiction or a Qualified Holder may exercise the Rights issued in respect of such Common Shares (under either the Basic Subscription Privilege or the Additional Subscription Privilege) by: (a) instructing the Participant holding such Rights to exercise all or a specified number of such Rights pursuant to the Basic Subscription Privilege, and if desired by such holder, pursuant to the Additional Subscription Privilege; and (b) forwarding to such Participant the Subscription Price for each Common Share that such holder wishes to subscribe for in accordance with the terms of this Rights Offering.

Holders that wish to exercise Rights issued in respect of Common Shares held through a Participant should contact such Participant to determine how Rights may be exercised. The entire Subscription Price for any Common Shares purchased must be paid at the time of subscription and must be received by the Subscription Agent at the Subscription Office prior to the Expiry Time on the Expiry Date. Accordingly, subscribers must provide the Participant holding their Rights with instructions and the required payment sufficiently in advance of the Expiry Date to permit proper exercise of their Rights. Participants will have an earlier deadline for receipt of instructions and payment. See “DESCRIPTION OF OFFERED SECURITIES – Rights Certificate -- Common Shares Held Through CDS”.

If your Rights are held of record through DTC, you may exercise your Basic Subscription Privilege or your Additional Subscription Privilege through the DTC’s “PSOP” function by instructing DTC to charge your applicable DTC account for the Subscription Payment for the Common Shares and deliver such amount to the Subscription Agent. The Subscription Agent must receive the required subscription documents and the Subscription Payment for any Common Shares sufficiently in advance of the Expiry Time on the Expiry Date to permit proper exercise of the Rights. See “DESCRIPTION OF OFFERED SECURITIES – Rights Certificate -- Common Shares Held Through DTC”.

Subscriptions for Common Shares will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted. See “CANADIAN PURCHASER’S STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION”.

If the delivered Subscription Payment is greater than the amount you owe for your subscription, the Subscription Agent will return the excess amount to you by mail, without interest or deduction, promptly after the closing of the Offering, which is anticipated to occur on or about [•], 2013. If the Rights Offering does not proceed, the Subscription Payments made pursuant to the Basic Subscription Privilege and Additional Subscription Privilege will be returned promptly to the Subscribers by the Subscription Agent without interest or deduction. See “DESCRIPTION OF OFFERED SECURITIES – Basic Subscription Privilege” and “– Additional Subscription Privilege”.

Shareholders in Ineligible Jurisdictions:

This Rights Offering is made in all of the Eligible Jurisdictions. No subscription under the Basic Subscription Privilege nor under the Additional Subscription Privilege will be accepted from any person, or such person’s agent, who appears to be, or who the Corporation has reason to believe is, an Ineligible Holder, except that the Corporation may accept subscriptions in certain circumstances from persons in such jurisdictions if the Corporation determines that such offering to and subscription by such person or agent is lawful and in compliance with all securities and other laws applicable in the jurisdiction where such person or agent is resident (each, an “Approved Eligible Holder”). No Rights Certificates will be mailed to Ineligible Holders and Ineligible Holders will not be permitted to exercise their Rights. Holders of Common Shares who have not received Rights Certificates but are resident in an Eligible Jurisdiction or wish to be recognized as Approved Eligible Holders should contact the Subscription Agent at the earliest possible time. Rights of Ineligible Holders will be held by the Subscription Agent until 5:00 p.m. (Eastern time) on [•], 2013 in order to provide the beneficial holders outside the Eligible Jurisdictions an opportunity to claim the Rights Certificate by satisfying the Corporation that the exercise of their Rights will not be in violation of the laws of the applicable jurisdiction. After such time, the Subscription Agent will attempt to sell the Rights of such registered Ineligible Holders on such date or dates and at such price or prices as the Subscription Agent will determine in its sole discretion. See “DESCRIPTION OF OFFERED SECURITIES — Ineligible Holders”.

Standby Commitment:

Under the Standby Purchase Agreement, the Standby Purchaser has agreed to purchase, at the Subscription Price, as principal and not with a view to resale or distribution, Standby Shares equal to the lesser of: (A) the number of Common Shares available under the Maximum Investment and (B) the results of (x) minus (y), where: (x) equals the number of Common Shares determined by dividing US$60,000,000 by the Subscription Price; and (y) equals the number of Common Shares subscribed for and taken up under the Rights Offering by holders of Rights, including the Standby Purchaser, pursuant to the Basic Subscription Privilege and Additional Subscription Privilege. The Standby Purchaser is not engaged as an underwriter in connection with the Rights Offering and has not been involved in the preparation of, or performed any review of, this prospectus in the capacity of an underwriter. The Standby Purchase Agreement may be terminated by the Standby Purchaser prior to the Expiry Time in certain circumstances. In consideration of the agreement of the Standby Purchaser to purchase the Standby Shares as provided in the Standby Purchase Agreement, the Standby Purchaser will be entitled to a fee equal to 2.00% of the Maximum Investment, being US$1,061,263, payable in cash in immediately available funds by wire transfer to the account designated by the Standby Purchaser, upon closing of the Rights Offering. See “STANDBY COMMITMENT”. The Company and the Standby Purchaser have agreed to enter into certain corporate governance arrangements in connection with any closing of the Rights Offering under which, effective January 1, 2014, the Standby Purchaser may appoint that number of the directors of the Company which is proportionate to the Standby Purchaser's holdings of issued and outstanding common shares (on a fully diluted basis) relative to all the issued and outstanding common shares (on a fully diluted basis) subject to certain limitations including that the Standby Purchaser may not appoint more than 49% (rounding down) of the directors to the Board.

Use of Proceeds:

The Corporation intends to use the net proceeds of this Rights Offering to repay the Bridge Loan (as defined herein) and for permitting and other costs associated with the development of the NorthMet Project in St. Louis County, Minnesota (the “NorthMet Project”), and general corporate purposes.

Listing and Trading:

The Corporation will apply to list the Rights, the Common Shares issuable upon the exercise of the Rights and the Standby Shares on the TSX and the NYSE MKT. The approval of such listing will be subject to the Corporation fulfilling all of the listing requirements of the TSX and the NYSE MKT.

Risk Factors:	The receipt of Rights and an investment in Common Shares are subject to a number of risk factors. See “RISK FACTORS”.

THE CORPORATION

            PolyMet was incorporated under the predecessor to the BCBCA on March 4, 1981 under the name Fleck Resources Ltd., which we changed to PolyMet Mining Corp. on June 10, 1998. The Corporation is a development stage company engaged in the exploration and development of natural resource properties. Currently our sole mineral property is the NorthMet Project.

Our Business

            In the fiscal years ended January 31, 2012, 2011, and 2010 and to date, the Corporation conducted exploration, development and acquisition activities only and did not conduct any operations that generated revenues. Thus, we rely principally on equity or debt convertible into equity financings to fund our projects and expenditures.

            Since 2003, the Corporation has focused on commencing commercial production on our NorthMet Project. We have focused our efforts on four main areas:

            Acquisition of the Erie Plant. The Erie Plant is a large processing facility and associated infrastructure located approximately six miles west of our NorthMet ore body. On November 15, 2005 and December 20, 2006, the Corporation entered into a total of three Contracts for Deed with Cliffs Erie LLC, a subsidiary of Cliffs Natural Resources Inc. (formerly Cleveland Cliffs, Inc.) (“Cliffs”), under which the Corporation now owns a 100,000 ton-per-day crushing and milling facility, a railroad and railroad access rights connecting the Erie Plant to the NorthMet ore body, tailings facilities, 120 railcars, locomotive fueling and maintenance facilities, water rights and pipelines, large administrative offices on site and approximately 6,000 acres to the east and west of and contiguous to the existing tailing facilities. As part of the consideration, the Corporation indemnified Cliffs for the liability related to final reclamation and closure of the acquired property.

            Environmental review and permitting. To commence commercial production at our NorthMet Project, various regulatory approvals are needed. In October 2005, the Minnesota Department of Natural Resources (“MDNR”) published its Environmental Assessment Worksheet Decision Document establishing the MDNR as the lead state agency and the United States Army Corps of Engineers (“USACE”) as the lead federal agency (together, the “Lead Agencies”) for preparation of an Environmental Impact Statement (“EIS”) for our NorthMet Project.

            In November 2009, the Lead Agencies published the PolyMet draft EIS, which marked the start of a period for public review and comment that ended on February 3, 2010. During this period, the Lead Agencies held two public meetings and received more than 3,700 submissions containing approximately 22,000 separate comments, including an extensive comment letter from the United States Environmental Protection Agency (“EPA”) in its role as reviewer of projects that could impact the environment.

            On June 25, 2010, the Lead Agencies announced that they intended to complete the EIS process by preparing a supplemental draft EIS that incorporates a proposed land exchange with the United States Forest Service (“USFS”) and expands government agency cooperation. The USFS joined the USACE as a federal co-lead agency through the completion of the EIS process. In addition, the EPA has joined the effort as a cooperating agency. The MDNR remains the state co-lead agency.

            On October 13, 2010, the USACE and the USFS published a Notice of Intent to complete the supplemental draft EIS, which will:

  Supplement and supersede the draft EIS and respond to concerns identified by the EPA and other comments on the draft EIS, and

  Incorporate potential effects from the proposed land exchange between the USFS and us.

            PolyMet has undertaken an extensive review of all aspects of the NorthMet Project which has resulted in numerous improvements and reduced environmental impacts.

            The Corporation partnered with GE Water & Process Technologies (“GE”) and Barr Engineering to design and operate a pilot water treatment plant using reverse osmosis membrane technology developed by GE. The reverse osmosis pilot plant has successfully treated approximately two million gallons of water, demonstrating the technical and regulatory viability that will enable PolyMet to meet state and federal water quality standards. The Corporation has completed engineering control designs as well as the design of and inputs to groundwater, surface water and air dispersion models to assess potential environmental impacts from the NorthMet Project. Following extensive quality assurance/quality control review by Foth Infrastructure & Environment and Barr Engineering, PolyMet delivered these results to the state regulatory agencies and the EIS contractor for review, which is largely complete.

            The results are being incorporated into the preliminary supplemental draft EIS which will then be reviewed by the EPA and other governmental and cooperating agencies prior to publication of the supplemental draft EIS for public review. We expect the public review period to commence before the summer of 2013.

            Completion of the final EIS, incorporating appropriate responses to public comments, and a subsequent adequacy decision by the MDNR and Record of Decision by the federal agencies are necessary before the land exchange can occur and various permits required to construct and operate the NorthMet Project can be issued.

            Prior to receipt of these permits, we intend to secure production debt financing that would be available upon receipt of key permits, with construction slated to start upon receipt of permits and availability of construction finance.

            Engineering and feasibility. The Corporation retained Bateman Engineering Pty. of Brisbane, Australia (“Bateman”) as the coordinating consultant to prepare a Definitive Feasibility Study (the “DFS”). In September 2006 we reported that the DFS confirmed the economic and technical viability of our NorthMet Project.

            Bateman was responsible for completing the process design and detail engineering and cost estimates for the plant and infrastructure. This work was supported by other firms that provided geo-statistical reviews of the ore body, mine planning and scheduling of ore and waste, and assessment of the market for the metals and intermediate products planned to be produced.

            Since September 2006, we have completed additional drilling and expanded the reserves. In May 2008 we completed an internal update of the DFS (the “DFS Update”) which contemplates an initial stage in which we would sell concentrate during completion of construction and commissioning of the hydrometallurgical plant that was contemplated in the DFS. This approach has the advantage of staging capital costs so that the hydrometallurgical plant can be funded in part from cash flow from sales of concentrate, and it reduces our reliance on delivery of long lead-time equipment before we start commercial production.

            In February 2011, we announced that we plan to build the NorthMet Project in two phases, the first to produce and market concentrates containing copper, nickel, cobalt and precious metals, and the second to process the nickel concentrate through a single autoclave, resulting in production and sale of high grade copper concentrate, value added nickel-cobalt hydroxide, and precious metals precipitate products.

            The results of the 2007 drill program, the DFS Update and the February 2011 revisions are described in the technical report under NI 43-101 filed on SEDAR on January 23, 2013 (the “Technical Report”).

            In February 2013, we announced improvements to the NorthMet Project and further progress in the environmental review that will reduce the NorthMet Project’s environmental impacts. The reduced environmental impacts include: reductions in sulfur dioxide, mercury and greenhouse gas emissions at the plant site, capture of groundwater and surface seepage with the construction of an in ground containment system to the north and west of the existing tailings basin, and all contact water discharged from the NorthMet Project will be treated through reverse osmosis plants.

            Financing and corporate development. Since 2003, the Corporation raised approximately $155 million from equity private placement financings and the exercise of warrants issued as part of those financings. We have also issued $25 million initial principal debentures and have a loan of $4 million secured by land acquired with proceeds from the loan.

            Since October 31, 2008, the Corporation and Glencore have entered into a series of financing agreements and a marketing agreement whereby Glencore committed to purchase all of the Corporation’s production of concentrates, metal, or intermediate products on market terms at the time of delivery, for at least the first five years of production. PolyMet agreed to propose to shareholders the election of Stephen Rowland, a senior executive of Glencore, as a director and also appointed a senior member of Glencore's technical team to PolyMet's Technical Steering Committee. As a result of the series of financing transactions and the purchase by Glencore of PolyMet common shares previously owned by Cliffs, Glencore's current and potential ownership of PolyMet comprises:

  46,967,842 Common Shares representing 25.6% of PolyMet's issued and outstanding Common Shares.

  $25,000,000 initial principal floating rate secured debentures due September 30, 2014. Including capitalized interest as at March 31, 2013, these debentures are exchangeable at $1.50 per Common Share, subject to conventional anti-dilution provisions, into 20,500,756 Common Shares. Upon PolyMet giving Glencore notice that it has received permits necessary to start construction of the NorthMet Project and availability of senior construction financing in a form reasonably acceptable to Glencore, Glencore will be required to exchange the debentures for Common Shares. The debentures bear interest at 12-month US dollar LIBOR plus 4%, compounded quarterly. Interest is payable in cash or by increasing the principal amount of the debentures at Glencore’s option. At March 31, 2013, $5,751,134 of interest had been added to the principal amount of the debentures since inception. The Corporation has provided security on the debentures covering all of the assets of PolyMet and Poly
  Met Mining, Inc., including a pledge of PolyMet’s 100% shareholding in Poly Met Mining, Inc. The debentures contain certain customary affirmative and negative covenants, including, among other things, with respect to the incurrence of debt and the grant of guarantees by the Corporation and its subsidiaries.

  Glencore holds warrants to purchase 5,600,000 Common Shares at $1.50 per Common Share, subject to conventional anti-dilution provisions, at any time until December 31, 2015, subject to mandatory exercise if the 20-day volume weighted average price of PolyMet common shares is equal to or greater than 150% the exercise price and PolyMet provides notice to Glencore that it has received permits necessary to start construction of the North Met Project and availability of senior construction finance, in a form reasonably acceptable to Glencore.

            If Glencore were to exercise all of its rights and obligations under these agreements, it would own 73,068,598 Common Shares of PolyMet, representing 34.9% on a partially diluted basis. Each of these agreements contain customary anti-dilution provisions that are triggered upon the occurrence of certain financing events, including the Rights Offering. The debentures will become exchangeable following the Rights Offering at US$[•] per Common Share into [•] Common Shares, and the purchase warrants will become exchangeable at US$[•] per Common Share into [•] Common Shares.

            Glencore was previously granted a right of first refusal to provide material financings other than certain forms of equity financing, subject to regulatory approval, as long as it owns 10% or more of the issued and outstanding Common Shares of PolyMet. As long as Glencore owns more than 5% of the issued and outstanding Common Shares of PolyMet, it has the right to participate pro rata in any equity-related financing by the Corporation to maintain its ownership interest on a fully diluted basis (currently [•]% on a fully diluted basis). Glencore has waived its right of first refusal with respect to the Rights Offering and the issuance of the Rights Offering securities subject to revocation upon termination of the Standby Purchase Agreement and material breach by the Corporation under the Standby Purchase Agreement.

            On April 10, 2013, Poly Met Mining, Inc. (“PMI”), a wholly-owned U.S. subsidiary of the Corporation, and the Standby Purchaser entered into an amendment to that certain purchase agreement dated as of October 31, 2008, as further amended, whereby the Standby Purchaser agreed to provide subject to certain conditions (including receiving a receipt for the preliminary prospectus relating to the Rights Offering) a US$20,000,000 bridge loan (the “Bridge Loan”) to PMI. The obligations of PMI under the Bridge Loan are guaranteed by the Corporation, and the Corporation will use a portion of the proceeds from the Rights Offering to repay the Bridge Loan in full.

            The Bridge Loan will be made available to PMI pursuant to the issuance to the Standby Purchaser of a fifth debenture, the amended Tranche E Debenture. The amended Tranche E Debenture will mature on the earlier to occur of: (a) the completion of the Rights Offering, and (b) May 1, 2014. Interest will be payable on the amended Tranche E Debenture at a fixed rate of LIBOR plus 4%. A portion of the proceeds from the Rights Offering will be used to repay the Bridge Loan.

            Among other things, if the Rights Offering is not completed within 90 days of the execution of the Standby Purchase Agreement, the Standby Purchaser has the right to declare all of the then outstanding principal and interest under the Bridge Loan and all other debentures held by the Standby Purchaser to be due and payable.

            On April 9, 2013, the Corporation and the Standby Purchaser entered into the Standby Purchase Agreement whereby the Standby Purchaser has agreed, subject to certain terms, conditions and limitations, to purchase, at the Subscription Price, as fully paid and non-assessable Common Shares, the Standby Shares.

            Our registered and records office is located at our legal counsel’s offices situated at 2500 – 700 West Georgia Street, Vancouver, B.C. V7Y 1B3, Canada. Our executive headquarters are located at Poly Met Mining, Inc., 444 Cedar Street, Suite 2060, St Paul, Minnesota 55101. Our principal office is situated at First Canadian Place, 100 King Street West, Suite 5700, Toronto, Ontario Canada M5X 1C7. Our phone number is (416) 915-4149.

BACKGROUND TO THE RIGHTS OFFERING

            The Rights Offering is the result of discussions and negotiations among representatives of the Corporation, an independent committee of the Board of the Corporation and the Standby Purchaser, and their respective advisors. The following is a summary of the principal events leading up to the Corporation’s announcement of the Rights Offering on April 9, 2013.

            At a Board meeting in early November 2012, management presented to the Board a range of expenditure alternatives through anticipated completion of the NorthMet Project environmental review and permitting process, including discretionary expenditure on additional engineering and design and down payments to secure deliverability of long lead time equipment in order to meet the Corporation's plan to construct the NorthMet Project in 15 months from the official start of construction once necessary permits have been received.

            The Board considered possible financing alternatives taking into account market conditions at the time, the Corporation's financing needs and timing of those needs, and expected progress on the environmental review process between then and filing of the January 31, 2013 financial statements due no later than May 1, 2013.

            The Standby Purchaser indicated to the Board of the Corporation in mid-January, 2013 that it intended to exercise its right of first refusal on any material financing, other than equity-related financings, and that it suggested the Corporation consider conducting a rights offering backstopped exclusively by the Standby Purchaser with a Bridge Loan to address the Corporation’s liquidity requirements while a rights offering was being completed.

            As part of the Corporation’s ongoing review of various alternatives to enhance its liquidity, including a refinancing or repayment of debt and issuance of new debt and equity, and in light of the Standby Purchaser’s intentions mentioned above, the Board established an ad hoc committee of independent directors (the “Special Committee”) on February 8, 2013 comprised of four independent directors, Messrs. Ian Forrest, Al Hodnik, William Murray and Frank Sims (as chair), each of whom was determined to not have any direct or indirect material relationship with the Standby Purchaser. The mandate of the Special Committee was to consider, review and evaluate the terms of any financing involving the Standby Purchaser and any transactions for the financing of the Corporation without the involvement of the Standby Purchaser, and to consider, review and evaluate the Corporation’s liquidity and capital structure alternatives in light of the Corporation’s timely needs for capital resources due to the stage of development of the NorthMet Project.

            On February 18, 2013, the Special Committee met for the first time to discuss a range of alternatives with the Standby Purchaser in respect of the Corporation’s overall liquidity and its capital structure including a review of the proposal presented by the Standby Purchaser at such time. The Special Committee considered potential independent financial advisors to assist in considering the proposal.

            On February 22, 2013, the Special Committee met to review in detail the existing right of first refusal and pre-emptive right that the Standby Purchaser currently has and to review the proposed term sheet that the Corporation intended to present to the Standby Purchaser which included the terms of the Bridge Loan. The Special Committee determined that the Board of the Corporation should approve the counter-proposal approved by the Special Committee in the revised term sheet and present such counter-proposal to the Standby Purchaser and to invite the Standby Purchaser to indicate what support it would be willing to provide in respect of the various potential alternatives being considered. The Special Committee met a number of times following its formation and reported the results of its discussions and considerations to the Board.

            Members of the Special Committee, along with its legal advisors, also engaged in a number of discussions and negotiations with representatives of the Standby Purchaser and the Corporation’s management to obtain additional information required by the Special Committee in its consideration of the proposal.

            During meetings of the full Board held in Toronto on March 6 and March 7, 2013, the Special Committee held separate meetings at which it was briefed on the state of the financing markets for mining companies in general and reviewed the Corporation's anticipated financing needs through completion of permitting for the NorthMet Project, and the likely timeline and reportable milestones to completion of permitting. As part of these discussions, the Board considered the progress made in completing the technical review of the NorthMet Project within the environmental review process and the degree of confidence that the supplemental draft EIS will be issued for public review before the summer of 2013. As a result, the Special Committee recommended to the Board that the Corporation negotiate with the Standby Purchaser regarding the terms of the proposed Rights Offering.

            Between March 25, 2013 and April 8, 2013, the Corporation and the Standby Purchaser and their respective legal advisors prepared and circulated documentation with respect to the Bridge Loan as well as the Standby Purchase Agreement.

            On April 5, 2013, members of the Special Committee met to review and consider that, under Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (“MI 61-101”), the transactions contemplated pursuant to the Standby Purchase Agreement and the Bridge Loan are “related party transactions” insofar as the Standby Purchaser is, by reason of the securities currently held in the Corporation (being greater than 10% of the voting rights of the securities of the Corporation), a related party of the Corporation. Pursuant to MI 61-101, related party transactions are, with certain limited exceptions, subject to formal valuation and minority shareholder approval requirements unless an exemption is available from those requirements.

            The Special Committee concluded that the commitments under the Standby Purchase Agreement, including the Standby Fee, and Bridge Loan, were not subject to the formal valuation requirement and were exempt from the minority approval requirement of MI 61-101 for the following reasons: (a) the Standby Fee will only be payable in cash, no securities will be issuable in lieu, (b) the Standby Commitment contemplated by the Standby Purchase Agreement, as the maximum amount of the commitment by the Standby Purchaser and all other transactions contemplated under the Standby Purchase Agreement (other than the Bridge Loan), is not to exceed 24.99% of the “market capitalization” (as defined in MI 61-101) of the Corporation, and (c) the terms and conditions of the Bridge Loan are reasonable commercial terms that are not less advantageous to the Corporation than if the Bridge Loan was obtained from a person dealing at arm’s length with the Corporation and is not convertible directly or indirectly into equity or voting securities of the Corporation or a subsidiary of the Corporation or otherwise participating in nature or repayable as to principal or interest, directly or indirectly, in equity or voting securities of the Corporation or a subsidiary of the Corporation.

            The Special Committee further deliberated upon the advantages and disadvantages to the Corporation of the transactions contemplated by the Standby Purchase Agreement and Bridge Loan and concluded that entering into the Standby Purchase Agreement and Bridge Loan was in the best interests of the Corporation.

            On April 8, 2013, the Special Committee met to consider the final terms of the Bridge Loan, the preliminary prospectus, the Standby Purchase Agreement and the waiver of the Shareholder Rights Plan of the Corporation dated December 4, 2003, as amended and restated on May 25, 2007 and January 16, 2008 (the “Rights Plan”) in connection with (i) all transactions contemplated by the Standby Purchase Agreement including the Standby Purchaser's acquisition and beneficial ownership of the Standby Shares; (ii) the acquisition and beneficial ownership by the Standby Purchaser of the additional Common Shares issuable upon the anti-dilution provisions being triggered in connection with the Rights Offering under the terms of the convertible securities; and (iii) for greater certainty, the issuance of the Rights to the Standby Purchaser and the Standby Purchaser’s acquisition and beneficial ownership of the Common Shares issuable upon exercise of the Rights and all transactions contemplated in connection with the Rights Offering, and the issue of the Rights and the Common Shares issuable upon exercise of the Rights to the Standby Purchaser and the final draft of a press release announcing the Rights Offering. After a detailed review of the terms of the Bridge Loan and the Standby Purchase Agreement, the Special Committee unanimously recommended that the Board of Directors approve the Bridge Loan, the Standby Purchase Agreement and the Rights Offering.

            Following the meeting of the Special Committee, the Board met to review the draft Bridge Loan documents, the draft preliminary prospectus, the Standby Purchase Agreement, the waiver of the Rights Plan and the draft press release announcing the Rights Offering and to receive the report and recommendation of the Special Committee. The Board, having received the unanimous recommendation of the Special Committee, unanimously approved the Bridge Loan, the Rights Offering, the Standby Purchase Agreement and the press release announcing the Rights Offering and related material change report.

USE OF PROCEEDS

            The net proceeds (assuming full exercise of the Rights) to be received by the Corporation from the Rights Offering are estimated to be approximately US$[•], after deducting the estimated expenses of the Rights Offering of approximately US$[•] and the Standby Fee equal to 2.00% of the Maximum Investment, being US$1,061,263. On April 9, 2013, the Corporation entered into a Bridge Loan Agreement with Glencore whereby Glencore will lend to PMI US$20,000,000 to be repaid from the proceeds of the Rights Offering on the closing of the Rights Offering or May 1, 2014. The Bridge Loan will provide funding for the Corporation's ongoing expenses until the Rights Offering is completed, if necessary.

            If the Rights Offering is completed by the end of June 2013, the Corporation expects that it will have used up to US$5,000,000 from the proceeds of the Bridge Loan and will have more than US$15,000,000 cash on hand reflecting cash on hand prior to the drawdown of the Bridge Loan plus the unused proceeds from the Bridge Loan.

            The Corporation intends to use the net proceeds of US$[•] from this Rights Offering together with the cash on hand of approximately US$16,000,000 at closing of the Rights Offering as follows:

Repayment of Bridge Loan (principal):	US$20,000,000

Environmental Review & Permitting:	US$17,000,000

Maintaining existing infrastructure:	US$5,000,000

Engineering and procurement:	US$20,000,000

General corporate purposes:	US$[•]

            The budget for environmental review and permitting includes anticipated payments to compensate the MDNR for the cost of staff time and external consultants as well as the Corporation's own engineering, legal and public relations team. Maintenance of existing infrastructure includes the Erie Plant facilities and continuing environmental compliance measures. Engineering and procurement includes completion of front end engineering and design work, updated construction budget, down payments against the start of equipment fabrication and deposits on long lead time equipment.

CONSOLIDATED CAPITALIZATION

            The following table sets forth the consolidated capitalization of the Corporation as at October 31, 2012, before and after giving effect to this Rights Offering, assuming net proceeds to the Corporation of US$[•] assuming exercise of all of the Rights. This table should be read in conjunction with the Corporation’s audited consolidated financial statements as at and for the year ended January 31, 2012, the unaudited interim consolidated financial report as at and for the three and nine month periods ended October 31, 2012, as well as the Annual MD&A and the Interim MD&A, all of which are incorporated herein by reference.

	As at January	As at	As at
In millions of Canadian dollars	31, 2012	October 31, 2012	October 31, 2012
Cash	(Actual)	(Actual)	(As Adjusted)
Cash and cash equivalents	17,478	11,058	[ •]
Short-term investments	30	14	[ •]
Total cash	17,508	11,072	[ •]

Indebtedness, principal value
Senior Unsecured Notes	-0-	-0-	[ •]
Senior Secured Term Loan	32,690	34,006	[ •]
New Debt Financing	-0-	-0-	[ •]
Other	-0-	-0-	[ •]
Total Indebtedness, principal value	32,690	34,006	[ •]

Shareholders’ Equity
Capital Stock	170,566	184,197	[ •]
Contributed Surplus	43,590	46,923	[ •]
Deficit	(81,790)	(86,275)	[ •]
Total Shareholders’ Equity	132,366	144,845	[ •]

Total Capitalization	165,056	178,851	[ •]

DESCRIPTION OF SHARE CAPITAL

            The authorized capital of the Corporation consists of an unlimited number of common shares without par value. On the date of this prospectus, 183,250,082 Common Shares were outstanding, including 709,882 restricted shares. In addition, as of April 5, 2013, there were options outstanding to acquire 15,120,000 Common Shares and restricted stock units to acquire 76,000 Common Shares pursuant to the Corporation’s 2007 Omnibus Share Compensation Plan, as amended and restated (the “Omnibus Plan”). In addition, as of April 5, 2013, there were bonus shares to acquire 3,640,000 Common Shares issuable pursuant to the Corporation’s bonus share incentive plan for certain directors, key employees and consultants, and warrants to acquire 27,584,089 Common Shares. For further details regarding the authorized capital of the Corporation, see the 2012 AIF, which is incorporated herein by reference.

Common Shares

            Shareholders are entitled to one vote per Common Share at all meetings of Shareholders except meetings at which only holders of another specified class or series of shares of the Corporation are entitled to vote separately as a class or series. The holders of Common Shares are entitled to receive dividends as and when declared by the Board of Directors, and to receive a pro rata share of the remaining property and assets of the Corporation in the event of liquidation, dissolution or winding up of the Corporation. The Common Shares carry no pre-emptive, redemption, purchase or conversion rights. Pursuant to the terms of prior financings, the Standby Purchaser has certain anti-dilution rights that permit it to acquire additional securities so as to maintain its proportional equity interest in the Corporation. Neither the BCBCA nor the constating documents of the Corporation impose restrictions on the transfer of Common Shares on the register of the Corporation, provided that the Corporation receives the certificate representing the Common Shares to be transferred together with a duly endorsed instrument of transfer and payment of any fees and taxes which may be prescribed by the Board of Directors from time to time. There are no sinking fund provisions in relation to the Common Shares and they are not liable to further calls or to assessment by the Corporation. The BCBCA provides that the rights and provisions attached to any class of shares may not be modified, amended or varied unless consented to by special resolution passed by a majority of not less than two-thirds of the votes cast in person or by proxy by holders of shares of that class.

Options to Purchase Common Shares

            The Rights Offering is a corporate transaction that will affect the Corporation’s issued share capital and its outstanding equity securities that are convertible into, exchangeable for or exercisable to acquire unissued share capital (“Convertible Securities”). Some, but not all, of the Corporation’s outstanding Convertible Securities contain certain anti-dilution adjustment provisions that are intended to ensure that a holder of Convertible Securities is entitled to acquire equivalent share capital after the occurrence of a relevant corporate transaction, such as the Rights Offering. The outstanding warrants held by Glencore are subject to certain specific anti-dilution adjustment provisions that are intended to ensure that a holder is entitled to acquire equivalent share capital after the occurrence of a relevant corporate transaction, such as the Rights Offering. Currently granted incentive stock options (“Stock Options”), restricted stock units and restricted stock (collectively, “RSUs”) issued under the Omnibus Plan are not subject to specific anti-dilution adjustment provisions. Instead, the Omnibus Plan authorizes the Board of Directors to make appropriate adjustments to the terms of outstanding Stock Options and RSUs to reflect changes to the Common Shares resulting from corporate transactions such as the Rights Offering. Subject to the prior approval of the TSX, the Corporation may adjust the terms of its outstanding Stock Options and RSU’s on a basis equivalent to the adjustments to be made, in accordance with their terms, to the Warrants. Information provided elsewhere in this prospectus with respect to the number of Convertible Securities issued and outstanding is given without giving effect to any anti-dilution adjustment provisions described above.

            Assuming that the Rights Offering is fully subscribed, the number of Common Shares issuable upon the exercise of all outstanding Warrants will increase from [•] Common Shares to [•] Common Shares. There are currently Stock Options outstanding exercisable to purchase up to [•] Common Shares in the aggregate at exercise prices ranging from C$[•] to C$[•] per Common Share. Assuming that the Rights Offering is fully subscribed and the terms of the Stock Options are adjusted on a basis equivalent to the adjustments to be made to the Warrants, the outstanding Stock Options, as so adjusted, would be exercisable to purchase up to [•] Common Shares in the aggregate and the number of Common Shares issuable pursuant to the anti-dilution subscription right would increase from [•] Common Shares to [•] Common Shares. Assuming that the Rights Offering is fully subscribed and the terms of the RSUs are adjusted on a basis equivalent to the adjustments to be made to the Warrants, the outstanding RSUs, as so adjusted, would be exercisable to purchase up to [•] Common Shares in the aggregate and the number of Common Shares issuable would increase from [•] Common Shares to [•] Common Shares.

INTENTION OF INSIDERS AND OTHERS TO EXERCISE RIGHTS

            Pursuant to the Standby Purchase Agreement, the Standby Purchaser has agreed to exercise its Basic Subscription Privilege in full and intends to fully exercise its Additional Subscription Privilege, subject to the Maximum Investment.

            The Corporation, after reasonable inquiry, believes that certain insiders and others, other than the Standby Purchaser, intend to exercise or cause to be exercised Rights to purchase approximately 5,537,400 Common Shares, representing 3.022% of the Rights Offering.

            The information as to the intentions of our insiders is not within our knowledge and has been furnished by the respective insiders. No assurance can be given by us that the respective insiders will subscribe for Common Shares in the amounts set out above or at all.

PRIOR SALES

            During the 12-month period prior to the date of this prospectus, the Corporation issued Common Shares or securities convertible into Common Shares as follows:

Date	Number and Type of Security Issued	Issue/Exercise Price	Type of Issuance
January 21, 2013	27,174 Common Shares	US$0.92 per Common Share	Extension of option agreement for land purchase(1)
January 8, 2013	182,706 Common Shares	US$0.88 per Common Share	Restricted Stock Awards
January 7, 2013	268,176 Common Shares	US$0.92 per Common Share	Restricted Stock Awards
October 15, 2012	5,000,000 Common Shares	US$2.00 per Common Share	Private Placement(2)
October 1, 2012	20,000 Common Shares	US$1.14 per Common Share	Extension of option agreement for land purchase(1)
July 4, 2012	20,000 Common Shares	US$0.83 per Common Share	Extension of option agreement for land purchase(1)
April 25, 2012	135,000 Common Shares	$0.85 per Common Share	Exercise of stock options
April 2, 2012	20,000 Common Shares	US$1.16 per Common Share	Extension of option agreement for land purchase(1)

Notes:

(1)

Through its wholly-owned U.S. subsidiary, PMI, PolyMet entered into agreements with Burns Enterprise, LLC (“Burns”) and Leonard Land Company, LLC (“Leonard”) for the extension of the option to purchase certain land in Minnesota, U.S.A. and as further consideration for the extension, granted to Burns a maximum of $25,000 in Common Shares every three months, pending the extension of the option. Through its wholly-owned U.S. subsidiary, PMI, PolyMet entered into an agreement with AG for Waterfowl, LLP to acquire control of land that is planned to be converted into wetlands.

(2)	The Common Shares were issued pursuant to a subscription agreement entered into November 12, 2010 between the Corporation and Glencore, which was the final tranche of a three tranche distribution.

PRICE RANGE AND TRADING VOLUME

            The Common Shares are listed for trading on the TSX under the symbol “POM” and on the NYSE MKT under the symbol “PLM”. The following table sets forth the market price range and trading volumes of the Common Shares on the TSX and the NYSE MKT for the periods indicated.

Month Ended	Toronto Stock Exchange			NYSE MKT
	High	Low	Total Volume	High	Low	Total Volume
	(CDN$)	(CDN$)	(#)	(US$)	(US$)	(#)
April 1 - 9, 2013	1.20	1.15	75,912	1.19	1.13	832,700
March 31, 2013	1.26	1.16	601,100	1.23	1.13	2,699,100
February 28, 2013	1.27	1.07	1,058,600	1.25	1.07	4,623,800
January 31, 2013	1.12	0.77	2,331,800	1.13	0.90	4,545,800
December 31, 2012	0.92	0.84	370,500	0.96	0.85	3,181,800
November 30, 2012	1.11	0.90	476,900	1.14	0.90	2,979,100
October 31, 2012	1.15	0.99	1,586,100	1.17	0.99	3,201,700
September 30, 2012	1.16	1.05	504,900	1.20	1.07	2,322,200
August 31, 2012	1.20	1.00	339,800	1.21	0.99	3,079,000
July 31, 2012	1.15	0.82	314,300	1.17	0.79	3,360,100
June 30, 2012	0.98	0.72	882,400	0.98	0.68	4,126,800
May 31, 2012	1.09	0.70	751,900	1.10	0.68	4,651,300
April 30, 2012	1.16	1.00	621,900	1.20	1.01	3,467,000

DESCRIPTION OF OFFERED SECURITIES

Issue of Rights and Record Date

            Shareholders of record at 5:00 p.m. (Eastern time) on the Record Date will receive Rights on the basis of one Right for each Common Share held at that time. The Rights permit the holders thereof (provided that such holders are in an Eligible Jurisdiction or are Approved Eligible Holders) to subscribe for and purchase from the Corporation up to an aggregate of [•] Common Shares, assuming exercise in full of the Rights issued hereunder. The Rights are transferable in Canada and in the United States by the holders thereof. See “Sale or Transfer of Rights”.

            The Rights will be represented by the Rights Certificates that will be issued in registered form. For Shareholders who hold their Common Shares in registered form, a Rights Certificate evidencing the number of Rights to which a holder is entitled as at the Record Date and the number of Common Shares which may be obtained on exercise of those Rights will be mailed with a copy of this prospectus to each Shareholder as of 5:00 p.m. (Eastern time) on the Record Date. See “Rights Certificate - Common Shares Held in Registered Form”.

            Shareholders that hold their Common Shares through a CDS Participant or DTC Participant will not receive physical certificates evidencing their ownership of Rights. On the Record Date, a global certificate representing such Rights will be issued electronically to, and in the name of, CDS and will be issued in certificated form to DTC, or its nominee. See “Rights Certificate - Common Shares Held Through CDS” and “Rights Certificates – Common Shares Held Through DTC”.

Subscription Basis

            For every [•] Rights held, the holder thereof (other than an Ineligible Holder) is entitled to subscribe for one Common Share at the Subscription Price of $[•] per Common Share. This Subscription Price was determined by the Corporation in accordance with the rules of the TSX. Subject to statutory rescission rights, any exercise of Rights for Common Shares will be irrevocable once submitted.

            Where the exercise of Rights would appear to entitle a holder of Rights to receive fractional Common Shares, the holder’s entitlement will be reduced to the next lowest whole number of Common Shares. The Corporation will not be required to issue fractional Common Shares or pay cash in lieu thereof. CDS Participants or DTC Participants that hold Rights for more than one beneficial holder may, upon providing evidence satisfactory to the Corporation, exercise Rights on behalf of its accounts on the same basis as if the beneficial owners of Common Shares were holders of record on the Record Date.

Commencement Date and Expiry Date

            The Rights will be eligible for exercise following [•], 2013 (the “Commencement Date”). The Rights will expire at the Expiry Time on the Expiry Date. Shareholders who exercise the Rights will become holders of Common Shares issued through the exercise of the Rights on the completion of the Rights Offering, which is expected to occur on or before the second business day following the Expiry Date. RIGHTS NOT EXERCISED PRIOR TO THE EXPIRY TIME ON THE EXPIRY DATE WILL BE VOID AND OF NO VALUE.

Basic Subscription Privilege

            Each Shareholder at 5:00 p.m. (Eastern time) on the Record Date is entitled to receive one Right for each Common Share held. For every [•] Rights held, the holder (other than an Ineligible Holder) is entitled to acquire one Common Share under the Basic Subscription Privilege at the Subscription Price by subscribing and making payment in the manner described herein prior to the Expiry Time on the Expiry Date. A holder of Rights that subscribes for some, but not all, of the Common Shares pursuant to the Basic Subscription Privilege will be deemed to have elected to waive the unexercised balance of such Rights and such unexercised balance of Rights will be void and of no value unless the Subscription Agent is otherwise specifically advised by such holder at the time the Rights Certificate is surrendered that the Rights are to be transferred to a third party or are to be retained by the holder. Holders of Rights who exercise in full the Basic Subscription Privilege for their Rights are also entitled to subscribe for the Additional Shares, if any, that are not otherwise subscribed for under the Rights Offering on a pro rata basis, prior to the Expiry Time on the Expiry Date pursuant to the Additional Subscription Privilege. See “Additional Subscription Privilege”. Where the exercise of Rights would appear to entitle a holder of Rights to receive fractional common shares, the holder’s entitlement will be reduced to the next lowest whole number of Common Shares. The Corporation will not be required to issue fractional Common Shares or pay cash in lieu thereof. CDS Participants or DTC Participants that hold Rights for more than one beneficial Shareholder as at the Record Date may, upon providing evidence satisfactory to the Corporation and the Subscription Agent, exercise Rights on behalf of their accounts on the same basis as if the beneficial owners of Common Shares were holders of record on the Record Date.

            For Rights held in registered form, in order to exercise the Rights represented by a Rights Certificate, the holder of Rights must complete and deliver the Rights Certificate to the Subscription Agent in accordance with the terms of this Rights Offering in the manner and upon the terms set out in this prospectus and pay the aggregate Subscription Price. Any exercises of Rights for Common Shares are irrevocable once submitted.

            For Rights held through a CDS Participant, a holder may subscribe for Common Shares by instructing the CDS Participant holding the subscriber’s Rights to exercise all or a specified number of such Rights and forwarding the Subscription Price for each Common Share subscribed for in accordance with the terms of this Rights Offering to such CDS Participant. Any exercise of Rights for Common Shares made in connection with the Rights Offering through a CDS Participant will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted.

            For Rights held through a DTC Participant, a holder may subscribe for Common Shares by instructing the DTC Participant holding the subscriber’s Rights to exercise all or a specified number of such Rights and forwarding the Subscription Price for each Common Share subscribed for in accordance with the terms of this Rights Offering to such DTC Participant. Any exercise of Rights for Common Shares made in connection with the Rights Offering through a DTC Participant will be irrevocable and subscribers will be unable to withdraw their subscriptions for Common Shares once submitted.

            The Subscription Price is payable in U.S. funds by certified cheque, bank draft or money order drawn to the order of the Subscription Agent. In the case of subscription through a CDS Participant or DTC Participant, the Subscription Price is payable by certified cheque, bank draft or money order drawn to the order of such CDS Participant or DTC Participant, by direct debit from the subscriber’s brokerage account or by electronic funds transfer or other similar payment mechanism. The entire Subscription Price for Common Shares subscribed for must be paid at the time of subscription and must be received by the Subscription Agent at the Subscription Office prior to the Expiry Time on the Expiry Date. Accordingly, a subscriber subscribing through a CDS Participant or DTC Participant must deliver its payment and instructions sufficiently in advance of the Expiry Date to allow the CDS Participant or DTC Participant to properly exercise the Rights on its behalf.

            Payment of the Subscription Price will constitute a representation to the Corporation and, if applicable, to the CDS Participant or DTC Participant, by the subscriber (including by its agents) that: (a) either the subscriber is not a citizen or resident of an Ineligible Jurisdiction or the subscriber is an Approved Eligible Holder; and (b) the subscriber is not purchasing the Common Shares for resale to any person who is a citizen or resident of an Ineligible Jurisdiction.

Additional Subscription Privilege

            Each holder of Rights who has exercised in full the Basic Subscription Privilege for its Rights may subscribe for Additional Shares, if available, at a price equal to the Subscription Price for each Additional Share. The number of Additional Shares will be the difference, if any, between the total number of Common Shares issuable upon exercise of Rights and the total number of Common Shares subscribed and paid for pursuant to the Basic Subscription Privilege at the Expiry Time on the Expiry Date. Subscriptions for Additional Shares will be received subject to allotment only and the number of Additional Shares, if any, that may be allotted to each subscriber will be equal to the lesser of: (a) the number of Additional Shares that such subscriber has subscribed for; and (b) the product (disregarding fractions) obtained by multiplying the number of Additional Shares available to be issued by a fraction, the numerator of which is the number of Rights previously exercised by the subscriber and the denominator of which is the aggregate number of Rights previously exercised under the Rights Offering by all holders of Rights that have subscribed for Additional Shares. If any holder of Rights has subscribed for fewer Additional Shares than such holder’s pro rata allotment of Additional Shares, the excess Additional Shares will be allotted in a similar manner among the holders who were allotted fewer Additional Shares than they subscribed for.

            To apply for Additional Shares under the Additional Subscription Privilege, each holder of Rights must forward their request to the Subscription Agent at the Subscription Office or their CDS Participant or DTC Participant, as applicable, prior to the Expiry Time on the Expiry Date. Payment for Additional Shares, in the same manner as required upon exercise of the Basic Subscription Privilege, must accompany the request when it is delivered to the Subscription Agent or a CDS Participant or a DTC Participant, as applicable. Any excess funds will be returned by mail by the Subscription Agent or credited to a subscriber’s account with its CDS Participant or DTC Participant, as applicable, without interest or deduction. Payment of such price must be received by the Subscription Agent prior to the Expiry Time on the Expiry Date, failing which the subscriber’s entitlement to such Additional Shares will terminate. Accordingly, a subscriber subscribing through a CDS Participant or a DTC Participant must deliver its payment and instructions to its CDS Participant or DTC Participant sufficiently in advance of the Expiry Time on the Expiry Date to allow the CDS Participant or DTC Participant to properly exercise the Additional Subscription Privilege on its behalf.

Subscription and Transfer Agent

            The Subscription Agent has been appointed the agent of the Corporation to receive subscriptions and payments from holders of Rights Certificates, to act as registrar and transfer agent for the Common Shares and to perform certain services relating to the exercise and transfer of Rights. The Corporation will pay for the services of the Subscription Agent. Subscriptions and payments under the Rights Offering should be sent to the Subscription Agent at:

By Registered Mail, Hand or Courier	By Mail

Computershare Investor Services Inc.	Computershare Investor Services Inc.
9th Floor	P.O. Box 7021
100 University Avenue	31 Adelaide Street East
Toronto, Ontario M5J 2Y1	Toronto, Ontario M5C 3H2

Attention: Corporate Actions	Attention: Corporation Actions

            Enquiries relating to the Rights Offering should be addressed to the Subscription Agent by telephone at 1-800-564-6253.

Rights Certificate - Common Shares Held in Registered Form

            For all Shareholders with an address of record in an Eligible Jurisdiction whose Common Shares are held in registered form, a Rights Certificate representing the total number of Rights to which each such Shareholder is entitled as at the Record Date and the number of Common Shares which may be obtained on exercise of those Rights will be mailed with a copy of this prospectus to each such Shareholder. In order to exercise the Rights represented by the Rights Certificate, such holder of Rights must complete and deliver the Rights Certificate in accordance with the instructions set out under “How to Complete the Rights Certificate”. Rights not exercised by the Expiry Time on the Expiry Date will be void and of no value.

Rights Certificate - Common Shares Held Through CDS

            For all Shareholders who hold their Common Shares through a securities broker or dealer, bank or trust company or other CDS Participant with an address of record in an Eligible Jurisdiction in the book based system administered by CDS, a global certificate representing the total number of Rights to which all such Shareholders as at the Record Date are entitled will be issued in registered form to CDS and will be deposited with CDS on the Commencement Date. The Corporation expects that each beneficial Shareholder will receive a confirmation of the number of Rights issued to it from its CDS Participant in accordance with the practices and procedures of that CDS Participant. CDS will be responsible for establishing and maintaining book-entry accounts for CDS Participants holding Rights.

           Neither the Corporation nor the Subscription Agent will have any liability for: (a) the records maintained by CDS or CDS Participants relating to the Rights or the book-entry accounts maintained by them; (b) maintaining, supervising or reviewing any records relating to such Rights; or (c) any advice or representations made or given by CDS or CDS Participants with respect to the rules and regulations of CDS or any action to be taken by CDS or CDS Participants.

           The ability of a person having an interest in Rights held through a CDS Participant to pledge such interest or otherwise take action with respect to such interest (other than through a CDS Participant) may be limited due to the lack of a physical certificate.

            Shareholders who hold their Common Shares through a CDS Participant must arrange purchases or transfers of Rights through their CDS Participant. It is anticipated by the Corporation that each such purchaser of a Common Share or Right will receive a customer confirmation of issuance or purchase, as applicable, from the CDS Participant through which such Right is issued or such Common Share is purchased in accordance with the practices and policies of such CDS Participant.

Rights Certificate - Common Shares Held Through DTC

            For all Shareholders who hold their Common Shares through a securities broker or dealer, bank or trust company or other DTC Participant with an address of record in an Eligible Jurisdiction in the book based system administered by DTC, a global certificate representing the total number of Rights to which all such Shareholders as at the Record Date are entitled will be issued in registered form to DTC and will be deposited with DTC on the Commencement Date. The Corporation expects that each beneficial Shareholder will receive a confirmation of the number of Rights issued to it from its DTC Participant in accordance with the practices and procedures of that DTC Participant. DTC will be responsible for establishing and maintaining book-entry accounts for DTC Participants holding Rights.

            Neither the Corporation nor the Subscription Agent will have any liability for: (a) the records maintained by DTC or DTC Participants relating to the Rights or the book-entry accounts maintained by them; (b) maintaining, supervising or reviewing any records relating to such Rights; or (c) any advice or representations made or given by DTC or DTC Participants with respect to the rules and regulations of DTC or any action to be taken by DTC or DTC Participants.

            The ability of a person having an interest in Rights held through a DTC Participant to pledge such interest or otherwise take action with respect to such interest (other than through a DTC Participant) may be limited due to the lack of a physical certificate.

            Shareholders who hold their Common Shares through a DTC Participant must arrange purchases or transfers of Rights through their DTC Participant. It is anticipated by the Corporation that each such purchaser of a Common Share or Right will receive a customer confirmation of issuance or purchase, as applicable, from the DTC Participant through which such Right is issued or such Common Share is purchased in accordance with the practices and policies of such DTC Participant.

How to Complete the Rights Certificate

1.

Form 1 — Basic Subscription Privilege. The maximum number of Rights that may be exercised pursuant to the Basic Subscription Privilege is shown in the box on the upper right hand corner of the face of the Rights Certificate. Form 1 must be completed and signed to exercise all or some of the Rights represented by the Rights Certificate pursuant to the Basic Subscription Privilege. If Form 1 is completed so as to exercise some but not all of the Rights represented by the Rights Certificate, the holder of the Rights Certificate will be deemed to have waived the unexercised balance of such Rights, unless the Subscription Agent is otherwise specifically advised by such holder at the time the Rights Certificate is surrendered that the Rights are to be transferred to a third party or are to be retained by the holder.

2.

Form 2 — Additional Subscription Privilege. Complete and sign Form 2 on the Rights Certificate only if you also wish to participate in the Additional Subscription Privilege. See “Additional Subscription Privilege”.

3.

Form 3 — Transfer of Rights. Complete and sign Form 3 on the Rights Certificate only if you wish to transfer the Rights. Your signature must be guaranteed by a Schedule I bank, a major trust company in Canada, or a member of an acceptable Medallion Signature Guarantee Program, including STAMP, SEMP, and MSP. Members of STAMP are usually members of a recognized stock exchange in Canada or members of the Investment Industry Regulatory Organization of Canada. The guarantor must affix a stamp bearing the actual words “Signature Guaranteed”. It is not necessary for a transferee to obtain a new Rights Certificate to exercise the Rights, but the signatures of the transferee on Forms 1 and 2 must correspond in every particular with the name of the transferee (or the bearer if no transferee is specified) as the absolute owner of the Rights Certificate for all purposes. If Form 3 is completed, the Subscription Agent will treat the transferee as the absolute owner of the Rights Certificate for all purposes and will not be affected by notice to the contrary.

4.

Form 4 — Dividing or Combining. Complete and sign Form 4 on the Rights Certificate only if you wish to divide or combine the Rights Certificate, and surrender it to the Subscription Agent at the Subscription Office. Rights Certificates need not be endorsed if the new Rights Certificate(s) are issued in the same name. The Subscription Agent will then issue a new Rights Certificate in such denominations (totalling the same number of Rights as represented by the Right(s) Certificates being divided or combined) as are required by the Rights Certificate holder. Rights Certificates must be surrendered for division or combination in sufficient time prior to the Expiry Time to permit the new Rights Certificates to be issued to and used by the Rights Certificate holder.

5.

Payment. Enclose payment in U.S. funds by certified cheque, bank draft or money order payable to the order of “Computershare Investor Services Inc.”. The amount of payment will be $[•] per Common Share. Payment must also be included for any Additional Shares subscribed for under the Additional Subscription Privilege.

6.

Deposit. Deliver or mail the completed Rights Certificate and payment in the enclosed return envelope addressed to the Subscription Agent so that it is received by the Subscription Office listed above before the Expiry Time on the Expiry Date. If mailing, registered mail is recommended. Please allow sufficient time to avoid late delivery. The signature of the Rights Certificate holder must correspond in every particular with the name that appears on the face of the Rights Certificate.

            Signatures by a trustee, executor, administrator, guardian, attorney, officer of a corporation or any person acting in a fiduciary or representative capacity should be accompanied by evidence of authority satisfactory to the Subscription Agent. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of any subscription will be determined by the Corporation in its sole discretion, and any determination by the Corporation will be final and binding on the Corporation and its security holders. Upon delivery or mailing of the completed Rights Certificate to the Subscription Agent, the exercise of the Rights and the subscription for Common Shares is irrevocable. The Corporation reserves the right to reject any subscription if it is not in proper form or if the acceptance thereof or the issuance of Common Shares pursuant thereto could be unlawful. The Corporation also reserves the right to waive any defect in respect of any particular subscription. Neither the Corporation nor the Subscription Agent is under any duty to give any notice of any defect or irregularity in any subscription, nor will they be liable for the failure to give any such notice. Any holder of Rights that fails to complete their subscription in accordance with the foregoing instructions prior to the Expiry Time on the Expiry Date will forfeit their Rights under the Basic Subscription Privilege and the Additional Subscription Privilege attaching to those Rights.

Undeliverable Rights

            Rights Certificates returned to the Subscription Agent as undeliverable will not be sold by the Subscription Agent and no proceeds of sale will be credited to such holders.

Sale or Transfer of Rights

            Holders of Rights in registered form in Canada or the United States may, instead of exercising their Rights to subscribe for Common Shares, sell or transfer their Rights to any person that is not an Ineligible Holder by completing Form 3 on the Rights Certificate and delivering the Rights Certificate to the transferee. See “- How to Complete the Rights Certificate - 3. Form 3 - Transfer of Rights”. A permitted transferee of the Rights of a registered holder of a Rights Certificate may exercise the Rights transferred to such permitted transferee without obtaining a new Rights Certificate. If a Rights Certificate is transferred in blank, the Corporation and the Subscription Agent may thereafter treat the bearer as the absolute owner of the Rights Certificate for all purposes and neither the Corporation nor the Subscription Agent will be affected by any notice to the contrary.

            An application will be submitted to the TSX to approve the listing of the Rights, the Common Shares issuable upon the exercise of the Rights, and the Standby Shares. Similar applications will be made with NYSE MKT to admit the Rights for trading and list the Common Shares issuable upon the exercise of the Rights and the Standby Shares. Listing or admittance for trading of the Rights on the TSX and NYSE MKT is subject to the Corporation obtaining conditional listing approval or a comparable approval of the listing for the Rights, the Common Shares issuable upon exercise of the Rights, and the Standby Shares from, and fulfilling all of the listing requirements of each of the TSX and NYSE MKT, respectively. Provided the Corporation obtains each such approval and fulfills all such requirements, the Rights will be listed or admitted for trading, as applicable, on each of the TSX and NYSE MKT on [•], 2013. Holders that do not wish to exercise their Rights may sell or transfer their Rights through usual investment channels, such as investment dealers and brokers, at the holder’s own expense. If approved for listing or admitted for trading, as applicable, it is expected that the Rights will cease trading on the TSX at noon (Eastern time) on the Expiry Date, and on the NYSE MKT at the close of trading (Eastern time) on the day immediately preceding the Expiry Date. The Corporation has filed with the SEC a registration statement on Form F-10 under the U.S. Securities Act, and expects to make other certain filings with the SEC and the NYSE MKT so that the Rights and the Common Shares issuable upon the exercise of the Rights issued to Shareholders that are U.S. residents and are not affiliates of the Corporation will not be subject to transfer restrictions under U.S. securities law.

            Holders of Rights through CDS or DTC Participants in Canada who wish to sell or transfer their Rights must do so in the same manner in which they sell or transfer Common Shares. See “- Rights Certificate - Common Shares Held Through CDS” and “Rights Certificate – Common Shares Held Through DTC”.

Dividing or Combining Rights Certificates

            A Rights Certificate may be divided, exchanged or combined. See “— How to Complete the Rights Certificate - 4. Form 4 - Dividing or Combining”.

Reservation of Common Shares

            The Corporation will, at all times, reserve sufficient unissued Common Shares as will permit the exchange of all the outstanding Rights for Common Shares during the period beginning on the Commencement Date and ending on the Expiry Date at the Expiry Time.

Dilution to Existing Shareholders

            If a Shareholder does not exercise all of its Rights pursuant to the Basic Subscription Privilege, the Shareholder’s current percentage ownership in the Corporation will be diluted by the issuance of Common Shares upon the exercise of Rights by other Shareholders, as well as the purchase of Standby Shares by the Standby Purchaser and the triggering of the anti-dilution adjustments of the Corporation’s outstanding exchange warrants issued in connection with the debentures to Glencore. Shareholders should be aware that the Standby Purchaser has agreed, subject to certain terms, conditions and limitations, to exercise its Rights under the Basic Subscription Privilege in full pursuant to the Standby Purchase Agreement and to purchase the Standby Shares. See “STANDBY COMMITMENT”.

Ineligible Holders

            This Rights Offering is made only in the Eligible Jurisdictions. Accordingly, neither a subscription under the Basic Subscription Privilege nor under the Additional Subscription Privilege will be accepted from any person, or such person’s agent, who appears to be, or who the Corporation has reason to believe is an Ineligible Holder, except that the Corporation may accept subscriptions in certain circumstances from an Approved Eligible Holder.

            Rights Certificates will not be issued and forwarded by the Corporation to Ineligible Holders who are not Approved Eligible Holders. Ineligible Holders will be presumed to be resident in the place of their registered address unless the contrary is shown to the satisfaction of the Corporation. Ineligible Holders will be sent a letter advising them that their Rights Certificates will be issued to and held on their behalf by the Subscription Agent. The letter will also set out the conditions required to be met, and procedures that must be followed, by Ineligible Holders wishing to participate in the Rights Offering. Rights Certificates in respect of Rights issued to Ineligible Holders will be issued to and held by the Subscription Agent as agent for the benefit of Ineligible Holders. The Subscription Agent will hold the Rights until 5:00 p.m. (Eastern time) on [•], 2013 in order to provide Ineligible Holders an opportunity to claim a Rights Certificate by satisfying the Corporation that the issue of Common Shares pursuant to the exercise of Rights will not be in violation of the laws of the applicable jurisdiction. Following such date, the Subscription Agent, for the account of registered Ineligible Holders (including Ineligible Holders with an address of record in the United States), will, prior to the Expiry Time on the Expiry Date, attempt to sell the Rights of such registered Ineligible Holders represented by Rights Certificates in the possession of the Subscription Agent on such date or dates and at such price or prices as the Subscription Agent determines in its sole discretion.

            Beneficial owners of Common Shares registered in the name of a resident of an Ineligible Jurisdiction, who are not themselves resident in an Ineligible Jurisdiction, who wish to be recognized as an Approved Eligible Holder and who believe that their Rights Certificates may have been delivered to the Subscription Agent, should advise their broker if they wish to subscribe and the broker may contact the Subscription Agent at the earliest opportunity and in any case in advance of 5:00 p.m. (Eastern time) on [•], 2013 to request to have their Rights Certificates mailed to them.

            The Rights and the Common Shares issuable on the exercise of the Rights and the Standby Shares have not been qualified for distribution in any Ineligible Jurisdiction and, accordingly, may only be offered, sold, acquired, exercised or transferred in transactions not prohibited by applicable laws in Ineligible Jurisdictions. Notwithstanding the foregoing, persons located in such Ineligible Jurisdictions may be able to exercise the Rights and purchase Common Shares provided that they furnish an investor letter satisfactory to the Corporation on or before [•], 2013. The form of investor letter will be available from the Corporation or the Subscription Agent upon request. A holder of Rights in an Ineligible Jurisdiction holding on behalf of a person resident in an Eligible Jurisdiction may be able to exercise the Rights provided the holder certifies in the investor letter that the beneficial purchaser is resident in an Eligible Jurisdiction and satisfies the Corporation that such subscription is lawful and in compliance with all securities and other applicable laws.

            No charge will be made for the sale of Rights by the Subscription Agent except for a proportionate share of any brokerage commissions incurred by the Subscription Agent and the costs of or incurred by the Subscription Agent in connection with the sale of the Rights. Registered Ineligible Holders will not be entitled to instruct the Subscription Agent in respect of the price or the time at which the Rights are to be sold. The Subscription Agent will endeavour to effect sales of Rights on the open market and any proceeds received by the Subscription Agent with respect to the sale of Rights net of brokerage fees and costs incurred and, if applicable, the Canadian tax required to be withheld, will be divided on a pro rata basis among such registered Ineligible Holders and delivered by mailing cheques (in Canadian funds) of the Subscription Agent therefor as soon as practicable to such registered Ineligible Holders at their addresses recorded on the books of the Corporation. Amounts of less than $10.00 will not be remitted. The Subscription Agent will act in its capacity as agent of the registered Ineligible Holders on a best efforts basis only and the Corporation and the Subscription Agent do not accept responsibility for the price obtained on the sale of, or the inability to sell, the Rights on behalf of any registered Ineligible Holder. Neither the Corporation nor the Subscription Agent will be subject to any liability for the failure to sell any Rights of registered Ineligible Holders or as a result of the sale of any Rights at a particular price or on a particular day. There is a risk that the proceeds received from the sale of Rights will not exceed the costs of or incurred by the Subscription Agent in connection with the sale of such Rights and, if applicable, the Canadian tax required to be withheld. In such event, no proceeds will be remitted.

            Holders of Rights who are not resident in Canada or the United States should be aware that the acquisition and disposition of Rights or Common Shares may have tax consequences in the jurisdiction where they reside, which are not described herein. Accordingly, such holders should consult their own tax advisors about the specific tax consequences in the jurisdiction where they reside of acquiring, holding and disposing of Rights or Common Shares.

PLAN OF DISTRIBUTION

            Each Shareholder on the Record Date will receive one Right for each Common Share held.

            This prospectus qualifies the distribution of the Rights as well as the Common Shares issuable upon exercise of the Rights and the Standby Shares in each of the Eligible Jurisdictions. The Rights as well as the Common Shares issuable upon the exercise of the Rights and the Standby Shares are not qualified under the securities laws of, or being distributed or offered in, any Ineligible Jurisdiction and, except under the circumstances described herein, Rights may not be exercised by or on behalf of an Ineligible Holder. This prospectus is not, and under no circumstances is to be construed as, an offering of any Rights or Common Shares for sale in any Ineligible Jurisdiction or a solicitation therein of an offer to buy any securities. Rights Certificates will not be sent to Shareholders with addresses of record in any Ineligible Jurisdiction. Instead, such Ineligible Holders will be sent a letter advising them that their Rights Certificates will be held by the Subscription Agent, who will hold such Rights as agent for the benefit of all such Ineligible Holders. See “DESCRIPTION OF OFFERED SECURITIES - Ineligible Holders”.

            No action has been or will be taken in any jurisdiction other than in the Eligible Jurisdictions, where action for that purpose is required, which would permit a public offering of the Offered Securities or the possession, circulation or distribution of this prospectus or any material relating to this Rights Offering except as set forth herein. Accordingly, the Offered Securities may not be offered, sold or delivered, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with this Rights Offering may be distributed or published, in or from any country or jurisdiction, except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

European Economic Area

            In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (defined below) (each, a “Relevant Member State”) with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the “Relevant Implementation Date”) no offer of rights may be made to the public in that Relevant Member State other than:

(a)	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

(b)

to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than qualified investors as defined in the Prospectus Directive) as permitted under the Prospectus Directive; or

(c)	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of Rights shall require the Corporation to publish a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

            For the purposes of this provision, the expression an “offer to the public” in relation to any Offered Securities in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the Rights Offering and any Rights to be offered so as to enable an investor to decide to purchase any Rights, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State, and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State. The expression 2010 PD Amending Directive means Directive 2010/73/EU.

           The Corporation has not authorized, nor does it authorize, the making of any offer of Rights through any financial intermediary on its behalf. Accordingly, no purchaser of Rights is authorized to make any further offer of the Rights on behalf of the Corporation.

            The European Economic Area selling restriction is in addition to any other selling restrictions set out in this prospectus.

Stock Exchange Approvals

            An application will be submitted to the TSX to approve the listing of the Rights, the Common Shares issuable upon the exercise of the Rights, and the Standby Shares. Similar applications will be made with NYSE MKT to admit the Rights for trading and list the Common Shares issuable upon the exercise of Rights and the Standby Shares. Listing of the Rights on the TSX and NYSE MKT is subject to obtaining conditional listing approval for the Rights, the Common Shares underlying the Rights, and the Standby Shares from the TSX and NYSE MKT and the Corporation fulfilling all of the listing requirements of the TSX and NYSE MKT, respectively. Provided the Corporation obtains each such approval and fulfills all such requirements, the Rights will be listed for trading on the TSX and admitted for trading on the NYSE MKT on [•], 2013. If approved for listing or admitted for trading, as applicable, it is expected that the Rights will cease trading on the TSX at noon (Eastern time) on the Expiry Date, and on the NYSE MKT at the close of trading (Eastern time) on the day immediately preceding the Expiry Date.

STANDBY COMMITMENT

            Under the Standby Purchase Agreement, the Standby Purchaser has agreed, subject to certain terms, conditions and limitations, to purchase at the Subscription Price, pursuant to the Basic Subscription Privilege, the Additional Subscription Privilege and the Standby Purchase Agreement, up to [•] Offered Securities calculated by dividing US$53,063,160 (being 24.99% of the Corporation's Market Capitalization as of the date of execution of the Standby Purchase Agreement less (A) the Standby Fee and (B) the fair market value of all other transactions contemplated by the Rights Offering, the Standby Purchase Agreement and the Standby Purchase Agreement and related transactions in so far as they relate to Glencore (other than the Bridge Loan) as determined by the Board acting reasonably), by the Subscription Price, as fully paid and non-assessable Common Shares, such number of Standby Shares subject to the Standby Purchaser's ultimate parent entity (within the meaning of the HSR Act) holding (within the meaning of the HSR Act) not more than 49.99% of the Corporation’s outstanding Common Shares, following allocation of the Offered Securities to the holders of Rights.

            The Standby Purchaser is not required or permitted to subscribe for any Rights Offering Shares and/or Standby Shares pursuant to its Basic Subscription Privilege, Additional Subscription Privilege and/or Standby Commitment if the subscription for such Common Shares would exceed the Maximum Investment.

            In consideration for the Standby Commitment, the Standby Purchaser will be entitled to the Standby Fee upon the successful completion of the Rights Offering in the amount equal to 2.00% of the Maximum Investment, being US$1,061,263. The Standby Fee will be payable in cash without set off against any amount payable by the Standby Purchaser on account of the Common Shares in immediately available funds by wire transfer to the account designated by the Standby Purchaser.

           The obligations of the Standby Purchaser to complete the subscription under the Rights Offering is subject to the following conditions, among others, being satisfied in full: (i) the Company and the Standby Purchaser shall have entered into certain corporate governance arrangements under which, effective January 1, 2014, the Standby Purchaser may appoint that number of the directors of the Company which is proportionate to the Standby Purchaser's holdings of issued and outstanding common shares (on a fully diluted basis) relative to all the issued and outstanding common shares (on a fully diluted basis) subject to certain limitations including that the Standby Purchaser may not appoint more than 49% (rounding down) of the directors to the Board; (ii) the Corporation and the Standby Purchaser having entered into a registration rights agreement; (iii) the closing of the Rights Offering having occurred within 90 days from the date of the Standby Purchase Agreement; and (iv) certain other customary closing conditions.

            The Corporation has provided certain representations, warranties and covenants under the Standby Purchase Agreement including corporate authority, authorized capitalization, no undisclosed material changes, tax and tax filings, use and title to owned and leased real property, proper permits, pension plans, environmental and mineral rights, intellectual property, financial reporting, and securities law matters, amongst others.

            The Standby Purchaser has provided certain representations, warranties and covenants under the Standby Purchase Agreement including corporate authority, amongst others.

            The obligations of the Standby Purchaser under the Standby Purchase Agreement may be terminated at the discretion of the Standby Purchaser in certain circumstances, including, without limitation:

(a)

by giving written notice to the Corporation at any time prior to, but not after, the date on which the final prospectus and registration statement is mailed to the holders in the Eligible Jurisdictions if:

(i)

the Corporation has committed a material breach of the Standby Purchase Agreement (which shall include, for the avoidance of doubt, any material breach of any representations or warranties set out in the Standby Purchase Agreement) and, if capable of cure, has not cured it within a reasonable time; or

	(ii)	an Event of Default (as defined in the Debentures (as defined in the Standby Purchase Agreement) has occurred and is continuing under the Debentures; or

(iii)

the Corporation has committed a material breach of any other material agreement between the Corporation and/or its Affiliates (as defined in the Standby Purchase Agreement) on the one hand and the Standby Purchaser and/or its Affiliates (as defined in the Standby Purchase Agreement) on the other hand and if capable of cure, has not been cured in the time permitted under the applicable agreement.

(b)	the Corporation fails to:

	(i)	obtain final listing approval from the TSX and the NYSE MKT for the Rights at least two days prior to the date named as the Record Date in the final prospectus;

(ii)

obtain conditional listing approval from the TSX and NYSE MKT in respect of the Common Shares issuable upon exercise of the Rights and the Standby Shares, prior to or on the completion of the Rights Offering, subject to receipt of customary final documentation; and

(iii)

satisfy any of the applicable conditions set out in the Standby Purchase Agreement on or before the completion of the Rights Offering, including that the Rights Offering closing occurs within 90 days of the execution of the Standby Purchase Agreement;

(c)	the Common Shares are de-listed or suspended or halted for trading for a period greater than one business day for any reason by the TSX or NYSE MKT at any time; or

(d)	if the Rights Offering is otherwise terminated or cancelled.

            The Corporation has agreed to indemnify the Standby Purchaser for certain matters including any and all, direct or indirect losses, claims, damages, demands, costs, and expenses and other liabilities of any kind caused or incurred by reason of any misrepresentations or alleged misrepresentations in the prospectus or registration statement, any order made or any inquiry, investigation or proceeding instituted, threatened or announced based upon a misrepresentation in the prospectus or registration statement, noncompliance or alleged non-compliance with securities laws by the Corporation and any breach or default of the Corporation under the Standby Purchase Agreement.

            The Standby Purchaser, together with its affiliates, currently owns 46,967,842 Common Shares, representing approximately 25.6% of the outstanding Common Shares. If no Rights are exercised by persons other than the Standby Purchaser, and the Standby Purchaser exercises all of its Rights and its Standby Commitment, following the closing of the Rights Offering, the Standby Purchaser, together with its affiliates, could own up to [•] Common Shares, representing up to approximately [•]% of the issued and outstanding Common Shares.

            The Standby Purchaser is not engaged as an underwriter in connection with the Rights Offering and has not been involved in the preparation of, or performed any review of, this prospectus in the capacity of an underwriter. No underwriter has been involved in the preparation of this prospectus or performed any review of the contents of this prospectus.

RISK FACTORS

            The receipt of Rights and an investment in the Common Shares is subject to a number of risks. A prospective purchaser of such securities should carefully consider the information and risks faced by the Corporation described in this prospectus and the documents incorporated by reference including, without limitation, the risk factors set out under the heading “Risks Factors” in the 2012 AIF and “Risks and Uncertainties” in each of the Annual MD&A and the Interim MD&A.

Dilution

            If a Shareholder does not exercise all of its Rights pursuant to the Basic Subscription Privilege, the Shareholder’s current percentage ownership in the Corporation will be diluted by the issuance of Common Shares upon the exercise of Rights by other Shareholders, as well as the purchase of Standby Shares by the Standby Purchaser, and the triggering of the anti-dilution adjustments of the Corporation’s outstanding exchange warrants issued in connection with the debentures to Glencore.

Trading market for Rights

            Although the Corporation expects that the Rights will be listed on the TSX and admitted for trading on the NYSE MKT, the Corporation cannot provide any assurance that an active or any trading market in the Rights will develop or that Rights can be sold on the TSX or NYSE MKT at any time. To the extent an active trading market does not develop, the pricing of the Rights in the secondary market, the transparency and availability of trading prices and liquidity of the Rights, would be adversely affected which may have a material impact on the Corporation and its share price.

Market price of securities of the Corporation may be subject to significant fluctuations which may be based on factors unrelated to its financial performance or prospects

            The trading price of the securities of the Corporation have been and may continue to be subject to significant fluctuations which may be based on factors unrelated to its financial performance or prospects. These factors include macroeconomic developments in North America and globally, and market perceptions of the attractiveness of particular industries.

Standby Purchase Agreement may be terminated under certain circumstances

            Under the terms of the Standby Purchase Agreement, the Standby Purchaser has the right to terminate the Standby Commitment in certain circumstances, as set out under the heading “Standby Commitment”. If the Standby Purchaser becomes entitled to terminate its Standby Commitment and therefore does so, the application for the Rights Offering Securities shall be withdrawn and the Corporation shall procure that the listing does not become effective (except to the effect such listing has already become effective), the Standby Purchase Agreement shall terminate and the parties obligations under the Standby Purchase Agreement shall cease immediately and neither party will have any claim against any other party except, provided however that such limitation will not apply in the event of fraud or a material breach of the Standby Purchase Agreement and the anticipated proceeds of the Rights Offering will not be realized. If the Standby Commitment is terminated, the Corporation may need to seek other alternate sources of financing for the NorthMet Project. The failure to complete the Rights Offering and to receive the anticipated US$60,000,000 gross proceeds (assuming full exercise of the Rights) will have a material adverse effect on the Corporation as it does not currently have sufficient cash or alternate sources of financing available.

Future sales may affect the market price of the Common Shares

            In order to finance future operations, the Corporation may raise funds through the issuance of Common Shares or the issuance of debt instruments or other securities convertible into Common Shares. The Corporation cannot predict the size of future issuances of Common Shares or the issuance of debt instruments or other securities convertible into shares or the effect, if any, that future issuances and sales of the Corporation’s securities will have on the market price of the Common Shares.

Exercises of Rights may not be revoked

            Subject to certain statutory withdrawal and rescission rights available to Canadian subscribers, if the Common Share trading price declines below the Subscription Price for the Common Shares, resulting in a loss of some or all of the Shareholder’s Subscription Price, the Shareholders may not revoke or change the exercise of Rights after they send in their subscription forms and payment.

A large number of Common Shares may be issued and subsequently sold upon the exercise of Rights

            To the extent that Shareholders who exercise Rights sell the Common Shares underlying such Rights, the market price of the Corporation’s Common Shares may decrease due to the additional selling pressure in the market. The risk of dilution from issuances of Common Shares underlying the Rights may cause Shareholders to sell their Common Shares, which may have a material adverse impact on the Corporation and its share price.

The sale of Common Shares issued upon exercise of the Rights could encourage short sales by third parties which could depress the price of the Common Shares

            Any downward pressure on the price of Common Shares caused by the sale of Common Shares underlying the Rights could encourage short sales by third parties. In a short sale, a prospective seller borrows Common Shares from a Shareholder or broker and sells the borrowed Common Shares. The prospective seller hopes that the Common Share price will decline, at which time the seller can purchase Common Shares at a lower price for delivery back to the lender. The seller profits when the Common Share price declines because it is purchasing Common Shares at a price lower than the sale price of the borrowed Common Shares. Such sales could place downward pressure on the price of the Corporation’s Common Shares by increasing the number of Common Shares being sold, which may have a material adverse impact on the Corporation and its share price.

The Subscription Price is not necessarily an indication of value

            The Subscription Price was determined by the Corporation in accordance with the rules of the TSX. The Corporation’s objective in determining the Subscription Price is to encourage holders of Rights to exercise their Rights. The Subscription Price does not necessarily bear any relationship to the book value of the Corporation’s assets, past operations, cash flows, losses, financial condition or any other established criteria for value. Holders of Rights should not consider the Subscription Price to be an indication of the Corporation’s value and the Common Shares may trade at prices above or below the Subscription Price.

Subscribers outside of the United States are subject to exchange rate risk

            The Subscription Price is payable in United States dollars. Accordingly, any Subscriber outside of the United States is subject to adverse movements in their local currency against the United States dollar.

            Because we believe that we will be classified as a passive foreign investment company (a “PFIC”) for U.S. federal income tax purposes, “U.S. Holders” (as defined in “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS”) of our Common Shares may be subject to U.S. federal income tax consequences that are worse than those that would apply if we were not a PFIC, such as ordinary income treatment plus a charge in lieu of interest upon a sale or disposition of our Common Shares even if the shares were held as a capital asset. See “CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS.”

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

            In the opinion of Farris, Vaughan, Wills & Murphy LLP, Canadian tax counsel to the Corporation, the following is, as of the date of this prospectus, a summary of the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereunder (collectively, the “Tax Act”) generally applicable to a holder of Rights acquired pursuant to the Rights Offering and of Common Shares acquired on the exercise of such Rights that, for the purposes of the Tax Act and at all relevant times, holds such Rights and Common Shares as capital property, is not affiliated with the Corporation, and deals with the Corporation at arm’s length (a “Holder”). A Right or Common Share generally will be capital property to a Holder unless it is held in the course of carrying on a business of trading in or dealing in securities, or it has been acquired in a transaction or transactions considered to be an adventure or concern in the nature of trade.

            This summary is based on the current provisions of the Tax Act, all specific proposals to amend the Tax Act publicly announced by or on behalf of the Minister of Finance (Canada) (“Tax Proposals”) before the date of this Prospectus, and the current published administrative policies and assessing practices of the Canada Revenue Agency (“CRA”). No assurance can be given that the Tax Proposals will be enacted in the form proposed or at all. This summary is not exhaustive of all possible Canadian federal income tax considerations and, except as mentioned above, does not take into account or anticipate any changes in law, whether by legislative, administrative or judicial decision or action, nor does it take into account provincial, territorial or foreign income tax legislation or considerations, which may differ significantly from the Canadian federal income tax considerations discussed herein.

            This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Holder. Accordingly, Holders should consult their own tax advisors about the specific tax consequences to them of acquiring, holding and disposing of Rights or Common Shares.

            Generally, for purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Rights and Common Shares must be expressed in Canadian dollars (including adjusted cost base, proceeds of disposition and dividends). For purposes of the Tax Act, amounts denominated in a foreign currency generally must be converted into Canadian dollars using the rate of exchange quoted by the Bank of Canada at noon on the date such amounts arose, or such other rate of exchange as is acceptable to the CRA.

Residents of Canada

            The following portion of the summary is generally applicable to a Holder that, at all relevant times for purposes of the Tax Act, is or is deemed to be resident in Canada (a “Resident Holder”). Certain Resident Holders that might not otherwise be considered to hold their Common Shares as capital property may, in certain circumstances, be entitled to have their Common Shares and all other “Canadian securities” (as defined in the Tax Act) owned in the taxation year of the election and all subsequent taxation years deemed to be capital property by making the irrevocable election permitted by subsection 39(4) of the Tax Act. Rights are not “Canadian securities” for these purposes; accordingly, the characterization of Rights as capital property is unaffected by a Resident Holder’s making an election pursuant to subsection 39(4) of the Tax Act.

            The following portion of the summary does not apply to a Resident Holder: (i) that is a “financial institution” for purposes of section 142.2 of the Tax Act, (ii) that is a “specified financial institution” as defined for purposes of the Tax Act, (iii) that is a corporation that is, or becomes as part of a transaction or event or series of transactions or events that includes the acquisition of the Rights or Common Shares, controlled by a non-resident corporation for the purposes of the rules in proposed section 212.3 of the Tax Act, (iv) to which the “functional currency” reporting rules in section 261 of the Tax Act apply, or (v) an interest in which is a “tax shelter investment” for purposes of the Tax Act. Such Holders should consult their own tax advisors.

Acquisition of Rights

            A Resident Holder that receives a Right pursuant to the Rights Offering will not be required to include the value of such Right in computing the Resident Holder’s income for purposes of the Tax Act. Rights received by a Resident Holder pursuant to this Rights Offering will have an adjusted cost base of nil. The cost of Rights acquired by a Resident Holder otherwise than pursuant to this Rights Offering will be averaged with the adjusted cost base of all other Rights held by that Resident Holder as capital property immediately prior to such acquisition for the purposes of determining the adjusted cost base to that Resident Holder of each Right so held.

Exercise of Rights

            The exercise of a Right will not constitute a disposition of that Right for purposes of the Tax Act and, accordingly, a Resident Holder will not realize a gain or loss on such exercise. The aggregate cost to a Resident Holder of the Common Shares acquired on the exercise of a Right will be equal to the aggregate amount of the Subscription Price paid on exercise and the Resident Holder’s adjusted cost base of the Right, if any, immediately before the exercise. The adjusted cost base to a Resident Holder at any time of Common Shares received on an exercise of Rights will be determined by averaging the cost of such Common Shares with the adjusted cost base of any other Common Shares owned by the Resident Holder as capital property at that time.

Disposition of Rights

            A Resident Holder that disposes of or is deemed to dispose of a Right (otherwise than by exercise of the Right) generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Right exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base thereof and any reasonable costs of disposition. The tax treatment of any capital gain (or capital loss) realized on the disposition of a Right (otherwise than by the exercise of the Right) is described below under the heading “Treatment of Capital Gains and Capital Losses”.

Expiry of Rights

            The expiry or termination of an unexercised Right will result in a capital loss to a Resident Holder equal to the adjusted cost base, if any, of the Right immediately before its expiry or termination. Any such capital loss will be subject to the treatment described below under the heading “Treatment of Capital Gains and Capital Losses”.

Receipt of Dividends on Common Shares

            Dividends received or deemed to be received on Common Shares by a Resident Holder that is an individual (other than certain trusts) will be included in computing the individual’s income and will be subject to the gross-up and dividend tax credit rules normally applicable to taxable dividends received by an individual from a taxable Canadian corporation. Taxable dividends received or deemed to be received by such individual which are designated by the Corporation as “eligible dividends” in accordance with the Tax Act will be subject to enhanced gross-up and dividend tax credit rules under the Tax Act.

            Taxable dividends received by an individual (including certain trusts) may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act.

            Dividends received or deemed to be received on Common Shares by a Resident Holder that is a corporation will be included in computing the corporation’s income and generally will be deductible in computing the taxable income of the corporation. A Resident Holder that is a “private corporation” or a “subject corporation” for purposes of the Tax Act may be liable to pay a refundable tax of 33 1/3%% on dividends received or deemed to be received to the extent such dividends are deductible in computing such Resident Holder’s taxable income.

Disposition of Common Shares

            On a disposition or a deemed disposition of a Common Share (other than to the Corporation, unless purchased by the Corporation on the open market in the manner in which shares are normally purchased by any member of the public in the open market), a Resident Holder generally will realize a capital gain (or a capital loss) equal to the amount by which the proceeds of disposition of the Common Share exceed (or are exceeded by) the aggregate of the Resident Holder’s adjusted cost base thereof and any reasonable costs of disposition. The tax treatment of any such capital gain (or capital loss) is described under the heading “Treatment of Capital Gains and Capital Loses”.

Treatment of Capital Gains and Capital Losses

            Generally, one-half of the amount of any capital gain (a “taxable capital gain”) realized by a Resident Holder in a taxation year must be included in computing the Resident Holder’s income in that year, and one-half of the amount of any capital loss (an “allowable capital loss”) realized by a Resident Holder in a taxation year generally must be deducted from taxable capital gains realized by the Resident Holder in that year. Allowable capital losses in excess of taxable capital gains realized in a taxation year generally may be carried back and deducted in any of the three preceding taxation years or carried forward and deducted in any following taxation year against taxable capital gains realized in such years to the extent and under the circumstances described in the Tax Act.

            The amount of any capital loss realized on the disposition or deemed disposition of a Common Share by a Resident Holder that is a corporation may be reduced by the amount of dividends received or deemed to have been received by it on the Common Share (or on a share for which such Common Share has been substituted) to the extent and in the circumstances prescribed by the Tax Act. Similar rules may apply where a corporation is a member of a partnership or a beneficiary of a trust that owns Common Shares, directly, or indirectly through a partnership or a trust. Resident Holders to which these rules may be relevant should consult their own tax advisors.

            A Resident Holder that is a “Canadian-controlled private corporation” (as defined in the Tax Act) may be liable for a refundable tax of 6 2/3%% on its “aggregate investment income”, which is defined in the Tax Act to include taxable capital gains.

            Capital gains realized by an individual (including certain trusts) may give rise to a liability for alternative minimum tax as calculated under the detailed rules set out in the Tax Act.

Non-Residents of Canada

            The following portion of the summary is generally applicable to a Holder that, at all relevant times for purposes of the Tax Act, is neither resident nor deemed to be resident in Canada (including as a consequence of an applicable income tax treaty or convention) and does not use or hold, and is not deemed to use or hold Rights or Common Shares in connection with carrying on a business in Canada (a “Non-Resident Holder”). Special rules which are not discussed in this summary, may apply to a non-resident insurer carrying on business in Canada and elsewhere. Such holders should consult their own tax advisors.

Acquisition of Rights

            The issuance of Rights to a Non-Resident Holder pursuant to the Rights Offering will not be subject to Canadian withholding tax and no other tax will be payable under the Tax Act by a Non-Resident Holder in respect of the receipt of Rights pursuant to the Rights Offering.

Exercise of Rights

            The exercise of Rights by a Non-Resident Holder will not constitute a disposition of Rights for purposes of the Tax Act and, consequently, no gain or loss will be realized by the Non-Resident Holder upon the exercise of the Rights.

Expiry of Rights

            A Non-Resident Holder will not be subject to tax under the Tax Act in respect of the expiry or termination of an unexercised Right.

Dispositions of the Rights or Common Shares

            A Non-Resident Holder will not be subject to tax under the Tax Act in respect of any capital gain realized on a disposition of Rights or Common Shares (including a disposition made on behalf of Ineligible Holders) unless the Rights or Common Shares disposed of constitute “taxable Canadian property” of the Non-Resident Holder and the Non-Resident Holder is not entitled to relief under an applicable income tax treaty or convention.

            The Rights will only be “taxable Canadian property” of a Non-Resident Holder if the Common Shares to be issued upon the exercise of the Rights would be “taxable Canadian property” of the Non-Resident Holder.

            Generally, a Common Share will not be “taxable Canadian property” (within the meaning of the Tax Act) of a Non-Resident Holder at a particular time provided the Common Share is listed on a “designated stock exchange” (which currently includes the TSX) unless, at any time during the 60-month period preceding the particular time, (a) the Common Share derived more than 50% of its fair market value directly or indirectly from one or any combination of: (i) real or immovable properties situated in Canada, (ii) Canadian resource properties, (iii) timber resource properties (as such terms are defined in the Tax Act), and (iv) options in respect of, or interests in, or for civil law rights in, property described in (i) to (iii), whether or not the property exists; and (b) the Non-Resident Holder, persons not dealing at arm’s length with such Non-Resident Holder or the Non- Resident Holder together with all such persons, owned 25% or more of the issued shares of any class or series of shares of the capital stock of the Corporation.

            Notwithstanding the foregoing, in certain circumstances the Rights would constitute taxable Canadian property by virtue of certain deeming rules in the Tax Act. Non-Resident Holders for which the Rights or Common Shares may constitute “taxable Canadian property” should consult their own tax advisors for advice having regard to their particular circumstances.

Receipt of Dividends on Common Shares

            Dividends on Common Shares paid or credited, or deemed to be paid or credited to a Non-Resident Holder will be subject to a non-resident withholding tax under the Tax Act at a rate of 25%, subject to reduction under the provisions of an applicable income tax treaty or convention.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSIDERATION

            The following summary describes certain material U.S. federal income tax consequences to a “U.S. Holder” (as defined below) of the receipt and exercise (or expiration) of the Rights acquired through this Offering, and of owning and disposing of the Common Shares received upon the exercise of the Rights.

            This discussion is based upon the provisions of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Treasury regulations promulgated thereunder, administrative rulings and judicial decisions, in each case as of the date hereof. These authorities are subject to differing interpretations and may be changed, perhaps retroactively, resulting in U.S. federal income tax consequences different from those discussed below. We have not sought any ruling from the U.S. Internal Revenue Service (“IRS”) with respect to the statements made and the conclusions reached in this discussion, and there can be no assurance that the IRS will agree with such statements and conclusions.

            For purposes of this discussion, a “U.S. Holder” means a holder of Rights or Common Shares that is (i) a citizen or an individual resident of the U.S., (ii) a corporation, or other entity treated as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the U.S., any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if it (1) is subject to the primary supervision of a court within the U.S. and one or more “U.S. persons,” as defined in the Code, have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person. This summary does not apply to you if you are not a U.S. Holder.

            This summary applies to you only if you are a U.S. Holder (i) that receives your Rights pursuant to this Offering, and you hold your Rights or Common Shares issued to you upon exercise of the Rights as capital assets for tax purposes, and (ii) (a) that is a resident of the United States for purposes of the current Convention between the United States and Canada signed on September 26, 1980 (as amended by the Protocols, the “Treaty”), (b) whose Rights and Common Shares are not, for purposes of the Treaty, effectively connected with a permanent establishment in Canada and (c) that otherwise qualifies for the full benefits of the Treaty.

            In addition, this discussion does not address any U.S. federal alternative minimum tax, U.S. federal estate, gift, or other non-income tax; or state, local or non-U.S. tax consequences of the acquisition, ownership and disposition of a Right or Common Share. In addition, this discussion does not address the U.S. federal income tax consequences to certain categories of U.S. Holders subject to special rules, including U.S. Holders that are (i) banks, financial institutions or insurance companies; (ii) regulated investment companies or real estate investment trusts; (iii) brokers or dealers in securities or currencies or traders in securities that elect to use a mark-to-market method of accounting; (iv) tax-exempt organizations, qualified retirement plans, individual retirement accounts or other tax-deferred accounts; (v) holders that hold a Right or Common Share as part of a hedge, straddle, conversion transaction or a synthetic security or other integrated transaction; (vi) holders that have a “functional currency” other than the United States dollar; (vii) holders that own directly, indirectly or constructively 10 percent or more of the voting power of the Corporation; and (viii) United States expatriates.

           If a partnership (or any other entity treated as a partnership for U.S. federal income tax purposes) holds Rights or Common Shares, the tax treatment of a partner in such partnership will generally depend on the status of the partner and the activities of the partnership. Such a partner should consult its own tax advisors as to the U.S. federal income tax consequences of being a partner in a partnership that holds or disposes of Rights or Common Shares.

            This discussion addresses only certain aspects of U.S. federal income taxation to U.S. Holders. U.S. Holders should consult their own tax advisors regarding the U.S. federal, state, local, non-U.S. and other tax consequences of the ownership and disposition of Rights or Common Shares.

            ACCORDINGLY, EACH RECIPIENT OF RIGHTS IN THE OFFERING SHOULD CONSULT THEIR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF THE OFFERING AND THE RELATED COMMON SHARE ISSUANCES THAT MAY RESULT FROM SUCH RECIPIENT’S PARTICULAR CIRCUMSTANCES.

Taxation of Rights

Receipt of Rights

            Your receipt of the Rights pursuant to the Offering will not be treated as a taxable distribution with respect to your existing Common Shares for U.S. federal income tax purposes. Under Section 305 of the Code, a shareholder who receives a right to acquire shares will, in certain circumstances, be treated as having received a taxable dividend in an amount equal to the value of such right. A common shareholder who receives a right to acquire common shares generally will be treated as having received a taxable dividend if such shareholder’s proportionate interest in the earnings and profits or assets of the corporation is increased and any other shareholder receives a distribution of cash or other property. A common shareholder who receives a right to acquire common shares will be treated as having received a taxable dividend if the distribution is treated as part of a “disproportionate distribution.” A disproportionate distribution of share or share rights occurs when a distribution (or series of distributions) from a corporation results in (a) an increase in the shareholder’s proportionate interest in the earnings and profits or assets of the corporation and (b) the receipt by other stockholders of cash or other property. For purposes of the above, “shareholder” includes holders of warrants, options and convertible securities. Under the above principals, however, we do not believe that a disproportionate distribution will occur and, therefore, the receipt of the Rights will not be taxable to a U.S. Holder.

Tax Basis in Rights

            If the fair market value of the Rights you receive is less than 15% of the fair market value of your existing Common Shares on the date you receive the Rights, the Rights will be allocated a zero basis for U.S. federal income tax purposes, unless you elect to allocate your basis in your existing Common Shares between your existing Common Shares and the Rights in proportion to the relative fair market values of the existing Common Shares and the Rights determined on the date of receipt of the Rights. If you choose to allocate basis between your existing Common Shares and the Rights, you must make this election on a statement included with your tax return for the taxable year in which you receive the Rights. Such an election is irrevocable.

            However, if the fair market value of the Rights you receive is 15% or more of the fair market value of your existing Common Shares on the date you receive the Rights, then you must allocate your basis in your existing Common Shares between your existing Common Shares and the Rights you receive in proportion to their fair market values determined on the date you receive the Rights. The fair market value of the Rights on the date the Rights will be distributed is uncertain. In determining the fair market value of the Rights, you should consider all relevant facts and circumstances, including the trading price thereof.

Exercise of Rights

            You will not recognize gain or loss on the exercise of a Right. Your tax basis in a new Common Share acquired when you exercise a Right will be equal to your adjusted tax basis in the Right, if any, plus the Subscription Price. The holding period of a Common Share acquired when you exercise your Rights will begin on the date of exercise.

Disposition of Rights

            A U.S. Holder will recognize gain or loss on the sale or other taxable disposition of a Right in an amount equal to the difference, if any, between (a) the amount of cash plus the fair market value of any property received and (b) such U.S. Holder’s tax basis, if any, in the Right sold or otherwise disposed of. Subject to the discussion under “Taxation of Common Shares Acquired upon Exercise of Rights - Passive Foreign Investment Company” below, any such gain or loss generally will be capital gain or loss, and will be short-term or long-term depending on whether the Rights are treated as having been held for more than one year. Long-term capital gains of a non-corporate taxpayer are generally subject to taxation at preferential rates. The deductibility of capital losses is subject to various limitations.

Expiration of Rights

            If you allow Rights to expire, you will not recognize any gain or loss for U.S. federal income tax purposes, and you will re-allocate any portion of the tax basis in your existing Common Shares previously allocated to the Rights that have expired to the existing Common Shares.

Taxation of Common Shares Acquired upon Exercise of Rights

Distributions on Our Common Shares

            Subject to the discussion below under “Passive Foreign Investment Company,” U.S. Holders receiving dividend distributions (including constructive dividends) with respect to our Common Shares generally are required to include in gross income for U.S. federal income tax purposes the gross amount of such distributions (without reduction for any Canadian income or other tax withheld from such distributions), equal to the U.S. dollar value of such distributions on the date of receipt (based on the exchange rate on such date), to the extent that we have current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent that the amount of the distribution exceeds our current and accumulated earnings and profits, it will be treated as a return of capital to the extent of a U.S. Holder’s adjusted tax basis in our Common Shares and thereafter as capital gain from the sale or exchange of such Common Shares. We do not intend to calculate our earnings and profits under U.S. federal income tax principles. Therefore, a U.S. Holder should expect that the full amount of a distribution with respect to the Common Shares will be treated, and reported by us, as a dividend.

            Dividends received by U.S. Holders that are individuals, estates or trusts from a “qualified foreign corporation,” as defined in the Code, generally are taxed at the same preferential tax rates applicable to long-term capital gains. A corporation that is a “passive foreign investment company”, as defined below under “Passive Foreign Investment Company,” for its taxable year during which it pays a dividend, or for its immediately preceding taxable year, however, is not a “qualified foreign corporation.” Since we believe we will meet the definition of a PFIC, dividends received by U.S. Holders that are individuals, estates or trusts generally will be subject to U.S. federal income tax at ordinary income tax rates (and not at the preferential tax rates applicable to long-term capital gains). Dividends paid on our Common Shares will not be eligible for the dividends received deduction provided to corporations receiving dividends from certain U.S. corporations.

            In the case of foreign currency (such as Canadian dollars) received as a dividend that is not converted by the recipient into U.S. dollars on the date of receipt, a U.S. Holder will have a tax basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Generally any gain or loss recognized upon a subsequent sale or other disposition of the foreign currency, including the exchange for U.S. dollars, will be ordinary income or loss.

            The maximum rate of withholding tax on dividends paid to you pursuant to the Treaty is 15 percent. You may be required to properly demonstrate to the company and the Canadian tax authorities your entitlement to the reduced rate of withholding under the Treaty.

Disposition of Our Common Shares

            Subject to the discussion below under “Passive Foreign Investment Company,” U.S. Holders will recognize gain or loss upon the sale of our Common Shares equal to the difference, if any, between (i) the amount of cash plus the fair market value of any property received, and (ii) the U.S. Holder’s tax basis in our Common Shares. Any gain or loss on disposition of our Common Shares generally will be U.S. source gain or loss and will be capital gain or loss. If, at the time of the disposition, a U.S. Holder is treated as holding the Common Shares for more than one year, such gain or loss will be a long-term capital gain or loss. Long-term capital gain recognized by a non-corporate U.S. Holder is currently subject to taxation at a reduced rate. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company

            We believe that we will meet the definition of “passive foreign investment company” under Section 1297 of the Code. A U.S. holder that holds shares in a non-U.S. corporation during any year in which such corporation is a PFIC is subject to numerous special U.S. federal income tax rules. A non-U.S. corporation is considered to be a PFIC for any taxable year if either: at least 75% of its gross income is passive income (the “income test”), or at least 50% of the value of its assets (based on an average of the quarterly values of the assets during a taxable year) is attributable to assets that produce or are held for the production of passive income (the “asset test”).

            For purposes of the income test and the asset test, respectively, we will be treated as earning our proportionate share of the income and owning our proportionate share of the assets of any other corporation in which we own, directly or indirectly, 25% or more (by value) of the shares. In addition, for purposes of the income test, passive income does not include any interest, dividends, rents, or royalties received or accrued by us from certain related persons, to the extent such items are properly allocable to income of such related person that is not passive.

            We must make a separate determination each year as to whether or not we are a PFIC. As a result, our PFIC status may change. In particular, because the total value of our assets for purposes of the asset test will be calculated using the market price of our Common Shares (assuming that we continue to be a publicly traded corporation for purposes of the PFIC rules), our PFIC status will depend in large part on the market price of our Common Shares. Accordingly, fluctuations in the market price of our Common Shares may result in our being a PFIC for any year. If we are a PFIC for any year during which a U.S. Holder holds our Rights or Common Shares, we generally will continue to be treated as a PFIC for all succeeding years during which such U.S. Holder holds the Rights or Common Shares, absent a special election. For instance, if we cease to be a PFIC, a U.S. Holder may avoid some of the adverse effects of the PFIC regime by making a deemed sale election with respect to its Common Shares pursuant to which such U.S. Holder recognizes gain (which will be taxed under the default PFIC tax rules discussed below) as if such Common Shares had been sold on the last day of the last taxable year for which we were a PFIC. If a non-U.S. corporation is a PFIC for any taxable year and any of its non-U.S. subsidiaries is also a PFIC, a U.S. holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules.

            If we are a PFIC for any taxable year during which a U.S. Holder holds our Rights or Common Shares, such U.S. Holder will be subject to special tax rules with respect to any “excess distribution” that it receives and any gain it realizes from a sale or other disposition (including a pledge) of the Rights or Common Shares, unless the U.S. Holder makes a “mark-to-market” election, as discussed below. Distributions received by a U.S. Holder in a taxable year that are greater than 125% of the average annual distributions such U.S. Holder received during the shorter of the three preceding taxable years and its holding period for the Rights or Common Shares will be treated as an excess distribution. Under these special tax rules, (a) the excess distribution or gain will be allocated ratably over the U.S. Holder’s holding period, (b) the amount allocated to the current taxable year and any taxable year prior to the first taxable year in which we became a PFIC will be treated as ordinary income, and (c) the amount allocated to each other taxable year will be subject to the highest tax rate in effect for that year and the interest charge generally applicable to underpayments of tax will be imposed on the resulting tax attributable to each such year. You will be required to file IRS Form 8621 if you hold our Rights or Common Shares in any year in which we are classified as a PFIC.

            The tax liability for amounts allocated to taxable years prior to the year of disposition or “excess distribution” cannot be offset by any net operating losses for such years, and gains (but not losses) realized on the disposition of the Rights or Common Shares cannot be treated as capital.

            Alternatively, a U.S. Holder of “marketable stock” (as defined below) in a PFIC may make a mark-to-market election with respect to shares of a PFIC to elect out of the tax treatment discussed above. If a U.S. Holder makes a valid mark-to-market election for the Common Shares, the U.S. Holder will include in income each year an amount equal to the excess, if any, of the fair market value of the Common Shares as of the close of its taxable year over its adjusted basis in such Common Shares. The U.S. Holder is allowed a deduction for the excess, if any, of the adjusted basis of the Common Shares over their fair market value as of the close of the taxable year. However, deductions are allowable only to the extent of any net mark-to-market gains on the Common Shares included in the U.S. Holder’s income for prior taxable years. Amounts included in a U.S. Holder’s income under a mark-to-market election, as well as gain on the actual sale or other disposition of the Common Shares, are treated as ordinary income. Ordinary loss treatment also applies to the deductible portion of any mark-to-market loss on the Common Shares, as well as to any loss realized on the actual sale or disposition of the Common Shares, to the extent that the amount of such loss does not exceed the net mark-to-market gains previously included for such Common Shares. A U.S. Holder’s basis in the Common Shares will be adjusted to reflect any such income or loss amounts. If a U.S. Holder makes such an election, the tax rules that ordinarily apply to distributions by corporations that are not PFICs would apply to distributions by us, except that the preferential tax rates applicable to long-term capital gains on dividends received from a “qualified foreign corporation” discussed above under “Distributions on Our Common Shares” would not apply. The mark-to-market election is available only for “marketable stock,” which is stock that is traded in other than de minimis quantities on at least 15 days during each calendar quarter on a “qualified exchange,” including the TSX and the NYSE MKT, or other market, as defined in applicable U.S. Treasury regulations. As provided under “Plan of Distribution—Stock Exchange Approvals”, we cannot provide any assurances that the Rights or Common Shares will be listed on each of the TSX and the NYSE MKT on at least 15 days during each calendar quarter and traded in other than de minimis quantities. You are urged to consult your own tax advisor concerning the availability of the mark-to-market election.

            If a non-U.S. corporation is a PFIC, a holder of shares in that corporation can avoid taxation under the rules described above by making a “qualified electing fund” election to include the holder’s share of the corporation’s income on a current basis in gross income. However, a U.S. Holder can make a qualified electing fund election with respect to its Common Shares only if we furnish the U.S. Holder annually with certain tax information, and we do not intend to prepare or provide such information.

            U.S. Holders should note that neither the qualified electing fund nor the mark-to-market election is available with respect to the Rights.

            You are urged to consult your own tax advisors concerning the U.S. federal income tax consequences of holding Common Shares if we are considered a PFIC in any taxable year.

Foreign Tax Credits

            Subject to certain conditions and limitations, including potential limitations under the Treaty, Canadian taxes paid on or withheld from distributions from us and not refundable to a U.S. Holder may be, at the election of such U.S. Holder, either credited against such U.S. Holder’s U.S. federal income tax liability or deducted from such U.S. Holder’s taxable income. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’ s income subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid by or withheld from a U.S. Holder that year. Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” In addition, this limitation is calculated separately with respect to specific categories of income. Dividends paid by us generally will constitute “foreign source” income and generally will be categorized as “passive category income.” Because the rules governing foreign tax credits are complex, U.S. Holders should consult their own tax advisors regarding the availability of foreign tax credits in their particular circumstances.

Health Care and Reconciliation Act of 2010

            On March 30, 2010, President Obama signed into law the Health Care and Reconciliation Act of 2010, which requires certain U.S. shareholders that are individuals, estates or trusts to pay a 3.8% tax on, among other things, dividends on and capital gains from the sale or other disposition of stock for taxable years beginning after December 31, 2012. U.S. Holders should consult their own tax advisors regarding the effect, if any, of this legislation on their ownership and disposition of the Rights and Common Shares.

Information Reporting; Backup Withholding

            Certain U.S. Holders are required to report information relating to their investment in, or involvement in, a foreign corporation, by attaching a complete IRS Form 8938, Statement of Specified Foreign Financial Assets, with their applicable tax return. Such information reporting may apply to the Rights and/or Common Shares. U.S. Holders should consult their own tax advisors regarding any such information reporting requirements.

            In general, payments made in the U.S. or through certain U.S. related financial intermediaries with respect to the ownership and disposition of the Rights and Common Shares will be required to be reported to the IRS unless the U.S. Holder is a corporation or other exempt recipient and, when required, demonstrates this fact. In addition, a U.S. Holder may be subject to a backup withholding (currently at a rate of 28%) on such payments unless the U.S. Holder (i) is a corporation or other exempt recipient and when required, demonstrates this fact or (ii) provides a taxpayer identification number and otherwise timely complies with applicable certification requirements. U.S. Holders should consult their own tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption, if applicable. Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability and such U.S. Holder may obtain a refund of any excess amounts withheld by filing the appropriate claim for refund with the IRS and furnishing any required information in a timely manner.

            THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS FOR GENERAL INFORMATION PURPOSES ONLY, DOES NOT PURPORT TO BE A COMPLETE DESCRIPTION OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE RIGHTS AND COMMON SHARES AND IS NOT TAX ADVICE. U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE OWNERSHIP AND DISPOSITION OF THE RIGHTS AND COMMON SHARES.

ELIGIBILITY FOR INVESTMENT

            In the opinion of Farris, counsel to the Corporation, provided that the Rights and Common Shares are listed on a designated stock exchange under the Tax Act (which includes the TSX), the Rights and the Common Shares issuable on the exercise of Rights, if issued on the date hereof, would be qualified investments under the Tax Act for a trust governed by a registered retirement savings plan (an “RRSP”), registered retirement income fund (an “RRIF”), registered education savings plan, registered disability savings plan, deferred profit sharing plan and a tax-free savings account (a “TFSA”).

            Notwithstanding that the Rights and Common Shares may be qualified investments for a trust governed by a TFSA, RRSP or RRIF, the holder of a TFSA or the annuitant of an RRSP or RRIF, as the case may be, will be subject to a penalty tax in respect of the Rights and Common Shares, if such Rights and Common Shares are a “prohibited investment” (as defined in the Tax Act) for the TFSA, RRSP or RRIF. The Rights and Common Shares will not be a “prohibited investment” for a trust governed by a TFSA, RRSP or RRIF provided that the holder of the TFSA or the annuitant of an RRSP or RRIF, as the case may be, deals at arm’s length with the Corporation for purposes of the Tax Act and does not have a “significant interest” (within the meaning of the Tax Act) in the Corporation or in any person or partnership with which the Corporation does not deal at arm’s length for purposes of the Tax Act.

LEGAL MATTERS

            Certain legal matters in connection with the Rights Offering and to the Rights to be distributed pursuant to this prospectus will be reviewed on behalf of the Corporation by Farris. Certain legal matters relating to United States federal laws will be passed upon by Troutman Sanders LLP, New York, New York. As of April 10, 2013, the partners and associates of Farris and Troutman Sanders LLP, as a group, beneficially owned, directly or indirectly, less than 1% of the outstanding Common Shares.

INTERESTS OF EXPERTS

            PricewaterhouseCoopers LLP has advised the Corporation that it is independent in accordance with the Rules of Professional Conduct of the Institute of Chartered Accounts of British Columbia.

            None of the following companies, partnerships or persons, each being persons or companies who have prepared or supervised the preparation of reports relating to the Corporation’s mineral properties and whose profession or business gives authority to such reports, or any director, officer, employee or partner thereof, as applicable, received or has received a direct or indirect interest in the property of the Corporation or of any associate or affiliate of the Corporation. As of the date hereof, the aforementioned persons and persons at the companies specified above who participated in the preparation of such reports, as a group, beneficially own, directly or indirectly, less than 1 % of our outstanding securities of any class and less than 1% of the outstanding securities of any class of our associates or affiliates:

1.	Pierre Desautels, P. Eng., of AGP Mining Consultants Inc.;

2.	Gordon Zurowski, P.Eng., of AGP Mining Consultants Inc.;

3.	David Dreisinger;

4.	William Murray; and

5.	Karl Everett.

            None of such persons, or any director, officer or employee, as applicable of any such companies or partnerships, is currently expected to be elected, appointed or employed as a director, officer or employee of the Corporation or any of our associates or affiliates, except for David Dreisinger and William Murray, who are both directors of the Corporation.

AUDITOR, REGISTRAR TRANSFER AGENT AND REGISTRAR AND SUBSCRIPTION AGENT

            PricewaterhouseCoopers LLP of Vancouver, British Columbia is the Corporation’s auditor.

            Computershare Investor Services Inc. is the Corporation’s registrar and transfer agent at its principal offices in Vancouver, British Columbia. Computershare Investor Services Inc., with its principal office in Toronto, is acting as the Subscription Agent for this Rights Offering and as registrar and transfer agent with respect to any Common Shares issued upon the exercise of Rights or pursuant to any Standby Shares issued pursuant to the Standby Commitment.

CANADIAN PURCHASERS’ STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

            Securities legislation in certain provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revisions of the price or damages if the prospectus and any amendment contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revisions of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. You should refer to applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

DOCUMENTS FILED AS PART OF REGISTRATION STATEMENT

            The following documents have been or will be filed with the SEC as part of the registration statement of which this prospectus forms a part: (i) the 2012 AIF; (ii) the Annual Financial Statements; (iii) the Interim Financial Statements; (iv) the material change report dated October 15, 2012; (v) the 2012 Circular; (vi) the Technical Report; (vii) Consent of PricewaterhouseCoopers LLP; (viii) Consent of Farris; (ix) Consent of AGP Mining Consultants Inc.; (x) Consent of Pierre Desaultels; (xi) Consent of Gordon Zurowski; (xii) Consent of David Dreisinger; (xiii) Consent William Murray; (xiv) Consent of Karl Everett; and (xv) Powers of Attorney.

C- 1

CERTIFICATE OF THE CORPORATION

April 10, 2013

This short form prospectus, together with the documents incorporated by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of British Columbia, Alberta and Ontario.

POLYMET MINING CORP.

By: (Signed) JONATHAN CHERRY	By: (Signed) DOUGLAS NEWBY
President and Chief Executive Officer	Chief Financial Officer

ON BEHALF OF THE BOARD OF DIRECTORS

By: (Signed) WILLIAM MURRAY	By: (Signed) DAVID DREISINGER
Director	Director

SCHEDULE 4.3.3
FORM OF CORPORATE GOVERNANCE AGREEMENT

CORPORATE GOVERNANCE AGREEMENT

DATED the ___ day of _____________, 2013.

WHEREAS:

A.	PolyMet Mining Corp. ("PolyMet" or the "Company") and Glencore AG ("Glencore") are party to a standby purchase agreement dated April 10, 2013 (the "Standby Purchase Agreement").

B.

Pursuant to the Standby Purchase Agreement, Glencore has agreed to provide a partial standby commitment in respect of an offering by the Company of rights (the "Rights Offering") to holders of the Company's common shares.

C.	PolyMet has granted to Glencore certain rights in respect of the ongoing corporate governance of the Company, including rights to nominate directors of the Company.

D.

Pursuant to Section 4.3.3 of the Standby Purchase Agreement, the Parties have agreed to enter into this Corporate Governance Agreement to set out the terms and conditions of the ongoing corporate governance arrangements between Glencore and the Company.

NOW THEREFORE in consideration of the foregoing, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows.

1.	All capitalized terms used but not otherwise defined herein shall have the meanings given thereto in the Standby Purchase Agreement.

2.	The Company hereby covenants and agrees:

(a)

at the relevant time, as long as the number of issued and outstanding Shares held by Glencore (on a fully diluted basis) relative to all the issued and outstanding Shares (on a fully diluted basis) is at least 10%, Glencore shall have the right but not the obligation to designate that number of Glencore Nominees that is the greater of:

		(i)	one; and

(ii)

the number of the directors of the Company out of the total number of directors of the Company which is proportionate to Glencore's holdings of issued and outstanding Shares (on a fully diluted basis) relative to all the issued and outstanding Shares (on a fully diluted basis), provided that if the foregoing calculation does not result in a whole number, the number of Glencore Nominees which Glencore is entitled to designate will be rounded down to the nearest whole number;

(b)

to take all such actions to appoint the Glencore Nominees to the Board as soon as reasonably practicable following notice of Glencore’s request to appoint the Glencore Nominees, which, for the avoidance of doubt, such actions may include increasing the number of directors on the Board or procuring the resignation of members of the Board at the time of appointing the Glencore Nominees.

	(c)	to mail to Shareholders in accordance with applicable corporate and Securities Laws, a management proxy circular in which the Board will:

4.3.3 - 2

(i)

nominate all of the Glencore Nominees for election at the Company’s annual general meetings held after the completion of the transactions contemplated by the Standby Purchase Agreement where directors are elected (and every such Company meeting thereafter) following the Rights Offering Closing Date ("Company AGM"); and

(ii)	make a written recommendation to Shareholders in favour of the election of all of the Glencore Nominees;

(d)	to solicit proxies for the Company AGM in favour of Shareholder approval of the election of all of the Glencore Nominees;

(e)

to notify Glencore in advance of any meeting of shareholders of PolyMet to be called by PolyMet after the completion of the transactions contemplated by this Agreement, of the intention of PolyMet to include the election of directors of PolyMet as business to be conducted at such meeting in sufficient time for Glencore to designate the Glencore Nominees to be included in the proxy circular for such meeting and the Company agrees to include such individuals so designated by Glencore among managements nominees as directors of the Company at such meeting; and

(f)

that if any individual nominated or designated by Glencore as aforesaid as a director of PolyMet and elected or appointed as a director of PolyMet should resign, other than at an annual general meeting of shareholders of PolyMet, then Glencore shall be entitled to designate another individual as a director of PolyMet in place of the individual who so resigned;

3.	Glencore hereby covenants and agrees:

(a)

to nominate or designate as a director of PolyMet only individuals who are qualified to serve as a director of PolyMet under applicable Law (notwithstanding that such individual may not be "independent" under Securities Laws);

	(b)	that notwithstanding anything in this Corporate Governance Agreement, Glencore shall not be entitled to nominate greater than 49% (rounding down) of the directors to the Board; and

	(c)	that it does not intend to exercise its rights under this Agreement any earlier than January 1, 2014.

4.

Subject to Section 3(b) of this Corporate Governance Agreement, all rights previously granted by PolyMet to Glencore to appoint directors to the Board remain in full force and effect unamended by this Agreement.

5.

This agreement shall be governed and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein. Each of the parties hereto hereby attorn to the jurisdiction of the courts of the Province of British Columbia.

6.

No supplement, modification, amendment, waiver, discharge or termination of this agreement is binding unless it is executed in writing by each of the parties to this agreement. No waiver of, failure to exercise or delay in exercising any provision of this agreement constitutes a waiver of any other provision (whether or not similar) nor does such waiver constitute a continuing waiver unless otherwise expressly provided.

7.

This agreement may be executed in counterparts, all of which will be considered one and the same agreement, and will become effective when one or more counterparts will have been signed by each party and delivered to the other party. Delivery of an executed counterpart of this agreement by facsimile or transmitted electronically shall be equally effective as delivery of a manually executed counterpart of this Agreement.

4.3.3 - 3

[Signature page follows]

4.3.3 - 4

          IN WITNESS WHEREOF the parties hereto have executed this Corporate Governance Agreement as of the date first above written.

POLYMET MINING CORP.

By: __________________________________
Name:
Title:

GLENCORE AG

By: __________________________________
Name:
Title:

SCHEDULE 5
REPRESENTATIONS AND WARRANTIES OF POLYMET

PolyMet represents and warrants to Glencore as at the date of the Agreement, the Rights Issue Date and the Rights Offering Closing Date (by reference to the circumstances subsisting on each respective date), that:

(a)

The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of the business conducted or property owned or leased by it makes such qualification necessary. The only Subsidiary of the Company is PMI, which is incorporated under the laws of the State of Minnesota and which is wholly- owned by the Company. Except as set out in Schedule 5(A), the Company does not own or hold any shares of, or any other interest in, directly or indirectly, any Person other than PolyMet Mining.

(b)

The Company has full corporate power and authority and has taken all requisite action on its part necessary for (i) the authorization, execution and delivery of the Agreement, (ii) authorization of the performance of all of its obligations hereunder and thereunder, and, (iii) in respect of the Company, the authorization, issuance (or reservation for issuance) and delivery of the Rights Offering Securities.

(c)

The Agreement has been duly executed and delivered by the Company and the Agreement constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, liquidation or similar Laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or (ii) equitable principles relating to the availability of specific performance, injunctive relief and other equitable remedies.

(d)

There has been no voluntary or involuntary action taken either by or against the Company for any such Person’s winding-up, dissolution, liquidation, bankruptcy, receivership, administration or similar or analogous events in respect of such Person or all or any part of its assets or revenues.

(e)

Set forth on Schedule 5(E) hereto is, in each case as of the date hereof, (a) a description of the authorized capital stock of the Company; (b) the number of Shares of capital stock of the Company issued and outstanding; (c) the number of Shares of capital stock of the Company issuable pursuant to the Company’s equity compensation plans (including those issuable subject to approval by the Company’s shareholders); and (d) the number of Shares of capital stock of the Company issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any Shares of capital stock of the Company. All of the issued and outstanding Shares of the Company’s capital stock have been duly authorized and validly issued and are fully paid and non- assessable. Except as set forth on Schedule 5(E), no Person is entitled to preemptive or similar statutory or contractual rights with respect to any securities of the Company. Except as set forth on Schedule 5(E), there are no outstanding warrants, options, convertible securities or other rights, agreements or arrangements of any character under which the Company is or may be obligated to issue any equity securities of any kind, and except as contemplated by this Agreement, the Company’s equity compensation plans (including those issuable subject to approval by the Company’s shareholders), the Company is not currently in negotiations for the issuance of any equity securities of any kind. Except as set forth on Schedule 5(E), the Company has no knowledge of any voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among any of the securityholders of the Company relating to the securities of the Company held by them. Except as set forth on Schedule 5(E), the Company has not granted any Person the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person.

5 - 2

(f)

The Company has filed all Disclosure Documents with the Securities Authorities and SEC pursuant to Canadian Securities Laws and 1934 Act, respectively, since January 31, 2012. When filed, all Disclosure Documents complied as to form in all material respects with the requirements of the applicable Securities Laws and 1934 Act, respectively, and did not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, not misleading. The Company is engaged only in the business described in the Disclosure Documents, and the Disclosure Documents contain a complete and accurate description of the business of the Company in all material respects.

(g)	Since January 31, 2012, there has not been:

(i)

any change in the consolidated assets, liabilities, financial condition or operating results of the Company from that reflected in the financial statements included in the Annual Report, except changes in the ordinary course of business which have not had, in the aggregate, a Material Adverse Effect;

(ii)

any declaration or payment of any dividend, or any authorization or payment of any distribution, on any of the capital stock of the Company, or any redemption or repurchase of any securities of the Company;

	(iii)	material damage, destruction or loss, whether or not covered by insurance, to any assets or properties of the Company;

	(iv)	any waiver by the Company of a material right or of a material debt owed to it;

(v)

any satisfaction or discharge of any Encumbrance or payment of any obligation by the Company, except in the ordinary course of business and which is not material to the assets, properties, financial condition, operating results or business of the Company taken as a whole (as such business is presently conducted and as it is proposed to be conducted);

	(vi)	any material change or amendment to a material agreement by which the Company or any of their respective assets or properties are bound or subject;

	(vii)	any material labour difficulties or labour union organizing activities with respect to employees of the Company;

	(viii)	any material transaction entered into by the Company other than in the ordinary course of business; or

	(ix)	any other event or condition of any character that may have a Material Adverse Effect.

(h)

The execution, delivery and performance of the Agreement by the Company and the issuance and sale of the Rights Offering Securities by the Company will not conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default under (i) the Company’s constating documents (including any certificates of designation) or articles or any shareholders agreement relating to it, as in effect on the date hereof, or (ii) except where it could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (A) any statute, rule, regulation or order of any Governmental Entity having jurisdiction over the Company or any of their respective properties, or (B) any agreement or instrument to which the Company is a party or by which the Company is bound or to which any of the properties of the Company is subject (including an event that with notice or lapse of time or both would become a default, and including any event that would give to others any rights of termination, amendment, acceleration or cancellation, with or without notice, lapse of time or both). Except where it could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, the Company, to its knowledge, (i) is not in violation of any statute, rule or regulation applicable to the Company or its assets or activities, (ii) is not in violation of any judgment, order or decree applicable to the Company or its assets and, (iii) is not in breach or violation of any agreement, note or instrument to which they or their assets are a party or are bound or subject. The Company has not received written notice from any Person of any claim or investigation that, if adversely determined, would render the preceding sentence untrue or incomplete.

5 - 3

(i)

The Company has prepared and filed all tax returns required to have been filed by it with all appropriate Governmental Entities and paid all taxes due owed by it, taking into account permitted extensions. The charges, accruals and reserves on the books of the Company in respect of taxes for all fiscal periods are adequate, and there are no unpaid assessments against the Company nor, to the knowledge of the Company, any basis for the assessment of any additional taxes, penalties or interest for any fiscal period or audits by any federal, state or local taxing authority except such as which are not material. All taxes and assessments and levies that the Company is required to withhold or to collect for payment have been duly withheld and collected and paid to the proper Governmental Entity or third party when due, taking into account permitted extensions. There are no tax liens or claims pending or, to the Company’s knowledge, threatened against the Company or any of its assets or property. There are no outstanding tax sharing agreements or other such arrangements between the Company and any other Person.

(j)	The only jurisdictions (or registration districts within such jurisdictions) in which the Company has any place of business or stores any material tangible assets are as set forth in Schedule 5(J).

(k)

The Company has good and marketable title to all real properties and all other properties and assets owned by it and material to its operations, in each case free from Encumbrances other than Permitted Encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or currently planned to be made thereof by them; and the Company directly or indirectly holds any leased real or personal property material to its operations under valid and enforceable leases with no exceptions that would materially interfere with the use made or currently planned to be made thereof by them. Schedule 5(K) sets forth a complete and accurate legal description of all the real property owned by the Company. The Company has adequate rights of ingress and egress for the operation of the business in the ordinary course from and to the Owned Real Property. The Company does not own any real property other than the Owned Real Property, and the Company has not agreed to acquire any real property or interest in real property other than the Owned Real Property.

(l)

The Company is not party to any lease, sublease, agreement to lease, offer to lease, renewal of lease or other right or interest in or to real property (each a "Lease") except in respect of the Leased Real Properties. Each Lease is in good standing in all material respects and all amounts owing thereunder have been paid by the Company. Schedule 5(L) sets forth a complete and accurate legal description of all the real property leased by the Company. The Company has adequate rights of ingress and egress for the operation of the business from and to Leased Real Property.

5 - 4

(m)	The uses to which the Owned Real Property and the Leased Real Property are being put by the Company are not in breach, in any material respect, of any applicable Law.

(n)

No part of the Owned Real Property or the Leased Real Property of the Company has been taken or expropriated by any Governmental Entity nor has any written notice or proceeding in respect thereof been given or commenced nor is the Company aware of any intent or proposal to give any such notice or commence any such proceedings.

(o)

The Company possesses adequate certificates, authorities or permits issued by appropriate Governmental Entities necessary to conduct the business now operated by it which could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect if not obtained, and has not received any written notice of proceedings relating to the revocation or modification of any such certificate, authority or permit. The Company is in compliance with all applicable Laws, non- compliance with which could reasonably be expected to have a Material Adverse Effect.

(p)

The Company is not in default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default under any material agreement. No Event of Default has occurred and is continuing.

(q)	There are no existing Encumbrances relating to the assets of the Company other than Permitted Encumbrances except as set out on Schedule 5(Q).

(r)

There are no Pension Plans in existence. All Benefit Plans to which the Company is a party are described in Schedule 5(R). There has not been any improper withdrawal or application of any asset of the Benefit Plans. There is no proceeding, action, suit or claim, including by any Governmental Entity (other than routine claims for benefits) pending or, to the Company’s knowledge, threatened involving the Benefit Plans, and no fact exists which could give rise to that type of proceeding, action, suit or claim. All contributions or premiums required to be made or paid by the Company in respect of the Benefit Plans have been made or paid in accordance with the terms of such plans and all applicable Law. All contributions to the Benefit Plans by way of authorized payroll deduction or otherwise have been properly withheld or collected by the Company and have been fully paid into those plans in compliance with the plans and applicable Law. All reports and disclosures relating to the Benefit Plans required by those plans and any applicable Law to be filed or distributed have been filed or distributed in compliance with the plans and applicable Law.

(s)	(i)	No material labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent.

(ii)

The Company has paid all wages and other forms of compensation due and owing and have made and remitted all required statutory and other deductions and there are no outstanding or pending labor or employment-related liabilities.

(iii)

(A) The Company is not a party to any collective agreement or other labour contract except as set out on Schedule 5(S), (B) no union or other labor organization is actively seeking to organize, or to be recognized as, a collective bargaining unit of employees of the Company, and (C) there is no pending or, to the Company’s knowledge, threatened, strike, work stoppage, material unfair labor practice claim, or other material labor dispute against or affecting the Company.

5 - 5

(t)

All Material Agreements of the Company are in full force and effect, unamended, and the Company or, to their knowledge, any other party to any such agreement is not in material default with respect thereto.

(u)

All books and records of the Company have been fully, properly and accurately kept and completed in accordance with IFRS and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(v)

The Company owns or possesses adequate rights or licenses to the inventions, know- how, patents, patent rights, copyrights, trademarks, trade names, licenses, approvals, governmental authorizations, trade secrets, confidential information and other intellectual property rights, free and clear of all Encumbrances, equities and other adverse claims, necessary to conduct the business now operated by it and presently contemplated to be operated by it (collectively, "Intellectual Property Rights"), and the Company has not received any written notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights.

(w)

To the knowledge of the Company, the Company is not in violation of any statute, rule, regulation, decision or order of any Governmental Entity relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, "Environmental Laws"), do not own or operate any real property contaminated with any substance that is subject to any Environmental Laws, are not liable for any off-site disposal or contamination pursuant to any Environmental Laws, and are not subject to any claim relating to any Environmental Laws, which violation, contamination, ownership, operation, liability or claim would individually or in the aggregate have a Material Adverse Effect except as set forth in Schedule 5(W); and the Company is not aware of any pending investigation that might lead to such a claim. The business and operations of the Company complies in all material respects with Environmental Laws and the Company holds all permits and licenses necessary to conduct its business and operations in compliance with Environmental Laws. All material costs to ensure compliance with Environmental Laws, including those with respect to future closure and rehabilitation costs, are accurately reflected in the Company’s financial statements.

(x)

Schedule 5(X) lists all mineral interests and rights, including claims, concessions, surface rights, easements, exploration licenses and exploitation licenses and leases (collectively, the "Mineral Rights") associated with the NorthMet Project which are held directly or indirectly by the Company or to which it is a party. Except as would not reasonably be expected to have a Material Adverse Effect:

	(i)	the Company is the sole legal and beneficial owner of all right, title and interest in and to the Mineral Rights, free and clear of any Encumbrances, except Permitted Encumbrances;

	(ii)	all of the Mineral Rights have been properly located and recorded in compliance with applicable Laws and are comprised of valid and subsisting mineral claims;

(iii)

the Mineral Rights are in good standing under applicable Laws and all work required to be performed and filed in respect thereof has been performed and filed, all taxes, rentals, fees, expenditures and other payments in respect thereof have been paid or incurred and all filings in respect thereof have been made;

	(iv)	there is no adverse claim against or challenge to the title to or ownership of any of the Mineral Rights;

5 - 6

(v)	the Company has the exclusive right to deal with all of the Mineral Rights;

(vi)	no person other than the Company has any interest in any of the Mineral Rights or the production or profits therefrom or any royalty in respect thereof or any right to acquire any such interest;

(vii)	there are no options, back-in rights, earn- in rights, rights of first refusal or similar provisions or rights which would affect the interest of the Company in any of the Mineral Rights;

(viii)	there are no restrictions on the ability of the Company to use, transfer or exploit any of the Mineral Rights, except pursuant to applicable Laws;

(ix)	the Company has not received any written notice from any Governmental Entity of any revocation or intention to revoke any interest of the Company in any of the Mineral Rights; and

(x)

the Company has all surface rights, including easements and rights of way from landowners or Governmental Entities, that are required to develop and exploit the NorthMet Project as contemplated in the AGP Technical Report and no third party or group holds any such rights that would be required by the Company to develop and exploit the NorthMet Project as contemplated in the AGP Technical Report on or before the date hereof.

(y)

There are no pending actions, suits or proceedings against or affecting the Company or any of its respective properties that, if determined adversely, would individually or in the aggregate have a Material Adverse Effect and, to the knowledge of the Company, no such actions, suits or proceedings are threatened or contemplated. There are no pending actions, suits or proceedings against or affecting the Company that involve this Agreement or the rights of Glencore or the obligations of the Company thereunder and, to the knowledge of the Company, no such actions, suits or proceedings are threatened or contemplated.

(z)

The financial statements included in the Disclosure Documents present fairly and accurately in all material respects the consolidated balance sheet of the Company as of the dates shown and its consolidated statements of loss and comprehensive loss, consolidated statements of changes in shareholder equity and consolidated statement of cash flows for the periods shown, and such other financial statements have been prepared in conformity with IFRS in effect from time to time in Canada applied on a consistent basis throughout the periods involved except as set forth in the notes thereto. Except as set forth in the annual financial statements of the Company included in the Annual Report, the Company does not have any liabilities, contingent or otherwise, which individually or in the aggregate would result in a Material Adverse Effect.

(aa)

The Company maintains in full force and effect insurance coverage that the Company reasonably believes to be adequate against all liabilities, claims and risks against which it is customary for comparably situated companies to insure. All such insurance policies are (i) sufficient for compliance with all requirements of applicable Law and of all Material Agreements, (ii) are valid, outstanding and enforceable policies, and (iii) provide adequate insurance coverage in at least such amounts and against at least such risks (but including in any event, public liability) as are usually insured against in the same general area by companies engaged in the same or a similar business. All premiums with respect thereto have been paid in accordance with their respective terms, and no written notice of cancellation or termination has been received with respect to any such policy.

5 - 7

(bb)	There are no proceedings pending or, to the Company’s knowledge, threatened against the Company relating to the continued listing of the Shares on the TSX or the NYSE MKT.

(cc)	The Company is in material compliance with all applicable provisions of the Sarbanes- Oxley Act that are in effect.

(dd)	The Company is in material compliance with all applicable corporate governance requirements set forth in the rules of the NYSE MKT currently in effect.

(ee)

In respect of financial reporting for the fiscal year ended January 31, 2012 and all subsequent periods, the Company maintains a system of internal control over financial reporting sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of financial statements of the Company in conformity with generally accepted accounting principles and to maintain accountability for assets; (iii) access to the Company’s assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets of the Company is compared with existing assets at reasonable intervals and appropriate actions is taken with respect to any differences. The Company has not been advised of (i) any significant deficiencies in the design or operation of its internal control over financial reporting that could adversely affect its ability to record, process, summarize and report financial data, (ii) any material weaknesses in its internal control over financial reporting or (iii) any fraud, whether or not material, that involves management or other employees who have significant role in the internal control over its financial reporting.

(ff)

The Company has established and maintains disclosure controls and procedures (as such term is defined in Rules 12a- 15(e) and 15d-15(e) of the 1934 Act), which are effective in all material respects to perform the functions for which they are established.

(gg)

PricewaterhouseCoopers LLP, who have audited certain financial statements of the Company and delivered their report with respect to the audited financial statements included in the Annual Report, is an independent registered public accountant with respect to the Company within the meaning of the 1933 Act (including without limitation the Sarbanes-Oxley Act).

(hh)

Neither the aggregate value of the assets in Canada of PolyMet and its Subsidiaries, nor the gross revenues from sales in or from Canada generated from those assets, as determined in accordance with Part IX of the Competition Act (Canada) and the Regulations Respecting Notifiable Transactions Pursuant to Part VIII of the Competition Act (Canada), SOR 87- 348, exceeds the prescribed value referred to in Section 110 of the Competition Act.

(ii)	The value of the assets of PolyMet and its Subsidiaries carrying on a Canadian business is, collectively, less than C$344 million, as determined by Section 3 of the Investment Canada Regulations.

(jj)

The Rights Offering Shares issuable to Glencore will be duly and validly issued and registered in the name of Glencore (or as it may direct in writing) and upon receipt of the Exercise Price in respect of the Basic Entitlement Shares and Additional Subscription Shares and on fulfillment of the Standby Commitment, the Rights Offering Shares will be validly issued, fully paid, non-assessable and will be free and clear of all liens, pledges, claims, encumbrances, security interests or other restrictions except for any restrictions on resale or transfer imposed by Securities Laws and not subject to any option to purchase or similar right (it being acknowledged by Glencore that the number of Standby Shares that it may be entitled to receive pursuant to the Rights Offering will depend on the number of Shares issued to those Persons who have exercised Rights prior to the Rights Offering Expiry Time and the limitation in Section 2.4 of Schedule 2).

5 - 8

(kk)

The Rights Offering Shares will be allotted and issued subject to the notice of articles and articles of PolyMet, and on terms that they will, when issued, be fully paid, non- assessable and free and clear of all encumbrances and restrictions, except for restrictions on transfer imposed by applicable securities laws.

(ll)	PolyMet is a reporting issuer in good standing in the Provinces of British Columbia, Alberta and Ontario.

(mm)	PolyMet is qualified to file a prospectus in the form of a short form prospectus pursuant to the provisions of NI 44- 101 – Short Form Prospectus Distributions.

(nn)

(i) the common shares, without par value, of PolyMet are registered under Section 12(b) of the 1934 Act, (ii) PolyMet is required to file reports pursuant to Section 13 of the 1934 Act, (iii) PolyMet has filed all reports required to be filed pursuant to Section 13 of the 1934 Act and (iv) PolyMet is in compliance with all of its other obligations under the 1934 Act.

(oo)

PolyMet is a "foreign private issuer" within the meaning of Rule 3b- 4 under the 1934 Act, and PolyMet meets the requirements for use of Form F-10 under the 1933 Act for registration under the 1933 Act of the offering of the Rights Offering Securities to be issued in connection with the Rights Offering.

(pp)

No order halting or suspending trading in securities of PolyMet or prohibiting the sale of such securities is outstanding against PolyMet, and to the knowledge of PolyMet and the directors and officers thereof, no investigations or proceedings for such purpose are pending or threatened.

(qq)	PolyMet has waived the application of its Rights Plan to the transactions contemplated by this Agreement.

(rr)

The Board has determined that neither the fair market value of the subject matter of, nor the fair market value of the consideration for, the transactions contemplated by this Agreement relating to Glencore (other than the Loan), exceeds 25% of PolyMet’s market capitalization in accordance with Part 5 of MI 61- 101.

(ss)	The Board has determined that the Loan and related transactions are exempt from the formal valuation and minority approval requirements of Part 5 of MI 61- 101.

(tt)

No approval of the Company’s Shareholders is required for (i) the execution and delivery by the Company of this Agreement, (ii) the issuance of any of the Rights, the Shares issuable upon exercise of the Rights and/or the Standby Shares as contemplated by this Agreement, or (iii) the consummation of the other transactions contemplated by this Agreement.

(uu)	The Market Capitalization for the purposes of MI 61-101 is US$216,584,327.

(vv)

At the time of its filing with any Securities Authority and the SEC or otherwise and as at the Rights Offering Closing Date, the Prospectus and Registration Statement did and will comply with the requirements of Securities Laws in all material respects; and at the time of its filing and as at the Rights Offering Closing Date, the information and statements contained therein are true and correct in all material respects, contain no Misrepresentation and constitute full, true and plain disclosure of all material facts and do not omit any material facts relating to PolyMet and its Subsidiaries taken as a whole and as concerns the Rights Offering and the transactions contemplated herein; provided that the foregoing will not apply to any information or statements contained in the Prospectus or Registration Statement relating solely to Glencore that Glencore has specifically provided to PolyMet in writing for inclusion in such Prospectus and Registration Statement.

SCHEDULE 5(A)

The Company does not own or hold any shares of, or have any other interest in, directly or indirectly, any person other than PMI except the following:

1)	200,000 common shares of Acadian Mining Corporation (TSX:ADA), representing approximately 0.3% of Acadian Mining Corporation’s issued and outstanding common shares, as of April 10, 2013.

2)	36,806 common shares of Medgold Resources Corporation (TSX:MED), representing less than 0.1% of Medgold Resources Corporation’s issued and outstanding common shares, as of April 10, 2013.

SCHEDULE 5(E)

As of the date hereof:

(a)	the authorized capital stock of the Company is an unlimited number of Common Shares in the capital of the Company, without par value;

(b)	the number of Shares of capital stock of the Company issued and outstanding is 183,250,082;

(c)

the number of Shares of capital stock of the Company issuable pursuant to the Company’s equity compensation plans (including those issuable subject to approval by the Company’s shareholders) is 18,636,000; and

(d)

the number of Shares of capital stock of the Company issuable and reserved for issuance pursuant to securities exercisable for, or convertible into or exchangeable for any Shares of capital stock of the Company is 7,083,333.

No person is entitled to preemptive or similar statutory or contractual rights with respect to any securities of the Company except for the pre-emptive rights that the Standby Purchaser currently has with respect to their right of first refusal to provide material financings other than certain forms of equity financing, subject to regulatory approval, as long as the Standby Purchaser owns 10% or more of the issued and outstanding Common Shares of the Company. As long as the Standby Purchaser owns more than 5% of the issued and outstanding Common Shares of the Company, it has the right to participate pro rata in any equity-related financing by the Company to maintain its ownership interest on a fully diluted basis.

The Company has no knowledge of any voting agreements, buy-sell agreements, option or right of first purchase agreements or other agreements of any kind among any of the securityholders of the Company relating to the securities of the Company held by them.

The Company has not granted any person the right to require the Company to register any securities of the Company under the 1933 Act, whether on a demand basis or in connection with the registration of securities of the Company for its own account or for the account of any other Person except the Standby Purchaser.

SCHEDULE 5(J)

The only jurisdictions (or registration districts within such jurisdictions) in which the Company has any place of business or stores any material tangible assets are:

1)	Vancouver, British Columbia, Canada

2)	Toronto, Ontario, Canada

3)	St. Paul, Minnesota, USA

4)	St. Louis County, Minnesota, USA

SCHEDULE 5(K)

The following sets forth a complete and accurate legal description of all the real property owned by the Company:

1)	Erie Plant Site Complex

All the real property located within St. Louis County, Minnesota, legally described as follows, to-wit:

The Northwest Quarter of the Northwest Quarter, the Southwest Quarter of the Northwest Quarter, the Northwest Quarter of the Southwest Quarter, and the Southwest Quarter of the Southwest Quarter; all in Section 2, Township 59 North, Range 14 West, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 311938 and 312572.)

All of Section 3, Township 59 North, Range 14 West, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 315402, 311834, and 312572.)

All of Section 4, Township 59 North, Range 14 West, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 311938, 311834 and 312572.)

All of Section 5, Township 59 North, Range 14 West, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 311834 and 312572.)

The East Half of the Northeast Quarter, and the East Half of the Southeast Quarter; all in Section 6, Township 59 North, Range 14 West, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 311834 and 312572.)

The East Half of the Northeast Quarter, and the Northeast Quarter of the Southeast Quarter; all in Section 7, Township 59 North, Range 14 West, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 311834 and 312572.)

The Northeast Quarter, the Northwest Quarter except railroad right of way, the Southwest Quarter except railroad right of way, and the Southeast Quarter except railroad right of way; all in Section 8, Township 59 North, Range 14 West, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 311834 and 312572.)

All of Section 9, Township 59 North, Range 14 West, except all minerals and mineral rights as shown on the Certificates of Title for this land. Torrens property. Parts of Certificate of Title Nos. 311834 and 312572.)

All of Section 10, Township 59 North, Range 14 West, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 305424, 315402, 305334, 305297, 311938, 311834, and 312572.)

The Northwest Quarter of the Northwest Quarter of Section 11, Township 59 North, Range 14 West, except all minerals and mineral rights as shown on the Certificate of Title for this land. (Torrens property. Part of Certificate of Title No. 312572.)

5(K) - 2

That part of the Northwest Quarter of Section 15, Township 59 North, Range 14 West of the Fourth Principal Meridian, lying northerly of a line lying 200 feet north of the following described line, measured perpendicular thereto and perpendicular to the tangent to curves therein: Commencing at the northwest corner of said Section 15; thence South 05 degrees 49 minutes 40 seconds East, based on the St. Louis County Central Zone Coordinate System, for a distance of 400.76 feet to the point of beginning; thence North 86 degrees 44 minutes 30 seconds East 1235.77 feet; thence along a tangential curve concave to the south having a radius of 1699.87 feet, the chord of which bears South 65 degrees 34 minutes 06 seconds East with a chord length of 1415.84 feet; thence North 85 degrees 08 minutes 37 seconds East 167.41 feet more or less to the east line of said Northwest Quarter of Section 15 and there terminating, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 305424 and 311938.)

The North Half of the Northeast Quarter, the North Half of the Northwest Quarter, the Southwest Quarter of the Northwest Quarter, and the North Half of the Southeast Quarter of the Northwest Quarter; all in Section 16, Township 59 North, Range 14 West, except all minerals and mineral rights as shown on the Certificate of Title for this land. (Torrens property. Part of Certificate of Title No. 305297.)

The East Half of the Northeast Quarter of Section 17, Township 59 North, Range 14 West; and also that part of the Southwest Quarter of the Northeast Quarter of Section 17, Township 59 North, Range 14 West of the Fourth Principal Meridian, lying easterly of a line lying 40 feet west of the following described line, measured perpendicular thereto, and the extension thereof to the south boundary of said Southwest Quarter of the Northeast Quarter: Commencing at the Center Quarter corner of said Section 17; thence North 89 degrees 14 minutes 59 seconds East based on the St. Louis County Central Zone Coordinate System for a distance of 986.23 feet to the point of beginning; thence North 06 degrees 28 minutes 39 seconds East 1224.55 feet more or less to the north line of the Southwest Quarter of the Northeast Quarter of said Section 17 and there terminating; and also that part of the Northwest Quarter of the Northeast Quarter of Section 17, Township 59 North, Range 14 West of the Fourth Principal Meridian lying easterly of the following described line: Commencing at the North Quarter corner of said Section 17; thence North 88 degrees 50 minutes 33 seconds East based on the St. Louis County Central Zone Coordinate System for a distance of 486.89 feet to the point of beginning; thence South 11 degrees 19 minutes 32 seconds East 719.70 feet; thence along a tangential curve concave to the west having a radius of 1494.37 feet, the chord of which bears South 00 degrees 27 minutes 55 seconds West with a chord length of 505.49 feet, to the south line of said Northwest Quarter of the Northeast Quarter of Section 17 and there terminating, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 311834 and 312572.)

The Northwest Quarter of the Southeast Quarter of Section 18, Township 59 North, Range 14 West, and an undivided 5/288ths interest in that part of the Southeast Quarter of the Southwest Quarter and of the Northeast Quarter of the Southwest Quarter of Section 18, Township 59 North, Range 14 West of the Fourth Principal Meridian, lying northerly of the following described line: Commencing at the southeast corner of the Northeast Quarter of the Southwest Quarter of said Section 18; thence North 89 degrees 59 minutes 35 seconds West, based on the St. Louis County Central Zone Coordinate System for a distance of 333.97 feet to the point of beginning; thence South 65 degrees 24 minutes 26 seconds West 484.44 feet ; thence North 23 degrees 19 minutes 04 seconds West 1244.30 feet; thence on a tangential curve concave to the southwest having a radius of 517.57 feet, the chord of which bears North 35 degrees 16 minutes 19 seconds West with a chord length of 204.99 feet, to the west line of the Northeast Quarter of the Southwest Quarter of said Section 18 and there terminating, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 305424, 305295, and 305292.)

5(K) - 3

The Southeast Quarter of the Northeast Quarter, and the East Half of the Southeast Quarter; all in Section 31, Township 60 North, Range 14 West, except minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 305296 and 311757.)

All of Section 32, Township 60 North, Range 14 West, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 305296 and 305295.)

All of Section 33, Township 60 North, Range 14 West, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 305296 and 305295.)

All of Section 34, Township 60 North, Range 14 West, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 315402 and 305296.)

The West Half of the Northwest Quarter, and the West Half of the Southwest Quarter; all in Section 35, Township 60 North, Range 14 West, except all minerals and mineral rights as shown on the Certificates of Title for this land. (Torrens property. Parts of Certificate of Title Nos. 315402 and 305296.)

5(K) - 4

5(K) - 5

5(K) - 6

5(K) - 7

5(K) - 8

That part of Government Lot 10, Section 6, that part of Government Lot 5, Section 5 and that part of the Northwest Quarter of the Southwest Quarter, Section 5, all in Township 58 North, Range 14 West, St. Louis County, Minnesota, described jointly as follows:

Commencing at the southeast corner of said Section 6; thence North 01 degrees 46 minutes 57 seconds East, bearing based on the south line of Section 6 having a bearing of North 88 degrees 57 minutes 45 seconds East, Saint Louis County Transverse Mercator 1996 projection, a distance of 1452.41 feet; thence South 25 degrees 22 minutes 32 seconds West a distance of 577.27 feet; thence South 56 degrees 14 minutes 45 seconds West a distance of 421.26 feet to the point of beginning; thence North 56 degrees 14 minutes 45 seconds East a distance of 421.26 feet; thence North 25 degrees 22 minutes 32 seconds East a distance of 577.27 feet; thence North 48 degrees 16 minutes 42 seconds West a distance of 114.65 feet; thence South 25 degrees 22 minutes 33 seconds West a distance of 569.30 feet; thence South 63 degrees 44 minutes 22 seconds West a distance of 712.70 feet; thence South 13 degrees 26 minutes 08 seconds East a distance of 303 feet, more or less, to the shoreline of Colby Lake; thence easterly along the shoreline of Colby Lake to the point of intersection with a line bearing South 13 degrees 38 minutes 27 seconds East from the point of beginning; thence North 13 degrees 38 minutes 27 seconds West, along said line a distance of 120 feet, more or less, to the point of beginning.

Parcel	Sec.	Twp	Rge	
SE¼ of SE¼, and SW¼ of SE¼, and SE¼ of SW¼	18	59	14	described as beginning at the northeast corner of said SE¼ of SE¼; thence South 03 degrees 56 minutes 00 seconds East, along the east line of said SE¼ of SE¼ a distance of 351.53 feet; thence South 89 degrees 09 minutes 23 seconds West a distance of 1641.50 feet; thence southwesterly, along a tangential curve (chord definition) concave to the southeast having a radius of 837.27 feet, central angle of 35 degrees 53 minutes 39 seconds, a distance of 524.53 feet; thence South 53 degrees 15 minutes 43 seconds West a distance of 415.62 feet; thence North 72 degrees 06 minutes 28 seconds West a distance of 557.34 feet; thence northwesterly, along a tangential curve (arc definition) concave to the northeast having a radius of 539.96 feet, central angle of 48 degrees 48 minutes 30 seconds, a distance of 459.97 feet; thence North 23 degrees 17 minutes 58 seconds West a distance of 43.98 feet; thence North 66 degrees 32 minutes 05 seconds East a distance of 756.62 feet to the north line of said SE¼ of SW¼; thence South 89 degrees 29 minutes 13 seconds East, along said north line a distance of 15.78 feet to the northwest corner of said SW¼ of SE¼; thence South 89 degrees 29 minutes 13 seconds East, along the north line of said SW¼ of SE¼ a distance of 1295.62 feet to the northeast corner of said SW¼ of SE¼; thence South 89 degrees 29 minutes 13 seconds East, along the north line of said SE¼ of SE¼ a distance of 1311.40 feet to the point of beginning.
NE¼ of NW¼ and NW¼ of NW¼	24	59	14	that part thereof lying northerly of a line drawn parallel with and distant 200 feet northerly of the following described line: Commencing at the northwest corner of said Section 24; thence South 01 degree 32 minutes 25 seconds East, along the west line of said NW¼ of NW¼ a distance of 753.31 feet to the centerline of the Cliff's Erie Railroad and the point of beginning of the line to be described; thence North 66 degrees 06 minutes 57 seconds East, along said centerline a distance of 2970.51 feet to the north line of said Section 24, and there terminating.
E½ of NE¼ of NE¼	13	59	15	
E½ of SE¼ of NE¼	13	59	15	
E½ of W½ of NE¼ of NE¼	13	59	15	
E½ of W½ of SE¼ of NE¼	13	59	15

5(K) - 9

5(K) - 10

5(K) - 11

5(K) - 12

5(K) - 13

2)        Leonard Land Company Purchase

The following described lands lying in Township 59 North, Range 16 West of the Fourth Principal Meridian, St. Louis County, Minnesota:

Tract 1: S½ of SW¼, Section 9;

Tract 2: All of Section 16;

Tract 3: E½ of Section 19;

Tract 4: All of Section 20;

Tract 5: All of Section 21;

Tract 6: That portion of SW¼ of SW¼ lying West of Pike River Road, Section 22;

Tract 7: Those portions of the W½ of NW¼ and W½ of SW¼, lying West of Pike River Road, Section 27;

Tract 8: All of Section 28 except that part lying East of Pike River Road and except that part of the S½ of the S½ lying South and Southeast of the Pike River;

Tract 9: All of Section 29;

Tract 10: E½ of Section 30;

Tract 11: E½, SW¼ of SW¼, and E½ of SW¼ of Section 31;

Tract 12: All of Section 32 lying West and North of the Pike River, except the E½ of the NE¼ of SE¼ of SW¼, excluding the Southerly 264 feet; and,

Tract 13: That part of Section 33 lying West of the Pike River.

Subject to mineral reservations of record.

AND

The following described lands lying in Township 58 North, Range 16 West of the Fourth Principal Meridian, St. Louis County, Minnesota:

Tract 14: That part of Section 5 lying north and west of Pike River; and,

Tract 15: That part of Section 6 lying north and west of Pike River.

Subject to mineral reservations of record.

5(K) - 14

3)	Wheaton College Purchase

Lot Three (3), Section Nine (9), Township Sixty-four (64) North, Range Three (3) East of the Fourth Principal Meridian, Cook County, Minnesota. Subject to mineral reservations of record.

4)	Lake-Forest Enterprise Purchase

The following described lands lying in Lake County, Minnesota:

Subject to mineral reservations of record.

5)	O’Reilly Hunting Club Purchase

The following described lands lying in St. Louis County, Minnesota:

E ½ of NW ¼, NE ¼ of SW ¼, and E ½ of W ½ of NW ¼, Section 17, Township 66 North, Range 17 East

Subject to mineral reservations of record.

5(K) - 15

6)        Encumbrances on assets of the Company other than Permitted Encumbrances

UCC FINANCING STATEMENT

A. NAME & PHONE OF CONTACT AT FILER (optional)

B. SEND ACKNOWLEDGMENT TO (Name and Address)

Metro Sales Inc
1620 East 78th Street

MINNEAPOLIS, MN 55423

Filing Number:	201123334618
Filing Date:	03/02/2011
Filing Time:	2:34 pm
Processing Office:	State of Minnesota Secretary of State
Filed By:	UCCOnlineFiling

1. DEBTOR'S EXACT FULL LEGAL NAME

ORGANIZATION'S NAME
POLYMET MINING INC

Mailing Address	City	State	Postal Code	Country
6500 COUNTY ROAD 666	HOYT LAKES	MN	55750	USA

Tax ID # SSN or EIN	Add'l Info re Organization Debtor	Type Of	Jurisdiction Of	Organizational ID #, if any
		CORPORATION	USA MN	[X] None

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME

INDIVIDUAL'S NAME

Last Name	First Name	Middle Name	Suffix

Mailing Address	City	State	Postal Code	Country

Tax ID # SSN or EIN

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P)

ORGANIZATION'S NAME
METRO SALES INC

Mailing Address	City	State	Postal Code	Country
1620 EAST 78TH STREET	MINNEAPOLIS	MN	55423	USA

4. This FINANCING STATEMENT covers the following collateral :
RICOH MPC2000 M5075900151 AND ACCESS

5. ALTERNATIVE DESIGNATION (if applicable) [X] Lessee/Lessor [ ] Consignee/Consignor [ ] Bailee/Bailor [ ] Seller/Buyer [ ] AG. Lien [ ] Non-UCC

6. [ ] This FINANCING STATEMENT is to be filed (for record) in the REAL ESTATE RECORDS Attach Addendum (if applicable)

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) (ADDITIONAL FEE) (optional) [ ] All Debtors [ ] Debtor 1 [ ] Debtor 2

8. OPTIONAL FILER REFERENCE DATA:

1

5(K) - 16

UCC FINANCING STATEMENT

A. NAME & PHONE OF CONTACT AT FILER (optional)	
	Filing Number: 201019741886
B. SEND ACKNOWLEDGMENT TO: (Name and Address)	**Filing Date:** 04/05/2010
Metre Sales inc 1620 East 78th Street MINNEAPOLIS, MN 55423	**Filing Time:** 8:59 am **Processing Office:** State of Minnesota Secretary of State **Filed By:** UCCOnlineFiling

1. DEBTOR'S EXACT FULL LEGAL NAME

ORGANIZATION'S NAME				
POLYMET MINING INC				
Mailing Address 6500 COUNTY ROAD 666	City HOYT LAKES	State MN	Postal Code 55750	Country USA

Tax ID # SSN or EIN	Add'l Info re Organization Debtor	Type Of CORPORATION	Jurisdiction Of USA MN	Organizational ID # if any [X] None

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME

INDIVIDUAL'S NAME

Last Name	First Name	Middle Name		Suffix
Mailing Address	City	State	Postal Code	Country
Tax ID #, SSN or EIN				

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P)

ORGANIZATION'S NAME				
METRO SALES INC				
Mailing Address 1620 EAST 78TH STREET	City MINNEAPOLIS	State MN	Postal Code 55423	Country USA

4. **This FINANCING STATEMENT covers the following collateral:**

RICOH MPC2500 L3665500931 AND ACCESS.

5. **ALTERNATIVE DESIGNATION (if applicable)** [X] Lessee/Lessor [ ] Consignee/Consignor [ ] Bailee/Bailor [ ] Seller/Buyer [ ] AG. Lien [ ] Non-UCC

6. [ ] This FINANCING STATEMENT is to be filed (for record) (or recorded) in the REAL ESTATE RECORDS. Attach Addendum (if applicable)

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) (ADDITIONAL FEE) (optional) [ ] All Debtors [ ] Debtor 1 [ ] Debtor 2

8. **OPTIONAL FILER REFERENCE DATA:**

1

5(K) - 17

[redacted]

Filing NO: 200813724751
Filing Date: 2008/10/30
Filing Time: 4:04 PM
State of Minnesota
Processing Office: Secretary of State
Filed by: boono01

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER (optional)

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

CSC/USCS Acct. 32186
380 JACKSON ST, SUITE 700
ST. PAUL, MN 55101

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME: POLY MET MINING, INC.				
OR 1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS: 306 West Superior Street, Suite 1000	CITY: Duluth	STATE: MN	POSTAL CODE: 55802	COUNTRY: USA
1d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION: Corporation	1f. JURISDICTION OF ORGANIZATION: Minnesota	1g. ORGANIZATIONAL ID#, if any: 6F-388	☐ NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME				
OR 2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID#, if any	☐ NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME: Glencore AG				
OR 3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS: Baarermattstrasse 3 (Attention General Counsel)	CITY: Baar	STATE	POSTAL CODE: CH-6341	COUNTRY: Switz.

4. This FINANCING STATEMENT covers the following collateral:

All of debtor's assets, whether now owned or hereinafter acquired, including without limitation all proceeds and products thereof.

5. ALTERNATIVE DESIGNATION (if applicable): ☐ LESSEE/LESSOR ☐ CONSIGNEE/CONSIGNOR ☐ BAILEE/BAILOR ☐ SELLER/BUYER ☐ AG. LIEN ☐ NON-UCC FILING

6. ☐ This FINANCING STATEMENT is to be filed [for record] (or recorded) in the REAL ESTATE RECORDS. Attach Addendum [if applicable]

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) [ADDITIONAL FEE] [optional] ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. OPTIONAL FILER REFERENCE DATA

Minnesota Secretary of State 775732-1

775732-1

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

5(K) - 18

[redacted]

UCC FINANCING STATEMENT

FOLLOW INSTRUCTIONS (front and back) CAREFULLY

A. NAME & PHONE OF CONTACT AT FILER (optional)

B. SEND ACKNOWLEDGMENT TO: (Name and Address)

CSC/USCS Acct. 32186
380 JACKSON ST, SUITE 700
ST. PAUL, MN 55101

Filing NO: 200813711522
Filing Date: 2008/10/29
Filing Time: 5:00 PM
State of Minnesota
Processing Office: Secretary of State
Filed by: tukam01

THE ABOVE SPACE IS FOR FILING OFFICE USE ONLY

1. DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (1a or 1b) - do not abbreviate or combine names

1a. ORGANIZATION'S NAME: POLY MET MINING, INC.				
OR 1b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
1c. MAILING ADDRESS: 306 West Superior Street, Suite 1000	CITY: Duluth	STATE: MN	POSTAL CODE: 55812	COUNTRY: USA
1d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR	1e. TYPE OF ORGANIZATION: Corporation	1f. JURISDICTION OF ORGANIZATION: Minnesota	1g. ORGANIZATIONAL ID #, if any: 6F-388	NONE

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME - insert only one debtor name (2a or 2b) - do not abbreviate or combine names

2a. ORGANIZATION'S NAME				
OR 2b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
2c. MAILING ADDRESS	CITY	STATE	POSTAL CODE	COUNTRY
2d. SEE INSTRUCTIONS / ADD'L INFO RE ORGANIZATION DEBTOR	2e. TYPE OF ORGANIZATION	2f. JURISDICTION OF ORGANIZATION	2g. ORGANIZATIONAL ID #, if any	NONE

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P) - insert only one secured party name (3a or 3b)

3a. ORGANIZATION'S NAME: Glencore AG				
OR 3b. INDIVIDUAL'S LAST NAME	FIRST NAME	MIDDLE NAME		SUFFIX
3c. MAILING ADDRESS: Baarermattstrasse 3 (Attention General Counsel)	CITY: Baar	STATE	POSTAL CODE: CH-6341	COUNTRY: Switz.

4. This FINANCING STATEMENT covers the following collateral:

All of debtor's assets, whether now owned or hereinafter acquired, including without limitation all proceeds and products thereof.

5. ALTERNATIVE DESIGNATION (if applicable): LESSEE/LESSOR | CONSIGNEE/CONSIGNOR | BAILEE/BAILOR | SELLER/BUYER | AG. LIEN | NON-UCC FILING

6. This FINANCING STATEMENT is to be filed (for record) (or recorded) in the REAL ESTATE RECORDS. Attach Addendum (if applicable) | 7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) (ADDITIONAL FEE) (optional) | All Debtors | Debtor 1 | Debtor 2

8. OPTIONAL FILER REFERENCE DATA

Minnesota Secretary of State 774348-1

FILING OFFICE COPY — UCC FINANCING STATEMENT (FORM UCC1) (REV. 05/22/02)

5(K) - 19

UCC FINANCING STATEMENT

A. NAME & PHONE OF CONTACT AT FILER (optional)	
B. SEND ACKNOWLEDGMENT TO: (Name and Address)	
DILIGENZ INC 6500 HARBOR HTS PKWY #400 MUKILTEO, WA 98275	

Filing Number:	200813599138
Filing Date:	10/20/2008
Filing Time:	5:10 pm
Processing Office:	State of Minnesota Secretary of State
Filed By:	UCCOnlineFiling

1. DEBTOR'S EXACT FULL LEGAL NAME

ORGANIZATION'S NAME

POLY MET MINING, INC.

Mailing Address	City	State	Postal Code	Country
COUNTY ROAD 666	HOYT LAKES	MN	55750	USA

Tax ID #: SSN or EIN	Add'l Info Re Organization Debtor	Type Of Organization	Jurisdiction Of Organization	Organizational ID #, if any	
		CORP.	USA MN	6F-386	☐ None

2. ADDITIONAL DEBTOR'S EXACT FULL LEGAL NAME

INDIVIDUAL'S NAME

Last Name	First Name	Middle Name	Suffix

Mailing Address	City	State	Postal Code	Country

Tax ID #: SSN or EIN

3. SECURED PARTY'S NAME (or NAME of TOTAL ASSIGNEE of ASSIGNOR S/P)

ORGANIZATION'S NAME

ROAD MACHINERY & SUPPLIES CO.

Mailing Address	City	State	Postal Code	Country
5633 W. HIGHWAY 13	SAVAGE	MN	55378	USA

4. **This FINANCING STATEMENT covers the following collateral:**

One (1) Used Bucyrus Model 59R Drill Core serial #141063 together with all present and future attachments, accessories, replacement parts, repairs, additions, and all proceeds thereof.

5. **ALTERNATIVE DESIGNATION (if applicable)** ☐ Lessee/Lessor ☐ Consignee/Consignor ☐ Bailee/Bailor ☐ Seller/Buyer ☐ AG. Lien ☐ Non-UCC Filing

6. ☐ This FINANCING STATEMENT is to be filed (or recorded) in the REAL ESTATE RECORDS Attach Addendum (if applicable)

7. Check to REQUEST SEARCH REPORT(S) on Debtor(s) (ADDITIONAL FEE) (optional) ☐ All Debtors ☐ Debtor 1 ☐ Debtor 2

8. **OPTIONAL FILER REFERENCE DATA:**

#37780452

1

SCHEDULE 5(L)

The following sets forth a complete and accurate legal description of all the real property leased by the Company:

1)

PolyMet is party to an agreement dated November 13, 2012 whereby it leases office space in Suite 5700 of the building commonly known as First Canadian Place, located at 100 King Street West ,Toronto, Ontario.

2)

PMI Inc. is party to a Lease Agreement dated October 27, 2011 whereby it leases approximately 2,379 rentable square feet in Suites 2005 and 2060 of the building commonly known as UBS Plaza, located at 444 Cedar Street, St. Paul, Minnesota.

3)

Mineral rights on 4,162 acres in St. Louis County acquired under a Mineral Lease between USX Corporation and PolyMet, dated January 4, 1989, as subsequently amended and assigned December 19, 1994, as further amended on July 20, 2001, and February 13, 2007. During the year ended January 31, 2005, United States Steel Corporation assigned the lease to RGGS Land & Minerals Ltd., L.P.

4)	Mineral rights on 120 acres in St. Louis County acquired under a Mineral Lease between LMC Minerals and PolyMet, dated December 1, 2008.

5)

PMI, Inc. is party to a Contract for Deed (Block 1), dated December 20, 2006, whereby it obtained rights to the leased real property legally described in Schedule 1.4 of the Contract for Deed as follows:

6)	EIP/AG for Waterfowl options
PolyMet holds a mortgage over real property in Aitkin County, Minnesota, legally described as follows:

5(L) - 2

Northwest Quarter of Northwest Quarter (NW ¼ NW ¼); and West Half of Southwest Quarter of Northwest Quarter (W ½ SW ¼ NW ¼) all in Section Twenty-seven (27), Township Fifty (50), Range Twenty-four (24).

Northeast Quarter (NE ¼); West Half of Southeast Quarter (W ½ SE ¼); East Half of Northwest Quarter (E ½ NW ¼); and Southwest Quarter (SW ¼) all in Section Twenty-eight (28), Township Fifty (50), Range Twenty-four (24).

North Half of Northeast Quarter (N ½ NE ¼); East Half of Northeast Quarter of Southeast Quarter (E ½ NE ¼ SE ¼); and East Half of Southeast Quarter of Southeast Quarter (E ½ SE ¼ SE ¼) all in Section Twenty-nine (29), Township Fifty (50), Range Twenty-four (24).

Northwest Quarter (NW ¼); and North Half of North Half of Southwest Quarter (N ½ N ½ SW ¼) all in Section Thirty-three (33), Township Fifty (50), Range Twenty-four (24).

East Half of Northeast Quarter of Northeast Quarter (E ½ NE ¼ NE ¼); East Half of Southeast Quarter of Northeast Quarter (E ½ SE ¼ NE ¼); North Half of Northeast Quarter of Southeast Quarter (N ½ NE ¼ SE ¼); North Half of Northwest Quarter of Southeast Quarter (N ½ NW ¼ SE ¼); North Half of Northeast Quarter of Southwest Quarter (N ½ NE ¼ SW ¼); South Half of Northwest Quarter of Southwest Quarter (S ½ NW ¼ SW ¼); and Southwest Quarter of Southwest Quarter (SW ¼ SW ¼) all in Section Thirty-two (32), Township Fifty (50), Range Twenty-four (24).

Southwest Quarter of Northwest Quarter (SW ¼ NW ¼); and Northwest Quarter of Southwest Quarter (NW ¼ SW ¼) LESS the South Six Hundred Feet (S. 600') of the West Eight Hundred Eighty Feet (W. 880') AND FURTHER EXCEPTING that part of the Northwest Quarter of the Southwest Quarter (NW ¼ SW ¼) in Section Five (5), Township Forty-nine (49), Range Twenty-four (24), described as follows: Commencing at the Southwest corner of said NW ¼ of SW ¼; thence East along the South line of said NW ¼ of SW ¼ a distance of 880 feet, more or less, to the East line of the West 880 feet of said NW ¼ of SW ¼; thence North along the East line of the West 880 feet of said NW ¼ of SW ¼ a distance of 600 feet, more or less, to the North line of the South 600 feet of said NW ¼ of SW ¼; thence West along the North line of the South 600 feet of said NW ¼ of SW ¼ a distance of 320.09 feet to the actual point of beginning of the tract to be described; thence North 0 degrees 46 minutes 10 seconds East a distance of 40 feet; thence South 89 degrees 57 minutes 48 seconds West a distance of 75 feet; thence South 0 degrees 46 minutes 10 seconds West a distance of 40 feet; thence North 89 degrees 57 minutes 48 seconds East (along the North line of the South 600 feet of said NW ¼ of SW ¼ a distance of 75 feet to the point of beginning of the tract to be described and there terminating; all in Section Five (5), Township Forty-nine (49), Range Twenty-four (24).

Southeast Quarter (SE ¼) of Section Six (6), Township Forty-nine (49), Range Twenty-four (24).

5(L) - 3

7)	Lake- Forest Enterprises option
An exclusive option to purchase the following described lands lying in Lake County Minnesota:

Section 8, Township 57, Range 11
NE 1/4 of NW ¼, SE ¼ of NW ¼, SW ¼ of NW ¼

Section 30, Township 59, Range 9,
SE ¼ of SW ¼, NE ¼ of SE ¼, SW ¼ of SE ¼, SE ¼ of SE ¼

Section 31, Township 59, Range 9,
NW ¼ of NE ¼, NE ¼ of NW ¼, NW ¼ of NW ¼ or Lot 1

Section 7, Township 59, Range 9,
SE ¼ of SE ¼, SW ¼ of SE ¼, SE ¼ of SW ¼

Section 8, Township 59, Range 9, SW ¼ of SW ¼

Section 17, Township 59, Range 9, NW ¼ of NW ¼

Section 18, Township 59, Range 9,
NE ¼ of NE ¼, NW ¼ of NE ¼, SE ¼ of NE ¼, SW ¼ of NE ¼, NE ¼ of NW ¼

Section 15, Township 58, Range 10,

NE ¼ of NE ¼, NW ¼ of NE ¼, SW ¼ of NE ¼, SE ¼ of NE ¼
NE ¼ of NW ¼, NW ¼ of NW ¼, SW ¼ of NW ¼, SE ¼ of NW ¼
NE ¼ of SW ¼, NW ¼ of SW ¼, SW ¼ of SW ¼, SE ¼ of SW ¼
NE ¼ of SE ¼, NW ¼ of SE ¼, SW ¼ of SE ¼, SE ¼ of SE ¼

Section 22, Township 58, Range 10 NE ¼ of NE ¼, NW ¼ of NE ¼ NE ¼ of NW ¼

8)	Harley Investment Company options
An exclusive option to purchase the following described lands lying in Pine County, Minnesota:

5(L) - 4

9)	Burns Enterprises – Aitkin County options
An exclusive option to purchase the following described lands lying in Aitkin County, Minnesota:

5(L) - 5

5(L) - 6

10)	Burns Enterprises – St. Louis County options
An exclusive option to purchase the following described lands lying in St. Louis County, Minnesota:

Parcel 1

West one-half of the Southwest Quarter of Southwest Quarter (W ½ of SW ¼ of SW ¼), SECTION 2, TOWNSHIP 55, NORTH OF RANGE 18 WEST OF THE FOURTH PRINCIPAL MERIDIAN, according to the United States Government survey thereof, situated in the County of St. Louis, State of Minnesota.
PID No. 435-0020-00300 and PID No. 435-0020-00310 (20 acres) ✓

20
40

Parcel 2

Southwest Quarter of Southwest Quarter (SW ¼ of SW ¼), SECTION 26.
PID No. 435-0020-04730 (40 acres) ✓
-AND-
All that part of the Southeast Quarter of Southeast Quarter (SE ¼ of SE ¼), SECTION 27, lying East of Duluth, Missabe and Iron Range Railway Company right of way.
PID No. 435-0020-04990 (28.47 acres)
-AND-
All that part of the Northeast Quarter of the Northeast Quarter (NE ¼ of NE ¼), SECTION 34, lying East of the railroad right of way of Duluty, Missabe and Iron Range Railway company as the same is now laid out, constructed and in use over and across the said premises.
PID No. 435-0020-06130 (25.6 acres)
-ALL IN-
TOWNSHIP 55 NORTH OF RANGE 18 WEST OF THE FOURTH PRINCIPAL MERIDIAN, according to the United States Government Survey thereof, situated in the County of St. Louis and State of Minnesota.

Parcel 3

All that part of the Southeast Quarter of Southeast Quarter (SE ¼ of SE ¼) lying East of St. Louis County Ditch No. 1, SECTION 3, TOWNSHIP 55 NORTH OF RANGE 18 WEST OF THE FOURTH PRINCIPAL MERIDIAN, EXCEPT the following described parcel:
Commencing at the Southeast corner of Section 3, Township 55, Range 18; thence running North 90 degrees 00 minutes 00 seconds West on and along the South line of said SE ¼ of SE ¼ of Section 3, 110.75 feet to the actual point of beginning; thence continuing North 90 degrees 00 minutes 00 seconds West, 60.00 feet; thence North 00 degrees 37 minutes 21 seconds East 1306.65 feet to the North line of said SE ¼ of SE ¼ of Section 3, thence South 88 degrees 23 minutes 13 seconds East on and along the North line of said SE ¼ of SE ¼, 60.02 feet; thence South 00 degrees 37 minutes 21 seconds West, 1304.97 feet to the point of beginning. According to the United States Government Survey thereof, situated in the County of St. Louis, State of Minnesota.
PID No. 435-0020-00690 (25.99 acres)

5(L) - 7

SCHEDULE 5(Q)

Refer to the disclosure set out at Schedule 5(K)(6) for a listing of any existing Encumbrances relating to the assets of the Company other than Permitted Encumbrances.

SCHEDULE 5(R)

All Benefit Plans to which the Company is a party are described below:

1)	Canadian Insurance – Great West Life – Policy No. 277003

Classification	All eligible employees 3-month waiting period Number of hours worked = 24/week
Life Insurance	100% of annual earnings to a maximum of $100,000 Benefits reduce 50% at age 65, and terminates at the age of 71 Non Evidence Limit: $100,000
AD&D	Same as life 24 hour coverage including loss of use
Long Term Disability	66.67% of monthly earnings Maximum Benefit: $5,000 Commences: 120th Day Benefit Period: to age 65 Primary CPP integration Taxable
Extended Health	Deductible – Nil
100% Co-Insurance – pay direct drug card
100% reimbursement on global medical assistance, out-of-country care, for in-
Canada ambulance and hospital
Overall Lifetime Maximum: unlimited
Semi-private hospital coverage
Out-of-country travel
Private duty nursing - $10,000/year
Hearing Aids - $300 per 5 years
Paramedical practitioners - $500 per practitioner per year including:
acupuncturist, chiropractor, physiotherapists, psychologist/social workers, dieticians, podiatrists, speech therapists, massage therapists,
Custom-made orthopedic shoes – one pair per calendar year up to $300
Custom-made orthotics - $300 per year
Eyeglasses or contact lenses - $250/2 years for adults. Every year for children under 18
Dental Coverage	Deductible – Nil – Recall examination every 6 months, fluoride included
Basic Services – 100%
Coverage includes diagnostic and preventative services, routine restorative, surgical, periodontal, endodontics and denture repairs
Amalgam and composite fillings.
Major services – 50%
Dentures and bridgework: $1,500 for 5 years
Combined maximum for basic and major: $2,500 per person per year

5(R) - 2

2)	U.S. Insurance

Group Medical Plan	Provider: Blue Cross Blue Shield of Minnesota
Group Policy Number: 4A933-A0
Plan Year: January 1 – December 31
Effective Date: January 1, 2013
Eligibility: Immediate for all employees + dependents
Participating employees contribute as follows:
Coverage Employee Employee + 1 Family	Monthly Pre- Tax Employee Contribution $ 60.00 $ 90.00 $120.00
Premiums paid for this coverage pays all claims.
Group Dental Plan	Provider: Delta Dental
Group Policy Number: 3626- 1642
Plan Year: January 1 – December 31
Effective Date: January 1, 2013
Eligibility: Immediate for all employees and dependents
Participating employees contribute as follows:
Coverage Employee: Employee + 1 Family	Monthly Pre- Tax Employee Contribution $25.00 $40.00 $70.00
Premiums paid for this coverage pays all claims.
Group Life & AD&D (Accidental Death & Dismemberment)	Provider: Reliance Standard Group Number: GL 143854 Effective Date: January 1, 2013 Eligibility: Immediate, automatic coverage for all employees
Coverage:	2x salary up to $250,000 per employee $10,000 spouse/$2,000 child (6 mo. – 19 yrs.) $500 infant (14 days but less than 6 mo.)
Participating employees contribute $0.
Group Short Term Disability	Provider: Reliance Standard
Group Number: STD 159501
Effective Date: January 1, 2013
Eligibility: Immediate, automatic coverage for all employees
Benefit Percentage: 60% with maximum of $1,000 per week
Benefit Duration: 25 weeks
Participating employees contribute $0.
Group Long Term Disability	Provider: Reliance Standard
Group Number: LTD 117699
Effective Date: January 1, 2013
Eligibility: Immediate, automatic coverage for all employees
Benefit Percentage: 60% with maximum of $5,000 per month
Elimination Period: 180 days
Benefit Duration: To Social Security Normal Retirement Age
Participating employees contribute $0.
Vacation	Varies by employee. A formal vacation policy is being developed.
Retirement Savings Plan (401k and Profit Sharing)	Funds Administrator: American Funds Plan ID Number: BRK81428 Plan Year: January 1 – December 31

5(R) - 3

Third Party Administrator for Retirement Plans: TSC (Tax Shelter Corp) Effective Date: January 1, 2013.

401k Contributions
Eligibility: 1st day of month OR 1st day of month following date of hire. Employees must be 21 years of age.
The Company will make a monthly contribution equal to 3% of employee’s monthly compensation to the Plan.
Employee may also elect to contribute to the 401K through a salary reduction program. Employees may contribute up to the maximum amount allowed by the IRS on a pre- tax basis. The Company will make a monthly matching contribution of $.50 on the dollar up to 6% of employee’s contribution (maximum matching contribution of 3%).

Profit Sharing
Eligibility: Employee must be 21 years of age, completed 1,000 hours of service, and be employed on the last day of the Plan year.
The annual contribution amount is discretionary and set by the Company each year.

SCHEDULE 5(S)

Project Labour Agreement among On Site Contractors and Iron Range Building and Construction Trades Counsel, Affiliated International Unions, The United Brotherhood of Carpenters and The International Brotherhood of Teamsters and Laborers' International Union of North America for The Refurbishment of the Existing Plant and Construction of the Metallurgical Plant dated August 17, 2007 and First Amendment dated September 2, 2008.

SCHEDULE 5(W)
ENVIRONMENTAL MATTERS

1.    Environmental Remediation and Reclamation

Under the Contract for Deed between Cliffs Erie LLC and PMI dated November 15, 2005, an easement over, under, and across the premises is specifically reserved for the benefit of Cliffs Erie LLC, and its successors and assigns for the purpose of performing all environmental remediation and reclamation activities on the premises that may be required pursuant to Cliffs Erie LLC’s Permit to Mine, Mine Closure Plan, environmental permits issued by the State of Minnesota, and the State Master Agreement among Cliffs Erie LLC, the State of Minnesota, the Minnesota Iron Range Resources and Rehabilitation, the Minnesota Department of Natural Resources, Minnesota Pollution Control Agency, the Minnesota Department of Revenue, Cleveland-Cliffs Inc, Minnesota Power, Rainy River Energy Corporation – Taconite Harbor, LTV Steel Mining Company, and LTV Steel Company, Inc. (i.e. the “CE Remediation Obligations”). The easement is for ingress and egress, excavation, contouring, earth moving, blasting, filling, demolition and removal of buildings and structures, soil or substance removal, soil, air and water testing and monitoring, and all other actions incidental to or required pursuant to the CE Remediation Obligations. The easement does not create any duty, obligation or liability whatsoever to perform the CE Remediation Obligations to Cliffs Erie LLC or any third party; it is strictly for the benefit of Cliffs Erie LLC and its successors and assigns.

By accepting the Contract for Deed, PMI, and its successors and assigns, consented to the performance of the CE Remediation Obligations by PMI, and its successors and assigns, if and to the extent required by the State of Minnesota or an agency thereof, as an improvement to the premises for the purposes of Chapter 514 of the Minnesota Statutes, and to any mechanics’ lien that may arise thereunder.

2.    Environmental Rehabilitation Provision

As part of the consideration for the Contract for Deed between Cliffs Erie LLC and PMI dated November 15, 2005 and the Asset Purchase Agreement between Cliffs Erie LLC and PolyMet dated December 20, 2006 (“Cliffs II”), PolyMet indemnified Cliffs Erie LLC for the liability for final reclamation and closure of the mine and acquired property.

PolyMet’s provisions for future site closure and reclamation costs are based on known requirements. It is not currently possible to estimate the impact on operating results, if any, of future legislative or regulatory developments.

In April 2010, Cliffs Erie LLC entered into a consent decree with the Minnesota Pollution Control Agency (“MPCA”) relating to alleged violations on the Cliffs Erie Property. This consent decree required submission of field study plan outlines and short term mitigation plans. In April 2012, long-term mitigation plans were submitted to the MPCA for its review and approval. In October 2012, a response was received from the MPCA approving plans for pilot tests of various treatment options to determine the best course of action. Although there is substantial uncertainty related to applicable water quality standards, engineering scope, and responsibility for the financial liability, the October response from the MPCA provides clarification to the potential liability for the long term mitigation plan. The Company has included its best estimate of the liabilities related to this consent decree in its environmental rehabilitation provision.

PolyMet’s estimate of the present value of the obligation to reclaim the NorthMet Project is based upon existing reclamation standards at October 31, 2012 and IFRS. PolyMet’s estimate of the fair value of the asset retirement obligation was $56.8 million. The estimate was based upon an October 31, 2012 undiscounted future cost of $28.2 million for the first Cliffs transaction and $32.9 million for Cliffs II.

SCHEDULE 5(X)
PROPERTY AND MINERAL RIGHTS

1.     Resource Property Agreements

By an agreement dated January 4, 1989, and subsequently amended and assigned December 19, 1994, and amended on July 20, 2001 and on February 13, 2007, PolyMet leases certain lands in St. Louis County, Minnesota from USX Corporation. During the year ended January 31, 2005, United States Steel Corporation assigned the lease to RGGS Land & Minerals Ltd., L.P. The current term of the renewable lease is 20 years and calls for total lease payments of $1,475,000. All lease payments have been paid or accrued to January 31, 2013. The agreement requires future annual lease payments of $150,000.

PolyMet can, at its option, terminate the lease at any time by giving written notice to the lessor not less than 90 days prior to the effective termination date or can indefinitely extend the 20-year term by continuing to make $150,000 annual lease payments on each successive anniversary date.

The lease payments are considered advance royalty payments and shall be deducted from future production royalties payable to the lessor, which range from 3% to 5% based on the net smelter return received by PolyMet. PolyMet’s recovery of the advance royalty payments is subject to the lessor receiving an amount not less than the amount of the annual lease payment due for that year.

The mineral rights include:

		DESCRIPTION		ACREAGE	OWNERSHIP

T59N, R13W

Sec. 1 -	Lot 1	(NE1/4	NE1/4)	34.63	100% Minerals (RR)
	Lot 2	(NW1/4	NE1/4)	34.86	100% Minerals (RR)
	SW1/4	NE1/4		40.00	100% Minerals (RR)
	SE1/4	NE1/4		40.00	100% Minerals (RR)
	Lot 3	(NE1/4	NW1/4)	35.09	100% Minerals (RR)
	Lot 4	(NW1/4	NW1/4)	35.32	100% Minerals (RR)
	SW1/4	NW1/4		40.00	100% Minerals (RR)
	SE1/4	NW1/4		40.00	100% Minerals (RR)
	NE1/4	SW1/4		40.00	100% Minerals (RR)
	NW1/4	SW1/4		40.00	100% Minerals (RR)
	SW1/4	SW1/4		40.00	100% Minerals (RR)
	SE1/4	SW1/4		40.00	100% Minerals (RR)
	NE1/4	SE1/4		40.00	100% Minerals (RR)
	NW1/4	SE1/4		40.00	100% Minerals (RR)
	SW1/4	SE1/4		40.00	100% Minerals (RR)

Sec. 2 -	Lot 1	(NE1/4	NE1/4)	37.48	100% Minerals (RR)
	Lot 2	(NW1/4	NE1/4)	37.57	100% Minerals (RR)
	SW1/4	NE1/4		40.00	100% Minerals (RR)
	SE1/4	NE1/4		40.00	100% Minerals (RR)
	Lot 3	(NE1/4	NW1/4)	37.66	100% Minerals (RR)
	Lot 4	(NW1/4	NW1/4)	37.75	100% Minerals (RR)
	SW1/4	NW1/4		40.00	100% Minerals (RR)
	SE1/4	NW1/4		40.00	100% Minerals (RR)
	NE1/4	SW1/4		40.00	100% Minerals (RR)

5(X) - 2

	NW1/4	SW1/4		40.00	100% Minerals (RR)
	SW1/4	SW1/4		40.00	100% Minerals (RR)
	SE1/4	SW1/4		40.00	100% Minerals (RR)
	NE1/4	SE1/4		40.00	100% Minerals (RR)
	NW1/4	SE1/4		40.00	100% Minerals (RR)
	SW1/4	SE1/4		40.00	100% Minerals (RR)
	SE1/4	SE1/4		40.00	100% Minerals (RR)

Sec. 3 -	Lot 1	(NE1/4	NE1/4)	37.85	100% Minerals (RR)
	Lot 2	(NW1/4	NE1/4)	37.96	100% Minerals (RR)
	SW1/4	NE1/4		40.00	100% Minerals (RR)
	SE1/4	NE1/4		40.00	100% Minerals (RR)
(Sec 3)	Lot 3	(NE1/4	NW1/4)	38.07	100% Minerals (RR)
	Lot 4	(NW1/4	NW1/4)	38.18	100% Minerals (RR)
	SW1/4	NW1/4		40.00	100% Minerals (RR)
	SE1/4	NW1/4		40.00	100% Minerals (RR)
	NE1/4	SW1/4		40.00	100% Minerals (RR)
	NW1/4	SW1/4		40.00	100% Minerals (RR)
	SW1/4	SW1/4		40.00	100% Minerals (RR)
	SE1/4	SW1/4		40.00	100% Minerals (RR)
	NE1/4	SE1/4		40.00	100% Minerals (RR)
	NW1/4	SE1/4		40.00	100% Minerals (RR)
	SW1/4	SE1/4		40.00	100% Minerals (RR)
	SE1/4	SE1/4		40.00	100% Minerals (RR)

Sec. 4 -	SE1/4	SW1/4		40.00	100% Minerals (RR)
	NE1/4	SE1/4		40.00	100% Minerals (RR)
	NW1/4	SE1/4		40.00	100% Minerals (RR)
	SW1/4	SE1/4		40.00	100% Minerals (RR)
	SE1/4	SE1/4		40.00	100% Minerals (RR)

Sec. 9 -	NE1/4	NE1/4		40.00	100% Minerals (RR)
	NW1/4	NE1/4		40.00	100% Minerals (RR)
	SW1/4	NE1/4		40.00	100% Minerals (RR)
	SE1/4	NE1/4		40.00	100% Minerals (RR)
	NE1/4	NW1/4		40.00	100% Minerals (RR)
	NW1/4	NW1/4		40.00	100% Minerals (RR)
	SW1/4	NW1/4		40.00	100% Minerals (RR)
	SE1/4	NW1/4		40.00	100% Minerals (RR)
	NE1/4	SW1/4		40.00	100% Minerals (RR)
	NW1/4	SW1/4		40.00	100% Minerals (RR)
	SW1/4	SW1/4		40.00	100% Minerals (RR)
	SE1/4	SW1/4		40.00	100% Minerals (RR)
	NE1/4	SE1/4		40.00	100% Minerals (RR)
	NW1/4	SE1/4		40.00	100% Minerals (RR)
	SE1/4	SE1/4		40.00	100% Minerals (RR)

Sec. 10 -	NE1/4	NE1/4		40.00	100% Minerals (RR)
	NW1/4	NE1/4		40.00	100% Minerals (RR)
	SW1/4	NE1/4		40.00	100% Minerals (RR)
	SE1/4	NE1/4		40.00	100% Minerals (RR)
	NE1/4	NW1/4		40.00	100% Minerals (RR)
	NW1/4	NW1/4		40.00	100% Minerals (RR)
	SW1/4	NW1/4		40.00	100% Minerals (RR)
	SE1/4	NW1/4		40.00	100% Minerals (RR)
	NE1/4	SW1/4		40.00	100% Minerals (RR)

5(X) - 3

	SE1/4	SW1/4	40.00	100% Minerals (RR)
	NE1/4	SE1/4	40.00	100% Minerals (RR)
	NW1/4	SE1/4	40.00	100% Minerals (RR)

Sec. 11 -	NE1/4	NE1/4	40.00	100% Minerals (RR)
	NW1/4	NE-1/4	40.00	100% Minerals (RR)
	SW1/4	NE1/4	40.00	100% Minerals (RR)
	SE1/4	NE1/4	40.00	100% Minerals (RR)
	NE1/4	NW1/4	40.00	100% Minerals (RR)
(Sec 11)	NW1/4	NW1/4	40.00	100% Minerals (RR)
	SW1/4	NW1/4	40.00	100% Minerals (RR)
	SE1/4	NW1/4	40.00	100% Minerals (RR)
	NE1/4	SW1/4	40.00	100% Minerals (RR)
	NW1/4	SW1/4	40.00	100% Minerals (RR)
	SW1/4	SW1/4	40.00	100% Minerals (RR)
	SE1/4	SW1/4	40.00	100% Minerals (RR)
	NE1/4	SE1/4	40.00	100% Minerals (RR)
	NW1/4	SE1/4	40.00	100% Minerals (RR)
	SW1/4	SE1/4	40.00	100% Minerals (RR)
	SE1/4	SE1/4	40.00	100% Minerals (RR)

Sec. 12 -	NE1/4	NE1/4	40.00	100% Minerals (RR)
	SW1/4	NE1/4	40.00	100% Minerals (RR)
	SE1/4	NE1/4	40.00	100% Minerals (RR)
	NE1/4	NW1/4	40.00	100% Minerals (RR)
	NW1/4	NW1/4	40.00	100% Minerals (RR)
	SW1/4	NW1/4	40.00	100% Minerals (RR)
	SE1/4	NW1/4	40.00	100% Minerals (RR)
	NE1/4	SW1/4	40.00	100% Minerals (RR)
	NW1/4	SW1/4	40.00	100% Minerals (RR)
	SW1/4	SW1/4	40.00	100% Minerals (RR)
	SE1/4	SW1/4	40.00	100% Minerals (RR)
	NE1/4	SE1/4	40.00	100% Minerals (RR)
	NW1/4	SE1/4	40.00	100% Minerals (RR)
	SW1/4	SE1/4	40.00	100% Minerals (RR)
	SE1/4	SE1/4	40.00	100% Minerals (RR)

Pursuant to an agreement effective December 1, 2008, the Company leases 120 acres from LMC Minerals. The initial term of the renewable lease is 20 years and calls for minimum annual lease payments of $3,000 on each successive anniversary date for the first four years after which the minimum annual lease payment increases to $30,000. The initial term may be extended for up to four additional five-year periods on the same terms. All lease payments have been paid or accrued to January 31, 2013. The next payment is due in November 2013.

The lease payments are considered advance royalty payments and will be deducted from future production royalties payable to the lessor, which range from 3% to 5% based on the net smelter return that we receive. The Company’s recovery of the advance royalty payments is subject to the lessor receiving an amount not less than the amount of the annual lease payment due for that year.

The mineral rights include:

SW ¼ of SE ¼, Section 9; NW ¼ of SW ¼, Section 10; SW ¼ of SW ¼, Section 10; all located in Township 59 North, Range 13 West

SCHEDULE 6
REPRESENTATIONS AND WARRANTIES OF GLENCORE

Glencore represents and warrants to the Company as at the date of this Agreement that:

(a)

Glencore is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the corporate power and authority to own its properties and to carry on its business as now being conducted.

(b)

Glencore has full corporate power and authority and has taken all requisite action on its part necessary for (i) the authorization, execution and delivery of the Agreement, (ii) authorization of the performance of all of its obligations hereunder and thereunder.

(c)

The Agreement has been duly executed and delivered by Glencore and the Agreement constitutes a legal, valid and binding obligation of Glencore, enforceable against Glencore in accordance with its terms, except as such enforceability may be limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium, liquidation or similar laws relating to, or affecting generally the enforcement of, creditors’ rights and remedies or (ii) equitable principles relating to the availability of specific performance, injunctive relief and other equitable remedies.

(d)

There has been no voluntary or involuntary action taken either by or against Glencore for any winding-up, dissolution, liquidation, bankruptcy, receivership, administration or similar or analogous events in respect of Glencore or all or any part of its assets or revenues.

(e)

The execution and delivery of this Agreement by Glencore will not result in any material breach of any agreement to which it is a party which would have a material adverse effect on its ability to perform its obligations under this Agreement.

SCHEDULE S1
MATERIAL AGREEMENTS

1.	Contract for Deed between Cliffs Erie LLC and PMI dated November 15, 2005.

2.	Sale Agreement II between Cliffs Erie LLC and PMI dated December 20, 2006.

3.	Contract for Deed between Cliffs Erie LLC and PMI dated December 20, 2006 recorded as document no. 1070975.

4.	Contract for Deed between Cliffs Erie LLC and PMI dated December 20, 2006 recorded as document no. 1070974.

5.

Mineral Lease between USX Corporation and PolyMet, dated January 4, 1989, and subsequently amended and assigned December 19, 1994, as further amended on July 20, 2001 and February 13, 2007. During the year ended January 31, 2005, United States Steel Corporation assigned the lease to RGGS Land & Minerals Ltd., L.P.

6.	Electric Services Agreement between Minnesota Power and PolyMet, dated December 11, 2006.

7.	Amendment to Electric Services Agreement between Minnesota Power and PolyMet, dated September 24, 2008, extending the project milestone dates of the December 11, 2006 agreement.

8.	Electric Services Agreement Negotiation Letter (with attached term sheet) between Minnesota Power and PolyMet, dated October 30, 2006.

9.

Project Labour Agreement between On Site Contractors and Iron Range Building and Construction Trades Counsel, Affiliated International Unions, The United Brotherhood of Carpenters and The International Brotherhood of Teamsters and Laborers' International Union of North America for The Refurbishment of the Existing Plant and Construction of the Metallurgical Plant dated August 17, 2007 and First Amendment dated September 2, 2008.

10.	Bateman Engineering Professional and Technical Services Agreement dated April 1, 2007.

11.	Contract#A87462 between the State of Minnesota, through its Department of Natural Resources Commissioners Office and PolyMet Mining Inc. dated April 3, 2006 and most recently amended March 23, 2013.

12.	Purchase Agreement between PMI and Glencore, dated October 31, 2008.

13.	Floating Rate Secured Debenture between PMI and Glencore, dated October 31, 2008.

14.	Guarantee between PolyMet and Glencore, dated October 31, 2008.

15.	Security Agreement between PolyMet and Glencore, dated October 31, 2008.

16.	Security Agreement between PMI and Glencore, dated October 31, 2008.

17.	Pledge Agreement between PolyMet and Glencore, dated October 31, 2008.

18.	Exchange Warrant of PolyMet, dated October 31, 2008.

19.	Purchase Warrant of PolyMet, dated October 31, 2008.

20.	Amendment Letter number 11 to Purchase Agreement between PolyMet and Glencore.

S1 - 2

21.	Mineral Lease between PMI and Longyear Mesaba Company, dated December 1, 2008.

22.	Amendment and Waiver between PMI, PolyMet and Glencore dated November 12, 2010.

23.	Purchase Warrant between PolyMet and Glencore, dated November 12, 2010.

24.	Land Acquisition Agreement between PolyMet, Andresen Butterworth, P.A., and Lake- Forest Enterprise, Inc, dated May 21, 2010.

25.	Land Acquisition Agreement between PolyMet, Andresen Butterworth, P.A., and Lake- Forest Enterprise, Inc, dated June 17, 2010.

26.	Land Acquisition Agreement between PolyMet, Andresen Butterworth, P.A., and Mick O’Reilly Hunting Club, LLC, dated March 28, 2011.

27.	Loan Agreement between PolyMet and the State of Minnesota’s Office of the Commissioner of Iron Range Resources and Rehabilitation dated June 29, 2011 and related schedules.

28.	Warranty Deed from Leonard Land Company for real property in St. Louis County, Minnesota, dated June 29, 2011 (recorded as document no. 901695).

29.	Warranty Deed from Wheaton College for real property in Cook County, Minnesota, dated June 30, 2011 (recorded as document no. 115045).

30.	Purchase Warrant between PolyMet and Glencore, dated November 30, 2011.

31.	Amendment and Waiver between PolyMet and Glencore dated November 30, 2011.

32.	Amended and Restated Exchange Warrant between PolyMet and Glencore, dated November 30, 2011.

33.	Registration Rights Agreement and Amendment to Existing Registration Rights Agreement between PolyMet and Glencore dated November 30, 2011.

34.

Agreement for the Purchase and Development of Wetland Credits between PolyMet and AG for Waterfowl, LLP, dated February 28, 2012 and related schedules. During the year ended January 31, 2013, AG for Waterfowl assigned the agreement to EIP Minnesota, LLC.

35.	Option to Purchase Agreement between PMI and Harley Investment Company, dated February 9, 2007, most recently renewed on October 29, 2012.

36.	Option to Purchase Agreement between PMI and Burns Enterprises, LLC, dated May 23, 2007, most recently renewed on January 21, 2013.

37.	Option to Purchase Agreement between PMI and Burns Enterprises, LLC, dated July 2, 2010, most recently renewed on April 2, 2012.

38.	Omnibus Share Compensation Plan, most recently ratified and reconfirmed on July 10, 2012.

39.	Shareholder Rights Plan, most recently approved on July 10, 2012 between PolyMet and Computershare (formerly known as Pacific Corporate Trust Company).

EXHIBIT 5.4(e)
FORM OF FARRIS, VAUGHAN, WILLS & MURPHY LLP OPINION

[•]

Glencore AG
Baarermattstrasse 3
PO Box 777, 6341 Baar
Switzerland

Dear Sirs:

RE:	PolyMet Mining Corp.

1.                       SCOPE OF REVIEW

1.1                     We have acted as counsel to PolyMet Mining Corp. (the “Company”) in connection with the negotiation, execution and delivery of a Standby Purchase Agreement (the “Agreement”) dated April 10, 2013 between the Company and Glencore AG (“Glencore”).

1.2                     This opinion is being provided pursuant to section 5.4(e) of the Agreement. Capitalized terms used but otherwise not defined in this opinion have the same meaning herein as are ascribed thereto in the Agreement.

1.3                     For the purposes of giving this opinion, we have examined and reviewed execution copies of the following documents:

(a)	the Agreement;

(b)	the Registration Rights Agreement;

(c)	the Rights Certificate (and together with the Agreement and the Registration Rights Agreement, the “Transaction Documents”);

(d)	the Preliminary Prospectus dated April 10, 2013; and

(e)	the Final Prospectus dated [•], 2013.

2.                       LEGAL SYSTEM

2.1                     The scope of our review is restricted to and this opinion is rendered solely with respect to the laws of the Province of British Columbia, and the federal laws of Canada having application therein as of the date hereof.

3.                       RELIANCE AND ASSUMPTIONS

3.1                     In the examination and consideration of the documents (including the Transaction Documents) required to deliver this opinion, we have assumed the genuineness of all signatures thereto, the legal capacity of all individuals, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as photostatted, telecopied or certified copies and the accuracy and completeness of any information provided to us by any office of public record. We have assumed the Transaction Documents are the legal, valid and binding obligations of the Parties thereto, other than the Company, enforceable against such Parties in accordance with their respective terms.

5.4(e) - 2

3.2                     For the purposes of this opinion, we have also examined such other records, certificates and documents and have considered such questions of law and made such investigations and inquiries as we have considered necessary or advisable for the purposes of this opinion, including the following:

(a)	Certificates of Good Standing for the Company dated [•], 2013 and issued by the Registrar under the Business Corporations Act (British Columbia)

(b)	An officer's certificate of the Company dated [•], 2013 (the “Officer’s Certificate”) attaching thereto a copy of each of the following:

	(i)	the Company’s constating documents; and

	(ii)	resolutions of the Board (“Corporate Resolutions”).

3.3                     In expressing the opinion in paragraph 4.1 we have relied exclusively upon the certificate referred to in paragraph 3.2(a).

3.4                     In expressing the opinion in paragraph 4.3, with respect to the number of common shares of the Company (the “Shares”) that are issued and outstanding, we have relied exclusively upon a letter dated April [•], 2013 and provided to us by Computershare Investor Services Inc., acting in its capacity as registrar and transfer agent to the Company, a copy of which has been delivered to you.

3.5                     In expressing the opinion in paragraph 4.4, we have relied exclusively upon our review of the reporting issuers list prepared by the British Columbia Securities Commission (“BCSC”) and published on the BCSC's website on April [•], 2013 which list we assume continues to be accurate as of the date hereof.

3.6                     In expressing the opinion in paragraphs 4.5 to 4.9 inclusive we have relied upon our review of the Officer’s Certificate referred to in paragraph 3.2(b).

3.7                     In expressing the opinion in paragraphs 4.14, we have relied exclusively upon the letter from the Toronto Stock Exchange (“TSX”) dated April [•], 2013, a copy of which has been provided to you.

3.8                     Whenever our opinion herein with respect to the existence or absence of any agreement or other instrument or any agreement or other instrument or any judgment, writ, injunction, decree, order, award or ruling is qualified by the expression “to our knowledge” or “of which we are aware” or words to like effect, it is based solely on the actual knowledge of our current partners and associate lawyers directly involved in, and obtained during the course of, representing the Company in connection with the matters contemplated by the Transaction Documents.

3.9                     We understand that the assumptions, qualifications and reliances expressed in the preceding paragraphs are satisfactory to you.

4.                       OPINION

                          Based upon and subject to the foregoing and subject to the qualifications hereinafter set forth, we are of the opinion that:

4.1                     The Company exists as a company under the Business Corporations Act (British Columbia) and is, with respect to the filing of annual reports, in good standing with the Office of the Registrar of Companies for the Province of British Columbia.

5.4(e) - 3

4.2                     The Company has the necessary corporate power and capacity to enter into and carry out its obligations under each Transaction Document and to issue the Rights Offering Securities as contemplated by the Agreement.

4.3                     The authorized capital of the Company consists of an unlimited number of Shares of which • Share are issued and outstanding.

4.4                     The Company is a “reporting issuer” under the Securities Act (British Columbia) and is not included in the list of issuers in default prepared by the BCSC.

4.5                     Each Transaction Document and the performance by the Company of its obligations thereunder have been duly authorized by all necessary corporate action by the Company.

4.6                     Each Transaction Document has been duly executed and delivered by the Company and constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

4.7                     All necessary corporate action has been taken by the Company to authorize the creation, issuance and distribution of the Rights Offering Securities.

4.8                     The execution and delivery of the Prospectus and the filing of the Prospectus pursuant to Securities Laws of the Province of British Columbia has been duly authorized by all necessary corporate action by the Company.

4.9                     The Rights have been duly authorized and validly issued by the Company and upon the valid exercise of the Rights and payment of the exercise price for the Rights Offering Shares as provided for in the Rights Certificate, the Rights Offering Shares issued upon the exercise of the Rights will be duly authorized and validly issued as fully paid and non-assessable common shares in the capital of the Company.

4.10                   Upon the payment of the exercise price for the Standby Shares as provided for in the Agreement, the Standby Shares will be duly authorized and validly issued as fully paid and non-assessable common shares in the capital of the Company.

4.11                   Neither the execution and delivery by the Company of a Transaction Document nor the consummation of the transactions contemplated thereby results in a breach (whether after notice or lapse of time or both) of any of the terms, conditions or provisions of or constitute a default under: (i) the notice of articles or articles of the Company; (ii) any applicable law of the of the Province of British Columbia, and the federal laws of Canada having application therein; (iii) any agreement of which we are aware to which the Company is a party or by which the Company is bound; or (iv) any judgment, writ, injunction, decree, order award or ruling of a Governmental Entity of the Province of British Columbia or of Canada and of which we are aware and to which the Company is subject.

4.12                   All documents required to have been filed or delivered by the Company and all proceedings, approvals, consents, authorizations and permits required to have been taken or obtained by the Company under Securities Laws have been filed, delivered, taken or obtained to qualify the distribution of the Rights in the Qualifying Jurisdictions.

4.13                   No prospectus or other documents are required to be filed or delivered, proceedings taken or approvals, permits, consents or authorizations required to be obtained under the Securities Laws of the Qualifying Jurisdictions (other than such as have been filed or obtained) to permit the issue and delivery of the Rights Offering Shares and the Standby Shares.

5.4(e) - 4

4.14                   The Rights have been approved for listing on the TSX and the Rights Offering Shares and Standby Shares have been conditionally approved for listing on the TSX subject only to the listing conditions set out in the letter from the TSX referred to in paragraph 3.5.

4.15                   No notice, registration and filing or report with, an no consent, approval, order or other authorization of, any Governmental Entity having jurisdiction in British Columbia is require in connection with the execution, delivery and performance of the Transaction Documents by the Company, other than those that have been obtained.

4.16                   Based on the provisions of the Tax Act the Regulations thereunder, and the proposals to amend the Tax Act and the Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof, the Rights Offering Securities, when issued, will be qualified investments under the Tax Act and the regulations thereunder for trusts governed by registered retirement savings plans, registered retirement income funds, deferred profit sharing plans and registered education savings plans, provided that the Rights and common shares of the Company are listed at that time on a “designated” stock exchange in Canada (which currently includes the TSX).

4.17                   The statements set forth under the heading “Canadian Federal Income Tax Considerations” and “Eligibility for Investment” in the Final Prospectus are accurate subject to the assumptions and other qualifications referred to therein.

5.                       QUALIFICATIONS

5.1                     The opinions expressed herein are subject to the following qualifications:

(a)

the effects of any applicable bankruptcy, winding up, liquidation, insolvency, fraudulent preference, reorganization, moratorium or any other laws or judicial decisions of whatsoever nature or kind affecting the enforcement of creditors' rights and remedies generally, including, without limitation, the applicable provisions of the Bankruptcy and Insolvency Act (Canada),

Winding- Up and Restructuring Act (Canada), Companies' Creditors Arrangement Act (Canada) and British Columbia Business Corporations Act;

(b)	general principles of equity which may apply to any proceeding, whether in equity or at law, including, without limitation:

	(i)	the powers of the court to stay proceedings before it and to stay the execution of judgments and to relieve from the consequences of default;

	(ii)	the concepts of materiality, good faith and fair dealing;

(iii)

equitable remedies, such as specific performance and injunctive relief, may only be available in the discretion of the court and accordingly may not be available as a remedy in any particular circumstance;

	(iv)	principles limiting the availability of a remedy under a circumstance where Glencore has elected another remedy;

	(v)	limitations which may be imposed by law on the effectiveness of terms exculpating or exempting a party from a liability; and

	(vi)	the requirement that determinations, requests or demands which may be made pursuant to the exercise of discretion must be made reasonably;

5.4(e) - 5

(c)

the ability to recover certain costs, fees and expenses in connection with litigation brought before the British Columbia Courts to enforce provisions of the Transaction Documents is in the discretion of the British Columbia Courts and counsel fees are subject to taxation;

(d)	claims becoming barred under laws regarding limitation of actions;

(e)	the Judgment Interest Act (British Columbia) limits interest on a judgment debt;

(f)

determinations, calculations, demands, requests, instructions and acts made by Glencore in the exercise of a discretion given to it under any Transaction Document, may not be enforceable if made or performed unreasonably or arbitrarily, and may not be treated as conclusive notwithstanding contrary provisions in any Transaction Document;

(g)	the Currency Act (Canada) precludes a court in Canada from giving a judgment in any currency other than Canadian currency;

(h)	limitations upon the right of Glencore to receive immediate payment of amounts stated to be payable on demand;

(i)	limitations upon the right of Glencore to enforce any Transaction Document on the basis of a default of a minor or non- substantive nature or having insubstantial consequences to Glencore;

(j)	we express no opinion on provisions of the Transaction Documents:

	(i)	directly or indirectly purporting to exclude unwritten variations, amendments, waivers or consents or to establish evidentiary standards;

	(ii)	purporting to bind or confer a benefit upon, persons who are not parties to that document;

	(iii)	purporting to allow severance of invalid, illegal or unenforceable provisions;

	(iv)	dealing with the waiving by a party of certain legal, statutory or equitable rights or doctrines;

	(v)	purporting to relieve Glencore from the consequence of its own negligence;

(vi)

which deem the Company to be holding certain assets in trust for Glencore on behalf of Glencore, since third parties dealing with the Company might otherwise have a preferential interest in the assets which are the subject of the deemed trust; or

(vii)

which provide or have the effect of providing for a higher rate of interest after than before default or for the payment of rates and/or fees which may exceed the “criminal interest rate” provisions of the Criminal Code (Canada); and

	(viii)	which constitute an agreement to agree;

(k)

provisions providing indemnification for a party's own acts or omissions when such act or omission involves negligence, a wilful or unlawful conduct or is found to constitute a penalty or be against public policy may not be enforceable and the enforceability of rights of indemnity may be limited to the extent that any such indemnity is found by a court to indemnify a party against the consequences of an unlawful act or is found to constitute a penalty or be against public policy; and

5.4(e) - 6

(l)

to the extent that a particular contractual provision (including the obligation to pay default interest) is characterized by the British Columbia Courts as a penalty, and not as a genuine pre-estimate of damages, it will not be enforceable notwithstanding its characterization by the parties.

6.                      RELIANCE LIMITATION

                         This opinion is intended for the sole benefit of the addressees and may not be made available to or relied upon by any other person, firm or entity without our prior written consent. This opinion is limited to the matters expressly set forth in this letter, and no opinion has been implied, or may be inferred, beyond the matters expressly stated. This opinion speaks only as to law and facts in effect or existing as of the date hereof and we undertake no obligation or responsibility to update or supplement this opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in any law that may hereafter occur.

Yours truly,

EXHIBIT 5.4(f)
FORM OF TROUTMAN SANDERS OPINION

          1.      The Registration Statement became effective upon filing with the Securities and Exchange Commission. To the best of our knowledge, no stop order suspending the effectiveness of the Registration Statement has been issued under the Securities Act of 1933, as amended no proceedings for such purpose have been instituted or are pending, contemplated or threatened by the Securities and Exchange Commission.

          2.      The execution and delivery each of the Agreement, the Registration Rights Agreement and the Rights Certificate, by the Company and the performance by the Company of obligations thereunder (i) will not result in any violation of the United States federal securities law or the laws of the State of New York and (iii) will not require any consent, approval, authorization or other order of, or registration with, any New York or United States court or other governmental or regulatory authority or agency, except for such consents, approvals, authorizations, orders, or registrations which have been obtained or made by the Company or its subsidiaries and are in full force and effect under the Securities Act of 1933 or applicable state securities or blue sky laws.

          3.      Based solely on the review of a letter, dated ____________, 2013, from the NYSE Regulation delivered to you on the date hereof, the Rights Offering Shares and the Standby Shares have been conditionally approved for listing on the NYSE MKT.

          4.      Based solely on the review of a letter, dated ____________, 2013, from the NYSE Regulation delivered to you on the date hereof, the Rights have been approved for listing on the NYSE MKT.

          5.      The statements under the heading “Certain United States Federal Income Tax Consideration” in the Final Prospectus, to the extent that such statements purport to constitute summaries of matters of law or regulation or legal conclusions, fairly and accurately summarize the matters described therein in all material respects, except that we render no opinion as to the Company’s status as a “passive foreign investment company” within the meaning of such term in the U.S. Internal Revenue Code of 1986, as amended.